Exhibit 4.14

JBS USA LUX S.A.
JBS USA FOOD COMPANY

and

JBS USA FINANCE, INC.
as Issuers,

the GUARANTORS named herein,
as Guarantors,

and

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

INDENTURE

Dated as of August 6, 2019

5.500% Senior Notes due 2030

CROSS-REFERENCE TABLE

Trust Indenture Act Section		Indenture Section
310	(a)(1)	8.10
	(a)(2)	8.10
	(a)(3)	N.A.
	(a)(4)	N.A.
	(a)(5)	8.08; 8.10
	(b)	8.08; 8.10; 12.02
	(c)	N.A.
311	(a)	8.11
	(b)	8.11
	(c)	N.A.
312	(a)	2.05
	(b)	12.03
	(c)	12.03
313	(a)	8.06
	(b)(1)	8.06
	(b)(2)	8.06
	(c)	8.06; 12.02
	(d)	8.06
314	(a)	4.05(a); 4.19; 12.02
	(b)	N.A.
	(c)(1)	8.02; 12.04; 12.05
	(c)(2)	8.02; 12.04; 12.05
	(c)(3)	N.A.
	(d)	N.A.
	(e)	12.05
	(f)	N.A.
315	(a)	8.01(b); 8.02(a)
	(b)	8.05; 12.02
	(c)	8.01
	(d)	7.05; 8.01(c)
	(e)	7.11
316	(a)(last sentence)	2.09
	(a)(1)(A)	7.05
	(a)(1)(B)	7.04
	(a)(2)	10.02
	(b)	7.07
	(c)	10.04
317	(a)(1)	7.08
	(a)(2)	7.09
	(b)	2.04
318	(a)	12.01
	(c)	12.01

N.A. means Not Applicable

Note: This Cross-Reference Table shall not, for any purpose, be deemed to be a part of this Indenture.

i

SIGNATURES			S-1

Exhibit A	–	Form of Note

Exhibit B	–	Form of Legends

Exhibit C	–	Form of Certificate To Be Delivered in Connection with Transfers to Non-QIB Accredited Investors

Exhibit D	–	Form of Certificate To Be Delivered in Connection with Transfers Pursuant to Regulation S

Exhibit E	–	Form of Certificate To Be Delivered in Connection with Transfers of Temporary Regulation S Global Note

Note: This Table of Contents shall not, for any purpose, be deemed to be part of this Indenture.

v

INDENTURE dated as of August 6, 2019 among JBS USA LUX S.A., a public limited liability company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg, with registered address at 8-10, avenue de la Gare, 1610 Luxembourg, and registered with the Luxembourg Registre de Commerce et des Sociétés under number B 203.443 (the “Company”), JBS USA FOOD COMPANY, a Delaware corporation (“JBS USA Food Company”), JBS USA FINANCE, INC., a Delaware corporation (“JBS USA Finance” and, together with the Company and JBS USA Food Company, the “Issuers”), each of the Guarantors party hereto, as Guarantors, and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as Trustee (the “Trustee”).

The Issuers have duly authorized the creation of an issue of 5.500% Senior Notes due 2030 and, to provide therefor, the Issuers and the Guarantors have duly authorized the execution and delivery of this Indenture. All things necessary to make the Notes (as defined below), when duly issued and executed by the Issuers and authenticated and delivered hereunder, the legal, valid and binding obligations of the Issuers and to make this Indenture a legal, valid and binding agreement of the Issuers and the Guarantors have been done.

THIS INDENTURE WITNESSETH

For and in consideration of the premises and the purchase of the Notes by the Holders (as defined below) thereof, the parties hereto covenant and agree, for the equal and proportionate benefit of all Holders, as follows:

Article 1
Definitions and Incorporation by Reference

Section 1.01. Definitions. Set forth below are certain defined terms used in this Indenture.

“ABL Revolving Credit Agreement” means the Revolving Syndicated Facility Agreement, dated October 12, 2018, among the Company, JBS USA Food Company, JBS Australia PTY Limited and JBS Food Canada ULC, the other credit parties signatory thereto, the lenders party thereto, Royal Bank of Canada, as administrative agent, Australian administrative agent, and Canadian Administrative Agent, and the documentation agents party thereto, as the same may be amended, restated, renewed, refunded, replaced, refinanced, supplemented or otherwise modified from time to time, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Acquired Debt” of any Person, means Debt of such Person or any of its Restricted Subsidiaries existing at the time that Person becomes a Restricted Subsidiary of the Company or Parent, as applicable, or at the time it merges or consolidates with the Company or Parent, as applicable, or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from that Person.

“Additional Assets” means:

(1) any inventory, property, plant or equipment or other long-term tangible assets or intellectual property used or useful in a Related Business;

(2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

(3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clause (2) or (3) above is primarily engaged in a Related Business.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent” means any Registrar or Paying Agent.

“amend” means to amend, supplement, restate, amend and restate or otherwise modify, including successively; and “amendment” shall have a correlative meaning.

“Asset Sale” means any sale, lease (other than operating leases entered into in the ordinary course of business), transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions that are part of a common plan) of shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Company or any of its Restricted Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction) other than:

(1) a disposition by a Restricted Subsidiary to the Company or a Restricted Subsidiary, or by the Company to a Restricted Subsidiary;

(2) a disposition of inventory in the ordinary course of business;

(3) a disposition of obsolete or worn out equipment or equipment that is no longer useful in the conduct of the business of the Company and its Restricted Subsidiaries and that is disposed of in each case in the ordinary course of business;

(4) a disposition or a series of related dispositions of property with a Fair Market Value of less than US$30.0 million;

(5) for purposes of Section 4.11 only, (x) the making of any Restricted Payment or Permitted Investment that is permitted to be made and is made under Section 4.09 and (y) a disposition of all or substantially all the assets of the Company in accordance with Sections 4.07 and 6.01;

(6) licenses or similar agreements with respect to intellectual property or other general intangibles owned or licensed by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(7) a disposition of cash or Cash Equivalents in the ordinary course of business;

(8) a Sale and Leaseback Transaction with respect to property built or acquired by the Company or its Restricted Subsidiaries after the Issue Date and otherwise permitted by Sections 4.08 and 4.10;

(9) pro rata dispositions of property to joint venture partners in connection with the dissolution or other termination of a joint venture;

(10) a transfer resulting from a casualty or condemnation of assets;

(11) any sale or disposition deemed to occur in connection with creating or granting any Liens (but not the sale or other disposition of the property subject to such Lien);

(12) any surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claim of any kind;

(13) any issuance, sale or pledge of Equity Interests in, or Debt or other securities of, an Unrestricted Subsidiary;

(14) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon) for use in a Related Business;

(15) any disposition that is a transfer of property subject to casualty or condemnation proceedings (including in lieu thereof) upon the receipt of the net cash proceeds therefor; provided such net cash proceeds are deemed to be Net Available Cash and are applied in accordance with Section 4.11;

(16) sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

(17) a foreclosure on assets or a disposition of Investments or receivables in connection with the compromise, settlement or collection thereof in bankruptcy or similar proceedings;

(18) sales of livestock in the ordinary course of business and on arm’s length terms, as determined in good faith by the senior management of the Company;

(19) any sale of assets received in compromise of (a) obligations of trade creditors or customers owing to the Company or a Restricted Subsidiary incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or (b) litigation, arbitration or other disputes; and

(20) the sale or discounting of accounts receivable in the ordinary course of business.

“Australian Cattle Inventory Arrangements” means the purchases of cattle between JBS Australia Pty Limited and J&F Australia Pty Limited, pursuant to the cattle purchase and sale agreement dated June 14, 2011, and the related services provided by JBS Australia Pty Limited to J&F Australia Pty Limited under the shared services and feeding agreement, dated June 14, 2011, between JBS Australia Pty Limited and J&F Australia Pty Limited.

“Australian Subsidiaries” means any Subsidiary of the Company which is organized under the laws of Australia.

“Bankruptcy Law” means Title 11 of the United States Code, as amended, or any similar federal, state or foreign law for the relief of debtors.

“Batista Family” includes José Batista Sobrinho, together with his wife, sons and daughters, or any of their respective heirs and any Person established and controlled by any of the foregoing.

“Board of Directors” means:

(1) with respect to a corporation, the Board of Directors or the board of managers of the corporation;

(2) with respect to a partnership, the Board of Directors or similar board or committee or Person serving a similar function of the managing general partner of the partnership; and

(3) with respect to any other Person, the board or committee of that Person or any Person serving a similar function.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions in New York are authorized or required by law to close.

“Capital Stock” means:

(1) with respect to any Person that is a corporation, any and all shares of corporate stock of that Person;

(2) with respect to any Person that is an association or business entity, any and all shares, interests, participations, rights or other equivalents, however designated, of capital stock of that Person;

(3) with respect to any Person that is a partnership or limited liability company, any and all partnership or membership interests, whether general or limited, of that Person; and

(4) with respect to any other Person, any other interest or participation that confers on a Person the right to receive a share of the profits and losses of or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, as to any Person, the obligation of such Person to pay rent or other amounts under a lease to which such Person is a party that is required to be classified and accounted for as a capital lease obligation under GAAP, and for purposes of this definition, the amount of such obligation at any date shall be the capitalized amount of such obligation at such date, determined in accordance with GAAP.

“Cash Equivalents” means any of the following:

(1) any Investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof and maturing within one year of acquisition thereof;

(2) Investments in eurodollar time deposits, time deposit accounts, certificates of deposit and money market deposits maturing within 360 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits aggregating in excess of US$250 million and (a) in the case of such Investments maturing later than 180 days from the date of acquisition thereof, whose long-term debt, or whose parent holding company’s long-term debt, is rated “BBB-” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Section 3(a)(62) of the Exchange Act) and (b) in the case of such Investments maturing not later than 180 days from the date of acquisition thereof, whose short term debt, or whose parent holding company’s long-term debt, is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Section 3(a)(62) of the Exchange Act);

(3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

(4) Investments in commercial paper, maturing not more than 360 days after the date of acquisition, with an Investment Grade Rating at the time as of which any investment therein is made;

(5) Investments in securities maturing not more than 360 days after the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A” by Moody’s;

(6) Debt or Preferred Stock issued by Persons with an Investment Grade Rating with maturities of 12 months or less from the date of acquisition;

(7) Investments in mutual funds whose investment guidelines restrict substantially all of such funds’ investments to those satisfying the provisions of clauses (1) through (6) above; and

(8) in the case of any Foreign Subsidiary, investments denominated in the currency of the jurisdiction in which such Foreign Subsidiary is organized or has its principal place of business which are similar to the items specified in clauses (1) through (7) of this definition and are used in the ordinary course of business by similar companies for cash management purposes in the relevant jurisdiction.

“Cash Management Services” means any of the following to the extent not constituting a line of credit (other than an overnight overdraft facility that is not in default): ACH transactions, treasury and/or cash management services, including, without limitation, controlled disbursement services, overdraft facilities, deposit and other accounts and merchant services.

“Change of Control” means the occurrence of any of the following events:

(1) the sale, lease, transfer, conveyance or other disposition (other than by way of merger, amalgamation, consolidation or other business combination transaction), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to a Person, other than a Restricted Subsidiary or one or more Permitted Holders; or

(2) the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Issue Date), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Issue Date) of more than 50% of the total voting power of the Voting Stock of the Company other than in connection with any transaction or series of transactions in which the Company shall become the wholly owned subsidiary of a direct or indirect parent entity of the Company of which no person or group, as noted above, holds 50% or more of the total voting power (other than a Permitted Holder).

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control solely as a result of the Company becoming a direct or indirect wholly owned subsidiary of a holding company if (A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction (and such holders of the Company’s Voting Stock immediately prior to such transaction would not have otherwise caused a Change of Control) or (b) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence or a Permitted Holder) is the beneficial owner of more than 50% of the Voting Stock of such holding company.

“Change of Control Triggering Event” means (x) the occurrence of a Change of Control that is accompanied or followed by a downgrade of the Notes within the Ratings Decline Period by both of the Ratings Agencies and (y) the rating of the Notes on any day during such Ratings Decline Period is below the rating by both such Rating Agency in effect immediately preceding the first public announcement of the Change of Control (or occurrence thereof if such Change of Control occurs prior to public announcement).

“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.

“Commission” means the Securities and Exchange Commission.

“Commodity Agreement” means any commodity futures contract, commodity option or similar agreement or arrangement designed to protect against fluctuations in the price of commodities used at the time in the ordinary course of business.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees or costs, capitalized expenditures, customer acquisition costs and incentive payments, conversion costs and contract acquisition costs of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period

(1) increased (without duplication) by:

(a) provision for taxes based on income or profits or capital, including, without limitation, state, franchise, excise and similar taxes and foreign withholding taxes of such Person paid or accrued during such period deducted, including any penalties and interest relating to any tax examinations (and not added back) in computing Consolidated Net Income, plus

(b) Consolidated Interest Expense of such Person for such period (including (x) net losses from Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (y) costs of surety bonds in connection with financing activities, in each case, to the extent included in Consolidated Interest Expense), together with items excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (1)(u) through (1)(z) thereof, to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income, plus

(c) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted in computing Consolidated Net Income, plus

(d) any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Debt permitted to be incurred by this Indenture (including a refinancing thereof) (whether or not successful), including, without limitation, (i) such fees, expenses or charges related to the offering of the Notes and the Senior Secured Credit Agreements and (ii) any amendment or other modification of the Notes, and, in each case, deducted in computing Consolidated Net Income, plus

(e) the amount of any restructuring charge or reserve or non-recurring integration costs deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Issue Date and costs related to the closure and/or consolidation of facilities, including any lease termination costs, severance costs, facility shutdown costs and other restructuring charges related to or associated with a permanent reduction in capacity, closure of plants or facilities, cut-backs or plant closures or a significant reconfiguration of a facility, plus

(f) any other non-cash charges, including any write-off or write-downs, reducing Consolidated Net Income for such period, excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period, plus

(g) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income, plus

(h) expenses consisting of internal software development costs that are expensed during the period but could have been capitalized under alternative accounting policies in accordance with GAAP, plus

(i) costs of surety bonds incurred in such period in connection with financing activities, plus

(j) the amount of net cost savings and synergies projected by the Company in good faith to be realized as a result of specified actions taken or to be taken prior to or during such period (which cost savings or synergies shall be subject only to certification by management of the Company and shall be calculated on a pro forma basis as though such cost savings or synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (A) such cost savings or synergies are reasonably identifiable and factually supportable, (B) such actions have been taken or are to be taken within 12 months after the date of determination to take such action and (C) no cost savings or synergies shall be added pursuant to this clause (j) to the extent duplicative of any expenses or charges relating to such cost savings or revenue enhancements that are included in clause (k) below with respect to such period, plus

(k) business optimization expenses (including consolidation initiatives, severance costs and other costs relating to initiatives aimed at profitability improvement), plus

(l) restructuring charges or reserves (including restructuring costs related to acquisitions after the Issue Date and to closure and/or consolidation of facilities and to exiting lines of business), plus

(m) the amount of loss or discount on sale of receivables and related assets to a Receivables Subsidiary in connection with a Receivables Facility, plus

(n) any costs or expense incurred by the Company or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Issuer or net cash proceeds of an issuance of Equity Interest of the Company (other than Disqualified Capital Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in Section 4.09(a)(iii); plus

(o) the amount of expenses relating to payments made to option holders of any direct or indirect parent entity of the Company in connection with, or as a result of, any distribution being made to shareholders of such Person, which payments are being made to compensate such option holders as though they were shareholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted under this Indenture, plus

(p) with respect to any joint venture, an amount equal to the proportion of those items described in clauses (a) and (c) above relating to such joint venture corresponding to the Company’s and the Restricted Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Restricted Subsidiary), plus

(q) the amount of any loss attributable to a new plant or facility until the date that is 12 months after the date of commencement of construction or the date of acquisition thereof, as the case may be; provided that (A) such losses are reasonably identifiable and factually supportable and certified by a responsible officer of the Company, (B) losses attributable to such plant or facility after 12 months from the date of commencement of construction or the date of acquisition of such plant or facility, as the case may be, shall not be included in this clause (q) and (C) no amounts shall be added pursuant to this clause (q) to the extent duplicative of any expenses or charges relating to such cost savings or revenue enhancements that are included in clauses (j) or (k) above with respect to such period;

(2) decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced Consolidated EBITDA in any prior period; and

(3) increased (in the case of a loss) or decreased (in the case of a gain) by (without duplication) any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Debt (including any net loss or gain resulting from hedge agreements for currency exchange risk and revaluations of intercompany balances, including, without limitation, Currency Protection Agreements).

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication of:

(1) consolidated interest expense of that Person and its Restricted Subsidiaries for that period, to the extent such expense was deducted in computing Consolidated Net Income, including (or plus, to the extent not included in such consolidated interest expense):

(a) amortization of debt discount;

(b) the interest component of Capitalized Lease Obligations;

(c) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(d) interest actually paid by that Person or any of its Restricted Subsidiaries under any guarantee of Debt or other obligation of any other Person;

(e) interest expense on Debt guaranteed by the Company or any of its Restricted Subsidiaries pursuant to clause (17) of the definition of “Permitted Investments” (whether or not such interest is paid by the Company or any of its Restricted Subsidiaries);

(f) net payments (whether positive or negative) pursuant to Interest Rate Protection Agreements; and

(g) cash and Disqualified Capital Stock dividends in respect of all Preferred Stock of Restricted Subsidiaries and Disqualified Capital Stock of such Person held by Persons other than such Person or a Wholly Owned Restricted Subsidiary;

but excluding:

(t) accretion or accrual of discounted liabilities not constituting Debt;

(u) interest expense attributable to a parent entity resulting from push-down accounting;

(v) any expense resulting from the discounting of Debt in connection with the application of recapitalization or purchase accounting;

(w) any Additional Amounts and any comparable “additional amounts”;

(x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, and original issue discount with respect to Debt issued on the Issue Date;

(y) any expensing of bridge, commitment and other financing fees; and

(z) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility; and

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for that period, whether paid or accrued.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided that, without duplication,

(1) any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses, severance, relocation costs, new product introductions, and one-time compensation charges shall be excluded,

(2) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(3) any after-tax effect of income (loss) from disposed, or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded,

(4) any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by senior management or the Board of Directors of the Company, shall be excluded,

(5) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Company shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash or Cash Equivalents) or that (as reasonably determined by the Company) could have distributed to the referent Person or a Restricted Subsidiary thereof in respect of such period,

(6) solely for the purpose of determining the amount available for Restricted Payments under Section 4.09(a)(iii)(A) and Section 5.02, the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless (x) such restriction with respect to the payment of dividends or similar distributions has been legally waived or (y) such restriction is permitted by Section 4.12; provided that Consolidated Net Income of such Person will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) or Cash Equivalents to such Person or any of its Restricted Subsidiaries in respect of such period, to the extent not already included therein,

(7) effects of adjustments (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries) in any line item in such Person’s consolidated financial statements required or permitted by ASC 805 and ASC 350 (formerly Financial Accounting Standards Board Statement Nos. 141 and 142, respectively) resulting from the application of purchase accounting in relation to any acquisition that is consummated after the Issue Date or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(8) any after-tax effect of income (loss) from the early extinguishment of Debt or Hedging Obligations or other derivative instruments (including deferred financing costs written off and premiums paid) shall be excluded,

(9) any impairment charge, asset write-off or write-down pursuant to ASC 350 and ASC 360 (formerly Financial Accounting Standards Board Statement Nos. 142 and No. 144, respectively) and the amortization of intangibles arising pursuant to ASC 805 (formerly Financial Accounting Standards Board Statement No. 141) shall be excluded,

(10) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, phantom equity, stock options, restricted stock or other rights to officers, directors, consultants or employees shall be excluded,

(11) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, recapitalization, Asset Sale, issuance or repayment of Debt, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including, without limitation, any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded,

(12) changes in accruals or reserves as a result of adoption or modification of accounting policies shall be excluded, and

(13) to the extent covered by insurance and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), losses and expenses with respect to liability or casualty events or business interruption shall be excluded.

Notwithstanding the foregoing, for the purpose of Section 4.09 only, there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Investments (other than Permitted Investments) made by the Company and the Restricted Subsidiaries, any repurchases and redemptions of Investments (other than Permitted Investments) from the Company and the Restricted Subsidiaries, any repayments of loans and advances which constitute Investments (other than Permitted Investments) by the Company or any Restricted Subsidiary, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under Section 4.09(a)(iii)(D) thereof.

“Consolidated Total Indebtedness” of any Person means, as at any date of determination, an amount equal to the sum of (x) the aggregate amount of all outstanding Debt of such Person and its Restricted Subsidiaries on a consolidated basis described in clauses (1), (2), (3), (5) and (6) of the definition of “Debt” (provided that in the case of clause (6), such Debt relates to guarantees of Debt of another Person of the type referred to in clauses (1), (2) and (3) of the definition of “Debt”, other than Debt relating to purchases of raw materials or other supply-related obligations in the ordinary course of business, and including, for the avoidance of doubt, all obligations relating to Receivables Facilities) and (y) the aggregate amount of all outstanding Disqualified Capital Stock of such Person and all Disqualified Capital Stock and Preferred Stock of its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Capital Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP and calculated on a pro forma basis in a manner consistent with the adjustments set forth in the definition of “Fixed Charge Coverage Ratio.” For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock or Preferred Stock as if such Disqualified Capital Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to this Indenture.

“Corporate Trust Office” means the corporate trust office of the Trustee located at 950 17th Street, DN-CO-5GCT, Denver, CO 80202, Attention: Global Corporate Trust, or such other office, designated by the Trustee by written notice to the Company, at which at any particular time its corporate trust business with respect to this Indenture shall be administered; provided, however, for purposes of Sections 2.03 and 4.02, such address shall be 100 Wall Street, Suite 1600, New York, NY 10005, Attention: Administrator – JBS USA.

“Credit Facilities” or “Credit Facility” means one or more debt facilities (which may be outstanding at the same time and including, without limitation, the Senior Secured Credit Agreements) or other financing agreements or arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit, debt securities or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Currency Protection Agreement” means any currency protection agreement entered into with one or more financial institutions in the ordinary course of business that is designed to protect the Person or entity entering into the agreement against fluctuations in currency exchange rates with respect to Debt Incurred and not for purposes of speculation.

“Current Assets” means, with respect to any Person, the total current assets of such Person and its Subsidiaries, on a consolidated basis prepared in accordance with GAAP.

“Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

“Debt” means, with respect to any Person on any date of determination, without duplication, any indebtedness of that Person:

(1) for borrowed money (but only with regard to the principal of and premium (if any) in respect of such borrowed money);

(2) evidenced by bonds, debentures, notes or other similar instruments;

(3) constituting Capitalized Lease Obligations;

(4) Incurred or assumed as the deferred and unpaid purchase price of property or services, or pursuant to conditional sale obligations and title retention agreements (but excluding trade accounts payable and accrued expenses arising in the ordinary course of business), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services;

(5) for reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (except to the extent such reimbursement obligations relate to trade payables and such obligations are satisfied within 30 days of Incurrence);

(6) for Debt of other Persons to the extent guaranteed by such Person;

(7) for Hedging Obligations; and

(8) for Debt of any other Person of the type referred to in clauses (1) through (7) which is secured by any Lien on any property or asset of such first referred to Person, the amount of such Debt being deemed to be the lesser of the value of the property or asset underlying the Lien or the amount of the Debt so secured;

provided, however, that notwithstanding the foregoing, Debt does not include (i) Cash Management Services or (ii) any item set forth above that does not appear as a liability on the balance sheet of such Person.

The amount of Debt of any Person at any date will be:

(a) the sum of the outstanding principal amount of all unconditional obligations described above, as such amount would be reflected on a balance sheet prepared in accordance with GAAP; and

(b) the accreted value of that Debt, in the case of any Debt issued with original issue discount.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Depository” means The Depository Trust Company, New York, New York, or a successor thereto registered under the Exchange Act or other applicable statute or regulation.

“Designated Noncash Consideration” means the Fair Market Value of noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an officer’s certificate setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale, redemption or payment of, on or with respect to such Designated Noncash Consideration.

“Disposition” means, with respect to any Person, any merger, consolidation or other business combination involving such Person (whether or not such Person is the Surviving Person) or the sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of such Person’s assets or Capital Stock.

“Disqualified Capital Stock” means any Capital Stock that, by its terms or by the terms of any security into which it is convertible or for which it is exchangeable, or upon the happening of any event,

(1) matures (excluding any maturity as the result of an optional redemption by the issuer of that Capital Stock);

(2) is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise; or

(3) is redeemable at the sole option of its holder, in each case, other than as a result of a change of control or asset sale, in whole or in part, on or prior to the date that is 91 days after the Maturity Date; provided, however, that (i) only the portion of Capital Stock that so matures or is mandatorily redeemable or is so redeemable at the sole option of its holder prior to the Maturity Date will be deemed Disqualified Capital Stock and (ii) with respect to any such Capital Stock issued to any employees or to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the Company or one of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Domestic Restricted Subsidiary” means a Restricted Subsidiary that is not a Foreign Subsidiary.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means a private or public offering for cash by the Company, Parent, or any other direct or indirect parent of the Company, as applicable, of its common Capital Stock, or options, warrants or rights with respect to its common Capital Stock (in the case of an offering by Parent, or any other direct or indirect parent of the Company, to the extent such cash proceeds are contributed to the Company), other than (x) public offerings with respect to the Company’s, Parent’s or any such other direct or indirect parent’s, as applicable, common Capital Stock, or options, warrants or rights, registered on Form S-4, F-4 or S-8, (y) an issuance to any Subsidiary or (z) any offering of common Capital Stock issued in connection with a transaction that constitutes a Change of Control.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Contributions” means Net Cash Proceeds, the Fair Market Value of marketable securities or the Fair Market Value of assets that are used or useful in, or Capital Stock of any Person engaged in, a Related Business received by the Company from (a) contributions to its common equity or (b) the sale (other than to a Subsidiary of the Company or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Company) of Qualified Capital Stock of the Company, in each case designated as Excluded Contributions pursuant to an officer’s certificate executed by the principal financial officer of the Company on the date such capital contributions are made or the date such Capital Stock is sold, as the case may be, which are excluded from the calculation set forth in Section 4.09(a)(iii).

“Existing Debt” means Debt (i) outstanding on the Issue Date or (ii) incurred under commitments in effect on the Issue Date under revolving Credit Facilities disclosed in the Offering Memorandum (other than under the ABL Revolving Credit Agreement).

“Existing Parent Notes” means the Existing Parent 2023 Notes, the Existing Parent 2024 Notes, the Existing Parent 2026 Notes and the Existing Parent 2028 Notes.

“Existing Parent 2023 Notes” means the US$775.0 million of 6.25% Senior Notes due 2023 outstanding on the date of the Offering Memorandum, issued by JBS Investments GmbH and guaranteed by Parent.

“Existing Parent 2024 Notes” means the US$750.0 million of 7.250% Senior Notes due 2024 outstanding on the date of the Offering Memorandum, issued by JBS Investments GmbH and guaranteed by Parent.

“Existing Parent 2026 Notes” means the US$1,000.0 million of 7.00% Senior Notes due 2026 outstanding on the date of the Offering Memorandum, issued by JBS Investments II GmbH and guaranteed by Parent.

“Existing Parent 2028 Notes” means the US$750.0 million of 5.75% Senior Notes due 2028 outstanding on the date of the Offering Memorandum, issued by JBS Investments II GmbH and guaranteed by Parent.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined in good faith by such Person’s Board of Directors or senior management, whose determination shall be conclusive and evidenced by a resolution of such Board of Directors or an Officer’s Certificate, as applicable.

“Fall-Away Baskets” mean Section 4.09(b)(xiii) and clause (16) of the definition of “Permitted Investments.”

“Fixed Charge Coverage Ratio” means as of any date of determination, with respect to any Person, the ratio of (x) the aggregate amount of Consolidated EBITDA of such Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal financial statements are available to (y) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

(1) if the Company or any Restricted Subsidiary:

(a) has Incurred any Debt since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio includes an Incurrence of Debt, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Debt as if such Debt had been Incurred on the first day of such period (except that in making such computation, the amount of Debt under any revolving Credit Facility outstanding on the date of such calculation will be deemed to be:

(i) the average daily balance of such Debt during such four fiscal quarters or such shorter period for which such facility was outstanding or

(ii) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Debt during the period from the date of creation of such facility to the date of such calculation)

and the repayment, repurchase, redemption, retirement, defeasance or other discharge of any other Debt with the proceeds of such new Debt as if such repayment, repurchase, redemption, retirement, defeasance or other discharge had occurred on the first day of such period; or

(b) has repaid, repurchased, redeemed, retired, defeased or otherwise discharged any Debt since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio includes a repayment, repurchase, redemption, retirement, defeasance or other discharge of Debt (in each case, other than Debt Incurred under any revolving Credit Facilities unless such Indebtedness has been permanently repaid and the related commitment terminated and not replaced), Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Debt, including with the proceeds of such new Debt, as if such discharge had occurred on the first day of such period;

(2) if since the beginning of such period, the Company or any Restricted Subsidiary will have made any Asset Sale or disposed of or discontinued (as defined under GAAP) any company, division, operating unit, segment, business, group of related assets or line of business or if the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio includes such a transaction:

(a) the Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets that are the subject of such disposition or discontinuation for such period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period; and

(b) Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Debt of the Company or any Restricted Subsidiary repaid, repurchased, redeemed, retired, defeased or otherwise discharged (to the extent the related commitment is permanently reduced) with respect to the Company and its continuing Restricted Subsidiaries in connection with such transaction for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Debt of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Debt after such sale);

(3) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) will have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary or is merged with or into the Company or a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Debt) as if such Investment or acquisition occurred on the first day of such period; and

(4) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) will have Incurred any Debt or discharged any Debt, made any disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (1), (2) or (3) above if made by the Company or a Restricted Subsidiary during such period, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Company (and may include, without limitation, for the avoidance of doubt, cost savings and operating expense reductions from such Investment, acquisition, merger or consolidation that is being given pro forma effect that have been or are expected to be realized); provided that such calculations are set forth in an Officer’s Certificate stating (i) that such calculations are based on the reasonable good faith beliefs of the officer executing such Officer’s Certificate at the time of such execution and (ii) that any related Incurrence of Debt is permitted pursuant to this Indenture. If any Debt bears a floating rate of interest and is being given pro forma effect, the interest expense on such Debt will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Protection Agreement applicable to such Debt if such Interest Rate Protection Agreement has a remaining term in excess of 12 months). If any Debt that is being given pro forma effect bears an interest rate at the option of the Company, the interest rate shall be calculated by applying such optional rate chosen by the Company.

“Foreign Restricted Subsidiary” means a Restricted Subsidiary that is a Foreign Subsidiary.

“Foreign Subsidiary” means any Subsidiary which is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

“GAAP” means, as used in this Indenture with respect to financial calculations relating to (i) the Company and its Restricted Subsidiaries for purposes of the covenants in Article 4, U.S. GAAP and (ii) Parent and its Restricted Subsidiaries for purposes of the covenants in Article 5, IFRS.

“Global Notes” has the meaning given to such term in Section 2.01.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Debt. The term “guarantee” used as a verb has a corresponding meaning.

“Guarantee” means the guarantee by each Guarantor of the Issuers’ payment obligations under this Indenture and the Notes.

“Guarantors” means (1) each Parent Guarantor; (2) each of the Company’s wholly-owned Domestic Restricted Subsidiaries existing as of the date of this Indenture (other than JBS USA Food Company and JBS USA Finance) that guarantees the Term Loan Credit Agreement; and (3) each of the Company’s Restricted Subsidiaries that in the future executes a supplemental indenture in which such Person agrees to be bound by the terms of this Indenture as a Guarantor; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor with respect to the Notes when its respective Guarantee is released in accordance with the terms of this Indenture.

“Hedging Obligations” means, with respect to any specified entity, the obligations of that entity under:

(1) any Interest Rate Protection Agreement;

(2) foreign exchange contracts and Currency Protection Agreements;

(3) any Commodity Agreement; and

(4) other agreements or arrangements entered into in the ordinary course of business and designed to protect that entity against fluctuations in interest rates, currency exchange rates or commodity prices.

“Holder” means any registered holder of the Notes on the books of the Registrar.

“Holding” means JBS USA Holding Lux S.à r.l, a Luxembourg private limited liability company (société à responabilité limitée) with registered address at 8-10 avenue de la Gare, L-1610 Luxembourg, Grand Duchy of Luxembourg, and registered with the RCS under number B 203413.

“IFRS” means International Financial Reporting Standards as adopted by the International Accounting Standards Board, as implemented in Brazil through the accounting pronouncements of the Brazilian Committee of Accounting Pronouncements (Comité de Pronunciamentos Contábeis) approved by the Brazilian Securities Commission (Comissão de Valores Mobiliários).

“Incur” means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, guarantee or become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or obligation on the balance sheet of such Person (and “Incurrence” and “Incurred” shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time, and is not theretofore classified as Debt, becoming Debt shall not be deemed an Incurrence of such Debt; provided further, however, that any Debt or other obligations of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) or merges into such other Person shall be deemed to be incurred by such Subsidiary or such other Person, as the case may be, at the time it becomes a Subsidiary or at the time of the merger. Solely for purposes of determining compliance with Section 4.08 and Section 5.01, the following shall not be deemed to be the Incurrence of Debt:

(1) amortization of debt discount or the accretion of principal with respect to a non-interest-bearing or other discount security,

(2) the payment of regularly scheduled interest in the form of additional Debt of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms, and

(3) the obligation to pay a premium in respect of Debt arising in connection with the issuance of a notice of redemption or the making of a mandatory offer to purchase such Debt.

“Indenture” means this Indenture, as amended or supplemented from time to time in accordance with the terms hereof.

“Initial Purchasers” means (i) with respect to the Notes issued on the Issue Date, Barclays Capital Inc., Banco Bradesco BBI S.A., BB Securities Limited, BMO Capital Markets Corp., RBC Capital Markets, LLC, Santander Investment Securities Inc., Rabo Securities USA, Inc., SunTrust Robinson Humphrey, Inc. and U.S. Bancorp Investments, Inc., and (ii) with respect to each issuance of Additional Notes, the Persons purchasing such Additional Notes under the related purchase agreement.

“Institutional Accredited Investor” or “IAI” means an “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

“interest” means, with respect to the Notes, interest on the Notes.

“Interest Payment Date” means the stated maturity of an installment of interest on the Notes.

“Interest Rate Protection Agreement” means, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement used in the ordinary course of business as to which that Person is a party or beneficiary.

“Investment” in any Person means any direct or indirect advance, loan or other extension of credit (other than accounts receivable, trade credit, advances to customers and distributors and commissions, travel and similar advances to directors, officers, consultants and employees, in each case in the ordinary course of business) (including by way of guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to, or any purchase or acquisition for value of Capital Stock, Debt or other similar instruments issued by such Person. If the Company or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Company or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time. Except as otherwise provided for herein, the amount of an Investment shall be its Fair Market Value at the time the Investment is made and without giving effect to subsequent changes in value.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or equivalent) by Moody’s and BBB- (or equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Issue Date” means August 6, 2019, the date on which the Notes are first issued; provided, that for purposes of Section 5.02, Issue Date means the date on which the initial US$500.0 million of the Existing Parent 2023 Notes were first issued.

“JBS Subordinated Indebtedness” means unsecured Subordinated Debt owed to Holding or any of its Affiliates; provided that (a) no principal or interest payment (other than interest paid in kind with additional JBS Subordinated Indebtedness) or prepayment is required to be made pursuant to the terms of such JBS Subordinated Indebtedness on or prior to the date that is 91 days after the final maturity date of the Notes and (b) the stated maturity of such JBS Subordinated Indebtedness shall not be earlier than the date that is 91 days after the final maturity date of the Notes.

“Leverage Ratio,” as of any date of determination, means the ratio of:

(1) the sum of the Consolidated Total Indebtedness of the Company and its Restricted Subsidiaries as of the end of the most recent fiscal quarter for which internal financial statements prepared on a consolidated basis in accordance with GAAP are available minus the aggregate cash and cash equivalents included in the cash and cash equivalents accounts listed on the consolidated balance sheet of the Company and its Restricted Subsidiaries as at such date, to

(2) Consolidated EBITDA of the Company and its Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal financial statements are available, in each case, calculated on a pro forma basis in a manner consistent with the adjustments set forth in the definition of “Fixed Charge Coverage Ratio.”

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Limited Condition Acquisition” means any acquisition, including by way of merger, amalgamation or consolidation, by the Company or one or more of its Restricted Subsidiaries, which the Company or such Restricted Subsidiaries are contractually committed to consummate and the consummation of which is not conditioned upon the availability of, or on obtaining, third party financing.

“Luxembourg” means the Grand Duchy of Luxembourg.

“Maturity Date” means January 15, 2030.

“Minimum Legally Required Dividend” means, for any Brazilian Person and any period, an amount equal to the aggregate minimum dividends required to be distributed under applicable Brazilian law by such Person to holders of its Equity Interests during such period.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business of Moody’s Investors Service, Inc.

“Net Available Cash” from an Asset Sale means cash or Cash Equivalents received, including any payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to the properties or assets subject to that Asset Sale, from that Asset Sale, in each case net of:

(1) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses incurred, and all U.S. federal, state, foreign and local taxes required to be paid or accrued as a liability under GAAP in connection with such Asset Sale;

(2) all payments required to be made, and made, on any Debt which is secured by any assets subject to such Asset Sale, other than the Senior Secured Credit Agreements, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to the Asset Sale, or by applicable law, be repaid out of the proceeds from the Asset Sale;

(3) all distributions and other payments required to be made to any Person owning a beneficial interest in assets subject to sale or minority interest holders in Subsidiaries or joint ventures as a result of the Asset Sale;

(4) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in the Asset Sale and retained by the Company or any Restricted Subsidiary of the Company after that Asset Sale; and

(5) any portion of the purchase price from an Asset Sale placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Sale or otherwise in connection with that Asset Sale; provided, however, that upon the termination of that escrow, Net Available Cash shall be increased by any portion of funds in the escrow that are released to the Company or any Restricted Subsidiary.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock or Debt, means the cash proceeds of such issuance or sale, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Non-Guarantor Restricted Subsidiaries” means each of the Company’s Restricted Subsidiaries that is not a Guarantor.

“Non-Recourse Debt,” as to any Person, means Debt:

(1) as to which neither such Person nor any of its Restricted Subsidiaries is directly or indirectly liable as a primary obligor, guarantor or otherwise, except for any Liens on the Capital Stock of an Unrestricted Subsidiary to the creditors thereof that is not recourse to any other assets of such Person or any of its Restricted Subsidiaries; and

(2) no default with respect to which would permit upon notice, lapse of time or both any holder of any Debt of such Person or any of its Restricted Subsidiaries to declare a default on such Debt or cause the payment of the Debt to be accelerated or payable prior to its stated maturity.

“Non-U.S. Person” means any Person that is not a “U.S. person” as such term is defined in Regulation S.

“Notes” means, collectively, the Issuers’ 5.500% Senior Notes due 2030 issued in accordance with Section 2.02 (whether issued on the Issue Date or thereafter issued) treated as a single class of securities under this Indenture, as amended or supplemented from time to time in accordance with the terms of this Indenture.

“Offering Memorandum” means the offering memorandum of the Issuers relating to the Notes dated July 23, 2019.

“Officer” means any of the following of an Issuer or a Guarantor, as applicable: the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer, the Secretary, Special Transaction Secretary, a manager, a director or an authorized signatory appointed by the Board of Directors.

“Officer’s Certificate” means a certificate signed by an Officer of the Company, each of the Issuers or Parent, as applicable. With respect to Section 4.05 of this Indenture, such Officer signing shall be the principal executive, principal financial or principal accounting officer.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an in-house counsel to the Company, JBS USA Food Company, JBS USA Finance and/or the Guarantors.

“Parent” means JBS S.A., a sociedade anônima organized under the laws of Brazil.

“Parent Consolidated Net Income” means, for any period, the aggregate net income (loss) of Parent and its Restricted Subsidiaries for such period determined on a consolidated basis in conformity with GAAP.

“Parent EBITDA” means, for any period, as to Parent and its Restricted Subsidiaries, on a consolidated basis:

(1) aggregate net income (or loss); plus

(2) current and deferred income tax and social contribution, net; plus

(3) non-operating expense (income), net; plus

(4) financial expenses (income), net; plus

(5) any depreciation or amortization; plus

(6) bargain purchase gain; plus

(7) reorganization and restructuring charges; plus

(8) to the extent net income (loss) from discontinued operations is included in clause (1) of this determination, any current and deferred income tax and social contribution, net, plus financial expenses (income), net plus depreciation and amortization attributable to such discontinued operations, plus

(9) any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Investment permitted by the Indenture, acquisition, disposition, recapitalization or the incurrence, repurchase, repayment or amendment of Debt permitted to be incurred by this Indenture (including a refinancing thereof) (whether or not successful), including, without limitation, (i) such fees, expenses or charges related to the offering of the Notes and the Senior Secured Credit Agreements and (ii) any amendment or other modification of the Notes, and, in each case, deducted in computing net income, as each such item is reported on the most recent financial statements or financial information delivered by the Parent to the Trustee and prepared in accordance with IFRS.

“Parent Guarantors” means, (i) Parent, (ii) Holding, (iii) JBS Global Luxembourg S.à r.l., (iv) JBS Holding Luxembourg S.à. r.l, (v) JBS Global Meat Holdings Pty. Limited and (vi) any other Subsidiary of Parent that delivers a Guarantee in accordance with Section 4.16(b).

“Parent Net Debt” means, with respect to Parent and its Restricted Subsidiaries, as of any date of determination, the Consolidated Total Indebtedness of the Parent and its Restricted Subsidiaries less the sum of (without duplication) cash and Cash Equivalents and marketable securities recorded as Current Assets in accordance with IFRS (except for any Capital Stock in any Person).

“Parent Net Debt to EBITDA Ratio” means, with respect to Parent and its Restricted Subsidiaries at any time, the ratio of:

(a) Parent Net Debt at that time to

(b) Parent EBITDA for the then most recently concluded period of four consecutive fiscal quarters for which financial statements are publicly available (the “Reference Period”);

provided, however, that in making the foregoing calculation:

(i) pro forma effect will be given to any Debt Incurred during or after the Reference Period to the extent the Debt is outstanding or is to be Incurred on the transaction date as if the Debt had been Incurred on the first day of the Reference Period; and

(ii) pro forma effect will be given to:

(a) the acquisition or disposition of companies, divisions or lines of businesses by Parent and its Restricted Subsidiaries, including any acquisition or disposition of a company, division or line of business during or after the Reference Period by a Person that became a Subsidiary during or after the Reference Period; and

(b) the discontinuation of any discontinued operations;

in each case, that have occurred during or after the Reference Period as if such events had occurred and, in the case of any disposition, the proceeds thereof had been applied, on the first day of the Reference Period.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Company or a Restricted Subsidiary of the Company and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with Section 4.11.

“Permitted Holders” means (i) any member of the Batista Family or any Affiliate or Affiliates of any of the foregoing and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, such members of the Batista family and their respective Affiliates, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Company or any of its direct or indirect subsidiaries and (ii) any Person the Voting Stock of which (or in the case of a trust, the beneficial interest in which) at least 51% is owned by Persons specified in clause (i).

“Permitted Investments” means an Investment by the Company or any of its Restricted Subsidiaries in:

(1) cash or Cash Equivalents;

(2) an Investment existing on the Issue Date or made pursuant to binding commitments in effect on the Issue Date, and any Investment that replaces, refinances or refunds an existing investment; provided that the new Investment is in an amount that does not exceed the amount of, and is in the same Person as, the Investment so replaced, refinanced or refunded;

(3) receivables owing to the Company or any of its Restricted Subsidiaries, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms, including any receivables from livestock suppliers;

(4) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(5) loans and advances to officers, directors or employees of or independent contractors to the Company or any of its Restricted Subsidiaries made in the ordinary course of business in an aggregate amount outstanding at any one time not to exceed US$25.0 million;

(6) any Investment acquired by the Company or any Restricted Subsidiary

(1) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Company of such other Investment or accounts receivable;

(2) no satisfaction of judgments or claims as a result of a foreclosure by the Company or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; or

(3) in compromise of obligations of any Person that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any such Person; or litigation, arbitration or other dispute;

(7) Hedging Obligations permitted under clause (5) of the definition of “Permitted Debt”;

(8) Investments in Unrestricted Subsidiaries in an aggregate amount which, when taken together with all Investments made pursuant to this clause (8), does not exceed in the aggregate amount at any one time outstanding the greater of (i) US$150.0 million and (ii) 1.25% of Total Assets of the Company;

(9) other Investments by the Company or any of its Restricted Subsidiaries, together with all other Investments made pursuant to this clause (9), in an aggregate amount at any time outstanding not to exceed the greater of (i) US$200.0 million and (ii) 4.5% of Total Assets of the Company;

(10) Persons to the extent such Investment is received by the Company or any Restricted Subsidiary as non-cash consideration for Asset Sales effected in compliance with Section 4.11;

(11) prepayments and other credits to suppliers made in the ordinary course of business;

(12) Investments in connection with pledges, deposits, payments or performance bonds made or given in the ordinary course of business in connection with or to secure statutory, regulatory or similar obligations, including obligations under health, safety or environmental obligations;

(13) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with Section 4.13(b);

(14) the Company or a Restricted Subsidiary;

(15) another Person if as a result of such Investment such other Person becomes a Restricted Subsidiary or is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary, and any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(16) prior to the Fall-Away Event, any loan or advance to Parent or any of its Subsidiaries; provided that any loans or advances made pursuant to this clause (16) shall reduce, by a corresponding amount, the amounts available (x) first, for Restricted Payments under Section 4.09(b)(vii) until the amount available thereunder shall be zero, (y) second, for Investments under clause (9) above, until the amount available thereunder shall be zero, and (z) third, for the amount calculated under Section 4.09(a); provided, further, that if any loan or advance is made to any Unrestricted Subsidiary of the Company pursuant to this clause (16), such Unrestricted Subsidiary shall automatically be deemed to have been redesignated a Restricted Subsidiary as set forth in Section 4.15 and if the conditions set forth in Section 4.15(b) for such redesignation are not met at such time, the Company shall be in default under this Indenture;

(17) prior to the Fall-Away Event, guarantees of other Debt Incurred by Parent after the Issue Date;

(18) any acquisition of assets received solely in exchange for the issuance of Equity Interests (other than Disqualified Capital Stock) of the Company or any direct or indirect parent entity of the Company;

(19) guarantees of Debt permitted under Section 4.08;

(20) Investments relating to any special purpose Receivables Subsidiary of the Company organized in connection with a Receivables Facility that, in the good faith determination of senior management or the Board of Directors of the Company, are necessary or advisable to effect such Receivables Facility;

(21) any Investments received as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; and

(22) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Capital Stock) of the Company; provided that, to the extent such Equity Interests are applied to make such an acquisition pursuant to this clause (22), such Equity Interests shall be excluded from the calculation of the amount of Restricted Payments permitted pursuant to clause (a)(iii) of Section 4.09.

“Permitted Liens” means:

(1) Liens to secure Debt incurred under clause (2) of the definition of “Permitted Debt”;

(2) Liens on the Capital Stock or assets of any Non-Guarantor Restricted Subsidiary to secure Debt incurred by such Non-Guarantor Restricted Subsidiary;

(3) Liens to secure Debt permitted to be Incurred under clause (12) of the definition of “Permitted Debt”; provided that any such Lien may not extend to any property of the Company or any Restricted Subsidiary, other than the property acquired, constructed or leased with the proceeds of such Debt and such Liens secure Debt in an amount not in excess of the original purchase price or the original cost of any such property and any improvements or accessions to such property;

(4) Liens for taxes, assessments or governmental charges or levies on the property of the Company or any Restricted Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings promptly instituted and diligently concluded;

(5) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens, on the property of the Company or any Restricted Subsidiary arising in the ordinary course of business and securing payment of obligations that are not more than 60 days past due or are being contested in good faith and by appropriate proceedings;

(6) Liens on the property of the Company or any Restricted Subsidiary Incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and Incurred in a manner consistent with industry practice, in each case which are not Incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property and which do not in the aggregate impair in any material respect the use of property in the operation of the business of the Company and the Restricted Subsidiaries taken as a whole;

(7) Liens on property or assets of, or any shares of stock or secured debt of, any Person at the time the Company or any Restricted Subsidiary acquired such property or the Person owning such Property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that any such Lien may not extend to any other property of the Company or any Restricted Subsidiary; provided further, however, that such Liens shall not have been Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such property was acquired by the Company or any Restricted Subsidiary;

(8) Liens on the property of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that any such Lien may not extend to any other property of the Company or any other Restricted Subsidiary that is not a direct Subsidiary of such Person; provided further, however, that any such Lien was not Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Restricted Subsidiary;

(9) pledges or deposits by the Company or any Restricted Subsidiary under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which the Company or any Restricted Subsidiary is party, or deposits to secure public or statutory obligations of the Company, or deposits for the payment of rent, in each case Incurred in the ordinary course of business;

(10) utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character;

(11) Liens securing Hedging Obligations and Cash Management Services;

(12) Liens existing on the Issue Date not otherwise described in clauses (1) through (11) above;

(13) Liens on the property of the Company or any Restricted Subsidiary to secure any refinancing, refunding, extension, renewal or replacement, in whole or in part, of any Debt secured by Liens referred to in clause (3), (7), (8), (11) or (12) above, clause (21) below, or pursuant to this clause (13); provided, however, that any such Lien shall be limited to all or part of the same property that secured the original Lien (together with improvements and accessions to such property) and the aggregate principal amount of Debt that is secured by such Lien shall not be increased to an amount greater than the sum of:

(a) the outstanding principal amount, or, if greater, the committed amount, of the Debt secured by Liens referred to in clause (3), (7), (8), (11) or (12) above or clause (21) below, as the case may be, at the time the original Lien became a Permitted Lien under this Indenture; and

(b) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, incurred by the Company or such Restricted Subsidiary in connection with such refinancing, refunding, extension, renewal or replacement;

(14) Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;

(15) Liens securing Debt or other obligations of a Restricted Subsidiary of the Company owing to the Company or another Restricted Subsidiary permitted to be incurred in accordance with Section 4.08;

(16) Liens on specific items of inventory or other goods and proceeds securing obligations in respect of bankers’ acceptances issued or created for the account of the Company or any of its Restricted Subsidiaries to facilitate the purchase, shipment or storage of such inventory or other goods;

(17) Liens in favor of the Company or any Subsidiary Guarantor;

(18) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(19) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 4.08; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(20) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(21) Liens securing Debt (other than Subordinated Debt) permitted to be Incurred under Section 4.08; provided that after giving effect to the Incurrence of such Debt and the application of the proceeds therefrom, the Secured Leverage Ratio of the Company would not exceed 3.5 to 1.0;

(22) Liens not otherwise permitted by clauses (1) through (21) above securing obligations in an aggregate amount at any time outstanding not in excess of the greater of (i) US$400.0 million and (ii) 5.0% of Total Assets, in either case, at the time of any incurrence of an obligation secured by a Lien in reliance on this clause (22);

(23) judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceedings that may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such legal proceedings may be initiated shall not have expired;

(24) Liens on Capital Stock of an Unrestricted Subsidiary that secure Debt or other obligations of such Unrestricted Subsidiary;

(25) (a) Leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Company and its Restricted Subsidiaries and (b) licenses of intellectual property in the ordinary course of business; and

(26) Liens to secure a defeasance trust.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Pilgrim’s Pride” means Pilgrim’s Pride Corporation, a company incorporated under the laws of Delaware.

“Plan of Liquidation” with respect to any Person means a plan that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously, in phases or otherwise): (1) the sale, lease, conveyance or other disposition of all or substantially all of the assets of such Person otherwise than as an entirety or substantially as an entirety; and (2) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition of all or substantially all of the remaining assets of such Person to holders of Equity Interests of such Person.

“Preferred Stock” of any Person means any Capital Stock of that Person that has preferential rights to any other Capital Stock of that Person with respect to dividends or redemptions or upon liquidation.

“principal” means, with respect to the Notes, the principal of and premium, if any, on the Notes.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Qualified Institutional Buyer” or “QIB” shall have the meaning specified in Rule 144A under the Securities Act.

“Rating Agency” means S&P and Moody’s or, if S&P or Moody’s or both shall not make a rating on the Notes publicly available, a U.S. nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the Board of Directors) which shall be substituted for S&P or Moody’s or both, as the case may be.

“Ratings Decline Period” means the period that (i) begins on the earlier of (a) the date of the first public announcement of the occurrence of a Change of Control or of the intention by the Company or a shareholder of the Company, as applicable, to effect a Change of Control or (b) the occurrence thereof and (ii) ends 60 days following consummation of such Change of Control; provided that such period shall be extended for so long as the rating of the Notes, as noted by the applicable Rating Agency, is under publicly announced consideration for downgrade by the applicable Rating Agency.

“Receivables Facility” means any of one or more receivables financing facilities, as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Company and the Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Company or any Restricted Subsidiary sells its accounts receivable to either (a) a Person that is not a Restricted Subsidiary or (b) a Receivables Subsidiary that in turn funds such purchase or extension of credit by purporting to sell its accounts receivable to a Person that is not a Restricted Subsidiary or by borrowing from such a Person or from another Receivables Subsidiary that in turn funds itself by borrowing from such a Person.

“Receivables Fee” means distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” means any Subsidiary formed for the purpose of facilitating or entering into one or more Receivables Facilities, and in each case engages only in activities reasonably related or incidental thereto.

“Record Date” means the applicable record date specified in the Notes, which such date need not be a Business Day.

“Redemption Date,” when used with respect to any Note to be redeemed, means the date fixed for such redemption pursuant to this Indenture and the Notes.

“Redemption Price,” when used with respect to any Note to be redeemed, means the price fixed for such redemption, payable in immediately available funds, pursuant to this Indenture and the Notes.

“refinance” means to refinance, repay, prepay, replace, renew or refund, including successively.

“Refinancing Debt” means any Debt that is Incurred or Disqualified Capital Stock that is issued by the Company or any of its Restricted Subsidiaries, or any Preferred Stock that is issued by any of the Company’s Restricted Subsidiaries, to refund, refinance, replace, renew, repay, redeem, repurchase, defease, exchange, acquire, retire or extend any Debt Incurred or Disqualified Capital Stock or Preferred Stock issued in accordance with Section 4.08 that does not:

(1) result in an increase in the aggregate principal amount of Debt or the liquidation preference of Disqualified Capital Stock or Preferred Stock (such principal amount or liquidation preference to include, for purposes of this definition only, any premiums, fees, penalties, accrued interest, accrued and unpaid dividends and defeasance costs paid with the proceeds of the Refinancing Debt) of the Company or that Restricted Subsidiary; or

(2) create Debt, Disqualified Capital Stock or Preferred Stock with:

(a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Debt, Disqualified Capital Stock or Preferred Stock being refinanced; or

(b) a final maturity earlier than the final maturity of the Debt, Disqualified Capital Stock or Preferred Stock being refinanced;

provided that (i) in the event the Debt, Disqualified Capital Stock or Preferred Stock being refunded, refinanced, renewed, repaid or extended is Subordinated Debt, the Refinancing Debt must also be Subordinated Debt, (ii) in the event the obligor on the Debt, Disqualified Capital Stock or Preferred Stock being refunded, refinanced, renewed, repaid or extended is an Issuer or a Subsidiary Guarantor, the Refinancing Debt may only be Incurred by an Issuer or a Subsidiary Guarantor and (iii) in the event that the Debt being refunded, refinanced, renewed, repaid or extended is a guarantee, the Refinancing Debt shall be a guarantee.

“Regulation S” means Regulation S under the Securities Act.

“Related Business” means any business which is the same as or related, ancillary or complementary to any of the businesses of the Company or its Restricted Subsidiaries on the Issue Date.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Related Business; provided that any assets received by the Company or its Restricted Subsidiaries in exchange for assets transferred by the Company or its Restricted Subsidiaries shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Responsible Officer” means, when used with respect to the Trustee, any officer in the Corporate Trust Office of the Trustee to whom any corporate trust matter is referred because of such officer’s knowledge of and familiarity with the particular subject and shall also mean any officer who shall have direct responsibility for the administration of this Indenture.

“Restricted Payment” means:

(1) the declaration or payment of any dividend or the making of any other distribution (other than dividends or distributions payable solely in Qualified Capital Stock of the Company or in options, rights or warrants to acquire such Qualified Capital Stock) on shares of the Company’s Capital Stock;

(2) the declaration or payment of any dividend or the making of any other distribution on shares of the Capital Stock of a Restricted Subsidiary to any Person (other than (a) to the Company or any of its Wholly Owned Restricted Subsidiaries, (b) dividends or distributions made by a Restricted Subsidiary on a pro rata basis to all stockholders of such Restricted Subsidiary (or owners of an equivalent interest in the case of a Restricted Subsidiary that is not a corporation) or (c) dividends or distributions payable solely in its Qualified Capital Stock or in options, rights or warrants to acquire Qualified Capital Stock);

(3) the purchase, redemption, retirement or other acquisition for value of any Equity Interests of the Company, including in connection with any merger or consolidation involving the Company;

(4) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, of any Subordinated Debt of the Company or a Restricted Subsidiary (other than the purchase, repurchase or other acquisition of Subordinated Debt purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition); or

(5) the making of any Investment (other than a Permitted Investment) in any Person.

“Restricted Security” means a Note required to bear a Private Placement Legend pursuant to Article 2; provided, however, that the Trustee shall be entitled to request and conclusively rely on an Opinion of Counsel with respect to whether any Note constitutes a Restricted Security.

“Restricted Subsidiary” means (i) when referring to a Subsidiary of the Company, any Subsidiary of the Company (including JBS USA Food Company and JBS USA Finance) other than an Unrestricted Subsidiary, and (ii) when referring to a Restricted Subsidiary of Parent, any Subsidiary of Parent other than an Unrestricted Subsidiary.

“Rule 144A” means Rule 144A under the Securities Act.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc., or any successor to the rating agency business thereof.

“Sale and Leaseback Transaction” means any direct or indirect arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to another Person and the Company or a Restricted Subsidiary leases it from such Person, other than transactions between the Company and its Restricted Subsidiaries or between Restricted Subsidiaries.

“Secured Debt” means any of the Consolidated Total Indebtedness of the Company or any of its Restricted Subsidiaries secured by a Lien.

“Secured Leverage Ratio” means, as of any date of determination (the “determination date”) with respect to any Person, the ratio of:

(1) Secured Debt of such Person and its Restricted Subsidiaries as of the end of the most recent fiscal quarter for which internal financial statements (prepared on a consolidated basis in accordance with GAAP) are available minus the aggregate cash and cash equivalents included in the cash and cash equivalents accounts listed on the consolidated balance sheet of the Company and its Restricted Subsidiaries as at such date, to

(2) Consolidated EBITDA of such Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal financial statements are available, in each case, calculated on a pro forma basis in a manner consistent with the adjustments set forth in the definition of “Fixed Charge Coverage Ratio.” For purposes of the calculation of the Secured Leverage Ratio, in connection with the Incurrence of any Lien pursuant to clause (21) of the definition of “Permitted Liens,” the Company may elect, pursuant to an Officer’s Certificate, to treat all or a portion of the commitment under any Debt which is to be secured by such Lien as being Incurred as of such determination date and any subsequent Incurrence of Debt under such commitment that was so treated shall not be deemed, for purposes of this calculation, to be an Incurrence of additional Debt or additional Lien at such subsequent time; provided that if the Company makes such an election, for purposes of the calculation of the Secured Leverage Ratio in connection with any subsequent Incurrence of any Lien pursuant to clause (21) of the definition of “Permitted Liens” (other than under such commitment), the amount under such commitment that was so treated shall be deemed to be Incurred as of such determination date.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Secured Credit Agreements” means the Term Loan Credit Agreement and the ABL Revolving Credit Agreement.

“Significant Subsidiary” of any Person, means any Restricted Subsidiary, or any group of Restricted Subsidiaries, of such Person, if taken together as a single entity, that would be a “significant subsidiary” of such Person within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.

“Subordinated Debt” means any Debt, whether outstanding on the Issue Date or thereafter Incurred, which is subordinate or junior in right of payment to the Notes or the Guarantees, as the case may be, pursuant to a written agreement.

“Subsidiary,” with respect to any Person, means (i) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, through one or more intermediaries, by such Person or (ii) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, through one or more intermediaries, owned by such Person. Notwithstanding anything in this Indenture to the contrary, all references to any Person and its consolidated Subsidiaries or to financial information prepared on a consolidated basis in accordance with GAAP shall be deemed to include such Person and its Subsidiaries as to which financial statements are prepared on a consolidated basis in accordance with GAAP and to financial information prepared on such a consolidated basis.

“Subsidiary Guarantor” means any Guarantor which is a Subsidiary of the Company.

“Substantially Wholly Owned” means, with respect to any Subsidiary of a Person, a Subsidiary at least 90% of the outstanding Capital Stock of which (other than director’s qualifying shares) is owned by such Person or one or more Wholly Owned Restricted Subsidiaries (or a combination thereof) of Parent.

“Surviving Person” means, with respect to any Person involved in or that makes any Disposition, the Person formed by or surviving such Disposition or the Person to which such Disposition is made.

“Tax” means any tax, duty, levy, impost, assessment or other governmental charge in the nature of tax (including penalties, interest and any other liabilities related thereto).

“Taxing Authority” means any government or political subdivision or territory or possession of any government or any authority or agency therein or thereof having power to tax.

“Term Loan Credit Agreement” means the Credit Agreement, dated as of May 27, 2011, among the Company, the credit parties signatory thereto, Barclays Bank Plc, as administrative agent, and the lenders signatory thereto, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), as the same may be amended, restated, renewed, refunded, replaced, refinanced, supplemented or otherwise modified from time to time, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Total Assets” of any Person means the total assets of such Person and its Restricted Subsidiaries on a consolidated basis determined in accordance with GAAP, as shown on the most recent balance sheet of such Person and calculated on a pro forma basis in a manner consistent with the adjustments set forth in the definition of “Fixed Charge Coverage Ratio.”

“Treasury Yield” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled by and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the date fixed for redemption (or, if such statistical release is no longer published, any publicly available source of similar market data) most nearly equal to the period from the Redemption Date to January 15, 2025. If the period is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“Trustee” means the party named as such in this Indenture until a successor replaces it in accordance with the provisions of this Indenture and thereafter means such successor.

“Unrestricted Subsidiary” means any direct or indirect Subsidiary of a Person (other than JBS USA Food Company and JBS USA Finance) that is designated by the Board of Directors of such Person as an Unrestricted Subsidiary, and any Subsidiary of that Unrestricted Subsidiary, in the case of the Company, pursuant to Section 4.15 and, in case of the Parent, pursuant to Section 5.03.

“U.S. Dollar Equivalent” means, with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two business days prior to such determination.

“U.S. GAAP” means generally accepted accounting principles in the United States of America, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or the Commission or in such other statements by such other entity as approved by a significant segment of the accounting profession as may from time to time be in effect. It is understood and agreed that International Financial Reporting Standards may be deemed to qualify as U.S. GAAP. All ratios and computations with respect to the Company and its Restricted Subsidiaries for purposes of Article 4 based on U.S. GAAP contained in this Indenture shall be computed in conformity with U.S. GAAP.

“U.S. Government Securities” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

“U.S. Legal Tender” means such coin or currency of the United States of America that at the time of payment shall be legal tender for the payment of public and private debts.

“Voting Stock” of any Person as of any date means the Capital Stock of that Person that is at the time entitled to vote in the election of that Person’s Board of Directors.

“Weighted Average Life to Maturity” means, when applied to any Debt at any date, the number of years obtained by dividing:

(1) the then outstanding aggregate principal amount of such Debt into

(2) the total of the product obtained by multiplying

(a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof; by

(b) the number of years (calculated to the nearest one-twelfth) which shall elapse between such date and the making of such payment.

“Wholly Owned Restricted Subsidiary” means any Restricted Subsidiary that is a Wholly Owned Subsidiary.

“Wholly Owned Subsidiary” means a Subsidiary of any Person, all of the outstanding Capital Stock of which (other than any director’s qualifying shares or shares owned by foreign nationals to the extent mandated by applicable law) is owned by such Person or one or more Wholly Owned Subsidiaries of such Person.

Section 1.02. Other Definitions.

Term	Defined in Section
144A Global Note	2.01
Additional Amounts	11.04
Additional Notes	2.02
Affiliate Legend	Exhibit B
Affiliate Transaction	4.13
Asset Sale Offer	4.11
Authentication Order	2.02
Change of Control Offer	4.07
Change of Control Payment	4.07
Change of Control Payment Date	4.07
Company Reporting Entity	4.19
covenant defeasance	9.02
defeasance trust	9.03
Distribution Compliance Period	2.01
Event of Default	7.01
Excess Proceeds	4.11
Fall-Away Amendment	11.07
Fall-Away Baskets	11.07
Fall-Away Event	11.07
Global Notes	2.01
Guaranteed Obligations	11.01
Global Note Legend	Exhibit B
Initial Default	7.03
IAI Global Note	2.01
Increased Amount	4.10
Initial Global Notes	2.01

Initial Notes	2.02
legal defeasance	9.02
Net Proceeds Deficiency	4.11
Net Proceeds Payment Date	4.11
non-U.S. Guarantor	11.04
Offered Amount	4.11
Original Issue Discount Legend	Exhibit B
Pari Passu Debt	4.11
Pari Passu Debt Amount	4.11
Participants	2.15
Paying Agent	2.03
Payment Amount	4.11
Permanent Regulation S Global Note	2.01
Permitted Debt	4.08
Permitted Jurisdiction	6.01
Permitted Parties	4.19
Physical Notes	2.01
Parent Reversion Date	5.06
Parent Suspended Covenants	5.06
Parent Suspension Date	5.06
Parent Suspension Period	5.06
Private Placement Legend	Exhibit B
Reference Period	1.01
Registrar	2.03
Regulation S Global Note	2.01
Reporting Suspension Period	4.19
Required Information	4.19
Reversion Date	4.20
Suspended Covenants	4.20
Suspension Date	4.20
Suspension Period	4.20
Taxing Jurisdiction	11.04
Temporary Regulation S Global Note	2.01
Temporary Regulation S Global Note Legend	Exhibit B

Section 1.03. Incorporation by Reference of Trust Indenture Act. Whenever this Indenture refers to a provision of the Trust Indenture Act, such provision is incorporated by reference in, and made a part of, this Indenture. The following Trust Indenture Act terms used in this Indenture have the following meanings:

“indenture securities” means the Notes.

“indenture security holder” means a Holder.

“indenture to be qualified” means this Indenture.

“indenture trustee” or “institutional trustee” means the Trustee.

“obligor” on the indenture securities means the Issuers, any Guarantor or any other obligor on the Notes.

All other Trust Indenture Act terms used in this Indenture that are defined by the Trust Indenture Act, defined by Trust Indenture Act reference to another statute or defined by Commission rule and not otherwise defined herein have the meanings assigned to them therein.

Section 1.04. Rules of Construction. Unless the context otherwise requires:

(a)   a term has the meaning assigned to it;

(b)   an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)   “or” is not exclusive;

(d)   words in the singular include the plural, and words in the plural include the singular;

(e)   provisions apply to successive events and transactions;

(f) “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision;

(g)   the words “including,” “includes” and similar words shall be deemed to be followed by “without limitation”; and

(h)   “asset” or “property” shall be interchangeable.

Article 2
The Notes

Section 2.01. Form and Dating. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. The Issuers shall approve the form of the Notes and any notation, legend or endorsement on them. Each Note shall be dated the date of its issuance and show the date of its authentication.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and, to the extent applicable, the Issuers, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.

Notes offered and sold in reliance on Rule 144A shall be issued initially in the form of one or more permanent global Notes in registered form, substantially in the form set forth in Exhibit A (the “144A Global Note”), deposited with the Trustee, as custodian for the Depository, duly executed by the Issuers and authenticated by the Trustee as hereinafter provided and shall bear the Private Placement Legend and the Global Note Legend.

Notes offered and sold in offshore transactions in reliance on Regulation S shall be issued initially in the form of one or more temporary Global Notes in registered form, substantially in form of Exhibit A (the “Temporary Regulation S Global Note”), deposited with the Trustee, as custodian for the Depository, duly executed by the Issuers and authenticated by the Trustee as hereinafter provided and shall bear the Private Placement Legend, the Global Note Legend and the Temporary Regulation S Global Note Legend. Reasonably promptly following the date that is 40 days after the later of the commencement of an offering of Notes in reliance on Regulation S and the issue date (the “Distribution Compliance Period”), which such date shall be notified to the Trustee in writing by the Company, upon receipt by the Trustee and the Issuers of a duly executed certificate certifying that the holder of the beneficial interest in the Temporary Regulation S Global Note is a Non-U.S. Person, substantially in the form of Exhibit E, from the Depository, one or more permanent global Notes in registered form substantially in the form of Exhibit A (the “Permanent Regulation S Global Note” and, together with the Temporary Regulation S Global Note, the “Regulation S Global Note”) duly executed by the Issuers and authenticated by the Trustee as hereinafter provided and bearing the Global Note Legend, shall be deposited with the Trustee, as custodian for the Depository, and the Registrar shall reflect on its books and records the cancellation of the Temporary Regulation S Global Note and the issuance of the Permanent Regulation S Global Note.

The initial offer and resale of the Notes shall not be to an Institutional Accredited Investor. The Notes resold to Institutional Accredited Investors in connection with the first transfer made pursuant to Section 2.16(a) shall be issued initially in the form of one or more permanent Global Notes in registered form, substantially in the form set forth in Exhibit A (the “IAI Global Note” and, together with the 144A Global Note and the Regulation S Global Note, the “Initial Global Notes”), deposited with the Trustee, as custodian for the Depository, duly executed by the Issuers and authenticated by the Trustee as hereinafter provided and shall bear the Private Placement Legend and the Global Note Legend.

Any Additional Notes so designated by the Company shall bear the Original Issue Discount Legend.

Notes issued after the Issue Date shall be issued initially in the form of one or more Global Notes in registered form, substantially in the form set forth in Exhibit A, deposited with the Trustee, as custodian for the Depository, duly executed by the Issuers and authenticated by the Trustee as hereinafter provided and shall bear the Global Note Legend and any legends required by applicable law (together with the Initial Global Notes, the “Global Notes”) or as Physical Notes.

The aggregate principal amount of the Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for the Depository, as hereinafter provided. Notes issued in exchange for interests in a Global Note pursuant to Section 2.16 may be issued in the form of permanent certificated non-global Notes in registered form in substantially the form set forth in Exhibit A and bearing the applicable legends, if any (the “Physical Notes”).

Section 2.02. Execution, Authentication and Denomination; Additional Notes. One Officer of the Company, one Officer of JBS USA Food Company and one Officer of JBS USA Finance (each of whom shall have been duly authorized by all requisite corporate actions) shall sign the Notes for the Issuers by manual or facsimile signature.

If an Officer whose signature is on a Note was an Officer at the time of such execution but no longer holds that office at the time the Trustee authenticates the Note, the Note shall nevertheless be valid.

A Note (and the Guarantees in respect thereof) shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee shall authenticate (i) on the Issue Date, Notes for original issue in an aggregate principal amount not to exceed US$1,250,000,000 (the “Initial Notes”) and (ii) additional Notes (the “Additional Notes”) in an unlimited amount (so long as not otherwise prohibited by the terms of this Indenture, including, without limitation, Section 4.08), in each case upon a written order of the Issuers in the form of a certificate of an Officer (an “Authentication Order”). Each such Authentication Order shall specify the amount of Notes to be authenticated and the date on which the Notes are to be authenticated, whether the Notes are to be Initial Notes or Additional Notes and whether the Notes are to be issued as certificated Notes or Global Notes or such other information as the Trustee may reasonably request. In addition, with respect to authentication pursuant to clause (ii) of the first sentence of this paragraph, the Authentication Order shall be accompanied by an Opinion of Counsel to the Trustee.

All Notes issued under this Indenture shall be treated as a single class for all purposes under this Indenture; provided that, if any Additional Notes subsequently issued are not fungible for U.S. federal income tax purposes with any Notes previously issued, such Additional Notes shall have a separate CUSIP number but shall otherwise be treated as a single class with all other Notes issued under this Indenture. The Additional Notes shall bear any legend required by applicable law.

The Trustee may appoint an authenticating agent reasonably acceptable to the Issuers to authenticate Notes. Unless otherwise provided in the appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with the Issuers and Affiliates of the Issuers. The Trustee shall have the right to decline to authenticate and deliver any Notes under this Indenture if the Trustee, being advised by counsel, determines that such action may not lawfully be taken or if the Trustee in good faith shall determine that such action would expose the Trustee to personal liability.

The Notes shall be issuable only in registered form without coupons in denominations of US$2,000 and integral multiples of US$1,000 in excess thereof.

Section 2.03. Registrar and Paying Agent. The Issuers shall maintain or cause to be maintained an office or agency where (a) Notes may be presented or surrendered for registration of transfer or for exchange (“Registrar”), (b) Notes may, subject to Section 2 of the Notes, be presented or surrendered for payment (“Paying Agent”) and (c) notices and demands to or upon the Issuers in respect of the Notes and this Indenture (other than notices and demands of the type contemplated by Section 12.09 of this Indenture) may be served. The Issuers may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Issuers of the obligation to maintain or cause to be maintained an office or agency for such purposes. The Issuers may act as Registrar or Paying Agent, except that for the purposes of Articles 3 and 9 and Sections 4.07 and 4.11, neither the Issuers nor any Affiliate of the Issuers shall act as Paying Agent. The Registrar shall keep a register of the Notes and of their transfer and exchange. The Issuers, upon written notice to the Trustee, may have one or more co-registrars and one or more additional Paying Agents reasonably acceptable to the Trustee. The term “Registrar” includes any co-registrar, and the term “Paying Agent” includes any additional Paying Agent. The Issuers initially appoints the Trustee as Registrar and Paying Agent until such time as the Trustee has resigned or a successor has been appointed.

The Issuers shall enter into an appropriate agency agreement with any Agent not a party to this Indenture, which agreement shall implement the provisions of this Indenture that relate to such Agent. The Issuers shall notify the Trustee in writing, in advance, of the name and address of any such Agent. If the Issuers fail to maintain a Registrar or Paying Agent, the Trustee shall act as such.

Section 2.04. Paying Agent To Hold Assets in Trust. The Issuers shall require each Paying Agent other than the Trustee or the Issuers or any Subsidiary to agree in writing that each Paying Agent shall hold in trust for the benefit of Holders or the Trustee all assets held by the Paying Agent for the payment of principal of, or interest on, the Notes (whether such assets have been distributed to it by the Issuers or any other obligor on the Notes), and shall notify the Trustee of any Default by the Issuers (or any other obligor on the Notes) in making any such payment. The Issuers at any time may require a Paying Agent to distribute all assets held by it to the Trustee and account for any assets disbursed, and the Trustee may at any time during the continuance of any payment Default, upon written request to a Paying Agent, require such Paying Agent to distribute all assets held by it to the Trustee and to account for any assets distributed. Upon distribution to the Trustee of all assets that shall have been delivered by the Issuers to the Paying Agent, the Paying Agent shall have no further liability for such assets.

Section 2.05. Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. If the Trustee is not the Registrar, the Issuers shall furnish to the Trustee at least two (2) Business Days prior to each Interest Payment Date and at such other times as the Trustee may request in writing a list, in such form and as of such date as the Trustee may reasonably require, of the names and addresses of Holders, which list may be conclusively relied upon by the Trustee.

Section 2.06. Transfer and Exchange. Subject to Sections 2.15 and 2.16, when Notes are presented to the Registrar with a request to register the transfer of such Notes or to exchange such Notes for an equal principal amount of Notes of other authorized denominations, the Registrar shall register the transfer or make the exchange as requested if its requirements for such transaction are met; provided, however, that the Notes surrendered for transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer in form satisfactory to the Issuers and the Registrar, duly executed by the Holder thereof or his or her attorney duly authorized in writing. To permit registrations of transfers and exchanges, the Issuers shall execute and the Trustee shall authenticate Notes at the Registrar’s request. No service charge shall be made for any registration of transfer or exchange, but the Issuers may require payment of a sum sufficient to cover any transfer tax or other tax and governmental or other fees payable in connection therewith.

Without the prior written consent of the Issuers, the Registrar shall not be required to register the transfer of or exchange of any Note (i) during a period beginning at the opening of business 15 days before a selection of Notes to be redeemed and ending at the close of business on the day of such selection, (ii) selected for redemption in whole or in part pursuant to Article 3, except the unredeemed portion of any Note being redeemed in part, and (iii) beginning at the opening of business on any Record Date and ending on the close of business on the related Interest Payment Date. Any holder of a beneficial interest in a Global Note shall, by acceptance of such beneficial interest, agree that transfers of beneficial interests in such Global Notes may be effected only through a book-entry system maintained by the Holder of such Global Note (or its agent) in accordance with the applicable legends thereon and that ownership of a beneficial interest in the Note shall be required to be reflected in a book-entry system.

Section 2.07. Replacement Notes. If a mutilated Note is surrendered to the Trustee or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Issuers shall issue and the Trustee shall authenticate a replacement Note if the Trustee’s requirements are met. Such Holder must provide an indemnity bond or other indemnity, sufficient in the judgment of both the Issuers and the Trustee, to protect the Issuers, the Trustee or any Agent from any loss which any of them may suffer if a Note is replaced. The Issuers may charge such Holder for their reasonable out-of-pocket expenses in replacing a Note pursuant to this Section 2.07, including reasonable fees and expenses of counsel and of the Trustee.

Every replacement Note is an additional obligation of the Issuers.

The provisions of this Section 2.07 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of lost, destroyed or wrongfully taken Notes.

Section 2.08. Outstanding Notes. Notes outstanding at any time are all the Notes that have been authenticated by the Trustee except those cancelled by it, those delivered to it for cancellation and those described in this Section as not outstanding. A Note does not cease to be outstanding because the Issuers, the Guarantors or any of their respective Affiliates hold the Note (subject to the provisions of Section 2.09).

If a Note is replaced pursuant to Section 2.07 (other than a mutilated Note surrendered for replacement), it ceases to be outstanding unless a Responsible Officer of the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser. A mutilated Note ceases to be outstanding upon surrender of such Note and replacement thereof pursuant to Section 2.07.

If the principal amount of any Note is considered paid under Section 4.01, it ceases to be outstanding and interest ceases to accrue. If on a Redemption Date or the Maturity Date the Trustee or Paying Agent (other than the Issuers or an Affiliate thereof) holds U.S. Legal Tender or U.S. Government Securities sufficient to pay all of the principal and interest due on the Notes payable on that date, then on and after that date such Notes cease to be outstanding and interest on them ceases to accrue.

Section 2.09. Treasury Notes. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuers or any of their Affiliates shall be disregarded, except that, for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned shall be disregarded.

Section 2.10. Temporary Notes. Until definitive Notes are ready for delivery, the Issuers may prepare and the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of definitive Notes but may have variations that the Issuers consider appropriate for temporary Notes. Without unreasonable delay, the Issuers shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes. Until such exchange, temporary Notes shall be entitled to the same rights, benefits and privileges as definitive Notes. Notwithstanding the foregoing, so long as the Notes are represented by a Global Note, such Global Note may be in typewritten form.

Section 2.11. Cancellation. The Issuers at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for transfer, exchange or payment. The Trustee, or at the direction of the Trustee, the Registrar or the Paying Agent (other than the Issuers or an Affiliate thereof), and no one else, shall cancel and, at the written direction of the Issuers, shall dispose of all Notes surrendered for transfer, exchange, payment or cancellation in accordance with its customary procedures. Subject to Section 2.07, the Issuers may not issue new Notes to replace Notes that they have paid or delivered to the Trustee for cancellation. If the Issuers or any Guarantor shall acquire any of the Notes, such acquisition shall not operate as a redemption or satisfaction of the Debt represented by such Notes unless and until the same are surrendered to the Trustee for cancellation pursuant to this Section 2.11.

Section 2.12. Defaulted Interest. If the Issuers default in a payment of interest on the Notes, they shall pay the defaulted interest, plus (to the extent lawful) any interest payable on the defaulted interest, in any lawful manner. The Issuers may pay the defaulted interest to the persons who are Holders on a subsequent special record date, which date shall be the fifteenth day next preceding the date fixed by the Issuers for the payment of defaulted interest or the next succeeding Business Day if such date is not a Business Day. At least 15 days before any such subsequent special record date, the Issuers shall mail to each Holder, with a copy to the Trustee, a notice that states the subsequent special record date, the payment date and the amount of defaulted interest, and interest payable on such defaulted interest, if any, to be paid.

Section 2.13. CUSIP and ISIN Numbers. The Issuers in issuing the Notes may use “CUSIP” or “ISIN” numbers, and if so, the Trustee shall use the “CUSIP” or “ISIN” numbers in notices of redemption or exchange as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness or accuracy of the “CUSIP” or “ISIN” numbers printed in the notice or on the Notes and that reliance may be placed only on the other identification numbers printed on the Notes. The Issuers shall promptly notify the Trustee in writing of any change in the “CUSIP” or “ISIN” numbers.

Section 2.14. Deposit of Moneys. Subject to Section 2 of the Notes, prior to 11:00 a.m. New York City time on each Interest Payment Date, Maturity Date, Redemption Date, Change of Control Payment Date and the Net Proceeds Payment Date, the Issuers shall have deposited with the Paying Agent in immediately available funds money sufficient to make cash payments, if any, due on such Interest Payment Date, Maturity Date, Redemption Date, Change of Control Payment Date and Net Proceeds Payment Date, as the case may be, in a timely manner which permits the Paying Agent to remit payment to the Holders on such Interest Payment Date, Maturity Date, Redemption Date, Change of Control Payment Date and Net Proceeds Payment Date, as the case may be.

Section 2.15. Book-Entry Provisions for Global Notes. (a) The Global Notes initially shall (i) be registered in the name of the Depository or the nominee of such Depository, (ii) be delivered to the Trustee as custodian for such Depository and (iii) bear legends as set forth in Exhibit B, as applicable. Members of, or participants in, the Depository (“Participants”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depository, or the Trustee as its custodian, or under the Global Note, and the Depository may be treated by the Issuers, the Trustee and any agent of the Issuers or the Trustee as the absolute owner of the Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuers, the Trustee or any agent of the Issuers or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository and Participants, the operation of customary practices governing the exercise of the rights of a Holder of any Note.

(b)   Transfers of Global Notes shall be limited to transfers in whole, but not in part, to the Depository, its successors or their respective nominees. Interests of beneficial owners in the Global Notes may be transferred or exchanged for Physical Notes in accordance with the rules and procedures of the Depository and the provisions of Section 2.16. In addition, Physical Notes shall be transferred to all beneficial owners in exchange for their beneficial interests in Global Notes if (i) the Depository notifies the Issuers that it is unwilling or unable to act as Depository for any Global Note or has ceased to be a clearing agency registered under the Exchange Act and, in each case, the Issuers so notify the Trustee in writing and a successor Depository is not appointed by the Issuers within 90 days of such notice, (ii) the Issuers, at their option, notify the Trustee in writing that they elect to cause the issuance of the Notes in the form of Physical Notes under this Indenture (provided that the Temporary Regulation S Global Note may not be exchanged pursuant to this clause (b) prior to the expiration of the Distribution Compliance Period and the receipt of the certificate specified in Section 2.16(c)(i)), or (iii) a Default or Event of Default has occurred and is continuing and the Registrar has received a written request from any owner of a beneficial interest in a Global Note to issue Physical Notes. Upon any issuance of a Physical Note in accordance with this Section 2.15(b) the Trustee is required to register such Physical Note in the name of, and cause the same to be delivered to, such Person or Persons (or the nominee of any thereof). All such Physical Notes shall bear the applicable legends, if any.

(c)   In connection with any transfer or exchange of a portion of the beneficial interest in a Global Note to beneficial owners pursuant to paragraph (b) of this Section 2.15, the Registrar shall (if one or more Physical Notes are to be issued) reflect on its books and records the date and a decrease in the principal amount of such Global Note in an amount equal to the principal amount of the beneficial interest in the Global Note to be transferred or exchanged, and the Issuers shall execute, and the Trustee shall authenticate and deliver, one or more Physical Notes of authorized denominations in an aggregate principal amount equal to the principal amount of the beneficial interest in the Global Note so transferred or exchanged.

(d)   In connection with the transfer of a Global Note as an entirety to beneficial owners pursuant to paragraph (b) of this Section 2.15, such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and (i) the Issuers shall execute and (ii) the Trustee shall upon written instructions from the Issuers authenticate and deliver, to each beneficial owner identified by the Depository in exchange for its beneficial interest in such Global Note, an equal aggregate principal amount of Physical Notes of authorized denominations.

(e)   Any Physical Note constituting a Restricted Security delivered in exchange for an interest in a Global Note pursuant to paragraph (b) or (c) of this Section 2.15 shall, except as otherwise provided by Section 2.16, bear the Private Placement Legend.

(f) The Holder of any Global Note may grant proxies and otherwise authorize any Person, including Participants and Persons that may hold interests through Participants, to take any action which a Holder is entitled to take under this Indenture or the Notes.

Section 2.16. Special Transfer and Exchange Provisions.

(a)   Transfers to Non-QIB Institutional Accredited Investors. The following provisions shall apply with respect to the registration of any proposed transfer or exchange of a Restricted Security to any Institutional Accredited Investor which is not a QIB:

(i)   the Registrar shall register the transfer or exchange of any Restricted Security, whether or not such Note bears the Private Placement Legend, if (x) the requested transfer or exchange is at least one year after the later of the date of issuance of such Note and the last date on which the Issuers or any of their Affiliates was the owner of such Note or any predecessor of such Note and on which the Issuers instruct the Trustee that the Private Placement Legend shall be deemed removed from such Note (and the Company shall provide an Officer’s Certificate to the Trustee if the Issuers or an Affiliate thereof has acquired a beneficial interest in such Note); or (y) the proposed transferee has delivered to the Registrar a certificate substantially in the form of Exhibit C hereto and any legal opinions and certifications as may be reasonably required by the Trustee and the Issuers;

(ii)   if the proposed transferee is a Participant and the Notes to be transferred or exchanged consist of Physical Notes which after transfer or exchange are to be evidenced by an interest in the IAI Global Note, upon receipt by the Registrar of the Physical Note and (x) written instructions given in accordance with the Depository’s and the Registrar’s procedures and (y) the certificate, if required, referred to in clause (y) of paragraph (i) above (and any legal opinion or other certifications required by the Issuers), the Registrar shall register the transfer or exchange and reflect on its books and records the date and direct the Depository to increase the principal amount of the IAI Global Note in an amount equal to the principal amount of Physical Notes to be transferred or exchanged, and the Registrar shall cancel the Physical Notes so transferred or exchanged; and

(iii)   if the proposed transferor is a Participant seeking to transfer or exchange an interest in a Global Note, upon receipt by the Registrar of (x) written instructions given in accordance with the Depository’s and the Registrar’s procedures and (y) the certificate, if required, referred to in clause (y) of paragraph (i) above, the Registrar shall register the transfer or exchange and reflect on its books and records the date and (A) direct the Depository to decrease the principal amount of the Global Note from which such interests are to be transferred or exchanged in an amount equal to the principal amount of the Notes to be transferred or exchanged and (B) direct the Depository to increase the principal amount of the IAI Global Note in an amount equal to the principal amount of the interest to be transferred or exchanged.

(b)   Transfers to QIBs. The following provisions shall apply with respect to the registration of any proposed transfer or exchange of a Restricted Security to a QIB:

(i)   the Registrar shall register the transfer or exchange of any Restricted Security, whether or not such Note bears the Private Placement Legend, if (x) the requested transfer or exchange is at least one year after the later of the date of issuance of such Note and the last date on which the Issuers or any of their Affiliates was the owner of such Note or any predecessor of such Note and on which the Issuers instruct the Trustee that the Private Placement Legend shall be deemed removed from such Note (and the Company shall provide an Officer’s Certificate if the Issuers or any Affiliate thereof has acquired a beneficial interest in such Note) or (y) such transfer or exchange is being made by a proposed transferor who has checked the box provided for on the applicable Global Note stating, or has otherwise advised the Issuers and the Registrar in writing, that the sale has been made in compliance with the provisions of Rule 144A to a transferee who has signed the certification provided for on the applicable Global Note stating, or has otherwise advised the Issuers and the Registrar in writing, that it is purchasing the Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a QIB within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuers as it has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A;

(ii)   if the proposed transferee is a Participant and the Notes to be transferred or exchanged consist of Physical Notes which after transfer or exchange are to be evidenced by an interest in the 144A Global Note, upon receipt by the Registrar of the Physical Notes and written instructions given in accordance with the Depository’s and the Registrar’s procedures, the Registrar shall register the transfer or exchange and reflect on its book and records the date and direct the Depository to increase the principal amount of the 144A Global Note in an amount equal to the principal amount of Physical Notes to be transferred or exchanged, and the Registrar shall cancel the Physical Notes so transferred or exchanged; and

(iii)   if the proposed transferor is a Participant seeking to transfer or exchange an interest in the IAI Global Note or the Regulation S Global Note, upon receipt by the Registrar of written instructions given in accordance with the Depository’s and the Registrar’s procedures, the Registrar shall register the transfer or exchange and reflect on its books and records the date and (A) direct the Depository to decrease the principal amount of the IAI Global Note or the Regulation S Global Note, as the case may be, in an amount equal to the principal amount of the Notes to be transferred or exchanged and (B) direct the Depository to increase the principal amount of the 144A Global Note in an amount equal to the principal amount of the interest to be transferred or exchanged.

(c)   Transfers of Interests in the Temporary Regulation S Global Note. The following provisions shall apply with respect to the registration of any proposed transfer or exchange of interests in the Temporary Regulation S Global Note:

(i)   the Registrar shall register the transfer or exchange of an interest in the Temporary Regulation S Global Note, whether or not such Global Note bears the Private Placement Legend, if the proposed transferor has delivered to the Registrar a certificate substantially in the form of Exhibit E stating, among other things, that the proposed transferee is a Non-U.S. Person (except for a transfer to an Initial Purchaser); and

(ii)   if the proposed transferee is a Participant, upon receipt by the Registrar of the documents referred to in clause (i) above, if required, and instructions given in accordance with the Depository’s and the Registrar’s procedures, the Registrar shall reflect on its books and records the date and amount of such transfer or exchange of an interest in the Temporary Regulation S Global Note.

(d)   Transfers to Non-U.S. Persons. The following provisions shall apply with respect to any transfer or exchange of a Restricted Security to a Non-U.S. Person under Regulation S:

(i)   the Registrar shall register any proposed transfer or exchange of a Restricted Security to a Non-U.S. Person upon receipt of a certificate substantially in the form of Exhibit D from the proposed transferor and such certifications, legal opinions and other information as the Issuers may reasonably require; and

(ii)   (A) if the proposed transferor is a Participant holding a beneficial interest in the Rule 144A Global Note or the IAI Global Note or the Note to be transferred or exchanged consists of Physical Notes, upon receipt by the Registrar of (x) the documents required by paragraph (i) and (y) instructions in accordance with the Depository’s and the Registrar’s procedures, the Registrar shall reflect on its books and records the date and direct the Depository to decrease the principal amount of the Rule 144A Global Note or the IAI Global Note, as the case may be, in an amount equal to the principal amount of the beneficial interest in the Rule 144A Global Note or the IAI Global Note, as the case may be, to be transferred or exchanged or cancel the Physical Notes to be transferred or exchanged, and (B) if the proposed transferee is a Participant, upon receipt by the Registrar of instructions given in accordance with the Depository’s and the Registrar’s procedures, the Registrar shall reflect on its books and records the date and direct the Depository to increase the principal amount of the Permanent Regulation S Global Note in an amount equal to the principal amount of the interest in the Rule 144A Global Note, interest in the IAI Global Note or the principal amount of the Physical Notes, as the case may be, to be transferred or exchanged.

(e)   Restrictions on Transfer and Exchange of Global Notes. Notwithstanding any other provisions of this Indenture, a Global Note may not be transferred as a whole except by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor Depository or a nominee of such successor Depository.

(f) Private Placement Legend. Upon the transfer, exchange or replacement of Notes not bearing the Private Placement Legend unless otherwise required by applicable law, the Registrar shall deliver Notes that do not bear the Private Placement Legend. Upon the transfer, exchange or replacement of Notes bearing the Private Placement Legend, the Registrar shall deliver only Notes that bear the Private Placement Legend unless (i) the Notes are delivered in connection with an exchange pursuant to Section 2.17 hereof, (ii) the Issuers have instructed the Trustee that the Private Placement Legend on such Notes shall be deemed removed from such Notes in accordance with Section 2.16(a)(i) or 2.16(b)(i), or (iii) such Note has been offered and sold pursuant to an effective registration statement under the Securities Act, and in each of clauses (i) and (iii), there is delivered to the Trustee an Opinion of Counsel to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act.

(g)   General. By its acceptance of any Note bearing the Private Placement Legend, each Holder of such a Note acknowledges the restrictions on transfer of such Note set forth in this Indenture and in the Private Placement Legend and agrees that it will transfer such Note only as provided in this Indenture.

The Registrar shall retain copies of all letters, notices and other written communications received pursuant to this Section 2.16. The Issuers shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable written notice to the Registrar.

No Agent shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer or exchange imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including, without limitation, any transfers between or among Participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

The Trustee shall have no responsibility for the actions or omissions of the Depository, or the accuracy of the books and records of the Depository.

(h)   Cancellation and/or Adjustment of Global Note. At such time as all beneficial interests in a particular Global Note have been exchanged for Physical Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who shall take delivery thereof in the form of a beneficial interest in another Global Note or for Physical Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly, and an endorsement shall be made on such Global Note by the Trustee or by the Depository at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who shall take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

Section 2.17. Automatic Exchange. Upon the Company’s satisfaction that the Private Placement Legend shall no longer be required in order to maintain compliance with the Securities Act, the Company may, at its option, determine that beneficial interests in a Global Note that is a Restricted Security shall be automatically exchanged into beneficial interests in an Global Note that is not a Restricted Security without any action required by or on behalf of the Holder (the “Automatic Exchange”) at any time on or after the date that is the 366th calendar day after (1) with respect to any Note issued on the Issue Date, the later of (x) the Issue Date and (y) the last date on which the Company or any Affiliate of the Company was the owner of such Note (or of any other Global Note with the same CUSIP number) or (2) with respect to any Additional Note, if any, the later of (x) the issue date of such Additional Note and (y) the last date on which the Company or any Affiliate of the Company was the owner of such Note (or of any other Global Note with the same CUSIP number), or, in each case, if such day is not a Business Day, on the next succeeding Business Day (the “Automatic Exchange Date”). Upon the Company’s satisfaction that the Private Placement Legend shall no longer be required in order to maintain compliance with the Securities Act, if the Company elects, at its option, that an Automatic Exchange will take place, it shall (A) provide written notice to the Trustee at least 10 calendar days prior to the Automatic Exchange, instructing the Trustee to direct the Depositary to exchange all of the outstanding beneficial interests in a particular Global Note that is a Restricted Security to the Global Note that is not a Restricted Security, which the Company shall have previously otherwise made eligible for exchange with the Depository, (B) provide prior written notice (the “Automatic Exchange Notice”) to each Holder at such Holder’s address appearing in the Note register at least 10 calendar days prior to the Automatic Exchange (the “Automatic Exchange Notice Date”), which notice must include (I) the Automatic Exchange Date, (II) the Section of this Indenture pursuant to which the Automatic Exchange shall occur, (III) the CUSIP number of the Global Note that is a Restricted Security from which such Holder’s beneficial interests will be transferred and (IV) the CUSIP number of the Global Note into which such Holder’s beneficial interests will be transferred, and (C) on or prior to the date of the Automatic Exchange, deliver to the Trustee for authentication one or more Global Notes without the Private Placement Legend, duly executed by the Company, in an aggregate principal amount equal to the aggregate principal amount of Global Notes that are Restricted Securities to be exchanged. At the Company’s request on no less than five calendar days’ notice, the Trustee shall deliver, in the Company’s name and at its expense, the Automatic Exchange Notice (which shall be prepared by the Company) to each Holder at such Holder’s address appearing in the Note register. Notwithstanding anything to the contrary in Section 2.16, during the 10-day period between the Automatic Exchange Notice Date and the Automatic Exchange Date, no transfers or exchanges other than pursuant to this Section 2.17 shall be permitted without the prior written consent of the Company. As a condition to any Automatic Exchange, the Company shall provide, and the Trustee shall be entitled to rely upon, an Officer’s Certificate and Opinion of Counsel to the effect that the Automatic Exchange shall be effected in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend shall no longer be required in order to maintain compliance with the Securities Act and that the aggregate principal amount of the particular Global Note that is a Restricted Security is to be transferred to the particular Global Note that is not a Restricted Security by adjustment made on the records of the Trustee, as custodian for the Depository to reflect the Automatic Exchange. The Company may request from Holders such information as it reasonably determines is required in order to be able to deliver such Officer’s Certificate and Opinion of Counsel. Upon such exchange of beneficial interests pursuant to this Section 2.17, the aggregate principal amount of the Global Notes shall be increased or decreased by adjustments made on the records of the Trustee, as custodian for the Depository, to reflect the relevant increase or decrease in the principal amount of such Global Note resulting from the applicable exchange. The Global Note that is a Restricted Security from which beneficial interests are transferred pursuant to an Automatic Exchange shall be canceled following the Automatic Exchange.

Section 2.18. Notes Held by Affiliates. Notwithstanding anything to the contrary in Section 2.16, unless otherwise permitted by the Company, any Note or interest therein (i) that has been transferred to an Affiliate of the Issuers, as evidenced by a notation on the certificate of transfer or certificate of exchange for such transfer or in the representation letter delivered in respect thereof, or (ii) that has been acquired from an Affiliate (other than by an Affiliate) in a transaction or a chain of transactions not involving any public offering, as evidenced by a notation on the certificate of transfer or certificate of exchange for such transfer or in the representation letter delivered in respect thereof, shall, until one year after the last date on which either the Issuers or any Affiliate of the Issuers was an owner of such Note, in each case, be in the form of either (A) a Global Note that is a Restricted Security bearing the Affiliate Legend and a restricted CUSIP number different from the CUSIP number borne by any other Global Note (an “Affiliate Global Note”) or a Physical Note bearing the Private Placement Legend and the Affiliate Legend and, in each case, shall be subject to the restrictions in Section 2.16 and this Section 2.18.

Any Person who is not an Affiliate of the Issuer but who acquired such beneficial interest or Physical Note from an Affiliate of the Issuer and who wishes to (1) exchange such beneficial interest or Physical Note for a beneficial interest in a Global Note that is not an Affiliate Global Note or that is a Physical Note not bearing the Affiliate Legend, as the case may be, or (2) transfer such beneficial interest or Physical Note to a Person who takes delivery in the form of a Global Note that is not an Affiliate Global Note or that is a Physical Note not bearing the Affiliate Legend shall, in addition to complying with any other applicable requirements of Section 2.16 and this Section 2.18, deliver to the Company and the Registrar such certifications and other documentation as the Company and the Registrar may request to the effect that such exchange or transfer is in compliance with the Securities Act, that the transferee shall receive freely tradable securities pursuant to Rule 144 or other applicable provisions of the Securities Act or the rules and regulations thereunder or as to such other matters as the Company or the Registrar may reasonably request.

If the Company or the Registrar so requests, any Affiliate of the Issuers that wishes to transfer or exchange a Note or a beneficial interest therein shall deliver such documentation as the Company or the Registrar may request to the effect that such transfer or exchange is in compliance with the Securities Act or as to such other matters as the Company or the Registrar may reasonably request.

The Registrar shall retain copies of all letters, notices, Opinions of Counsel, certificates or other written communications received pursuant to this Section 2.18. The Company shall have the right to inspect and make copies of all such letters, notices, Opinions of Counsel, certificates or other written communications at any reasonable time upon the giving of reasonable advance written notice to the Registrar.

Section 2.19. Open Market Purchases. The Issuers may at any time and from time to time purchase the Notes in the open market or otherwise.

Article 3
Redemption

Section 3.01. Notices to Trustee. If the Company elects to redeem Notes pursuant to Sections 5 and 6 of the Notes, it shall notify the Trustee in writing of the Redemption Date, the Redemption Price and the principal amount of Notes to be redeemed. The Company shall give notice of redemption to the Trustee at least 15 days (unless the Trustee consents to a shorter period) prior to the date such notice of redemption is to be sent to Holders, together with such documentation and records as shall enable the Trustee to select the Notes to be redeemed.

Section 3.02. Selection of Notes To Be Redeemed. If less than all of the Notes are to be redeemed at any time pursuant to Section 5 of the Notes, the Trustee shall select Notes by lot, on a pro rata basis or otherwise in accordance with the procedures of the Depository; provided that no Notes of less than US$2,000 in original principal amount shall be redeemed in part.

Section 3.03. Notice of Redemption. Except as otherwise provided in Section 5 or 6 of the Notes, at least 30 days but not more than 60 days before a Redemption Date, the Company shall deliver a notice of redemption electronically or by first class mail (or otherwise in accordance with applicable procedures of the Depository), postage prepaid (or in the case of Notes held in book-entry form, by electronic transmission), to each Holder whose Notes (or in the case of Global Notes, by electronic submission to the Depository) are to be redeemed at its registered address (except that a notice issued in connection with a redemption referred to in Section 9.01 may be more than 60 days before such Redemption Date). At the Company’s written request, the Trustee shall forward the notice of redemption in the Company’s name and at the Company’s expense, provided that the Company shall have prepared and provided to the Trustee the form of such notice, or, if acceptable to the Trustee, provided sufficient information to enable the Trustee to prepare such notice, in each case on a timely basis. Each notice for redemption shall identify the Notes (including the CUSIP or ISIN number) to be redeemed and shall state:

(a)   the Redemption Date;

(b)   the Redemption Price, or the appropriate calculation thereof, and the amount of accrued interest, if any, to be paid; provided that if the notice does not include the Redemption Price, the actual Redemption Price shall be set forth in an Officer’s Certificate delivered to the Trustee no later than two Business Days prior to the Redemption Date;

(c)   the name and address of the Paying Agent;

(d)   that Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price plus accrued interest, if any;

(e)   that, unless the Company defaults in making the redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date, and the only remaining right of the Holders of such Notes is to receive payment of the Redemption Price upon surrender to the Paying Agent of the Notes redeemed;

(f) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date, and upon surrender and cancellation of such Note, a new Note or Notes in aggregate principal amount equal to the unredeemed portion thereof will be issued;

(g)   if fewer than all the Notes are to be redeemed, the identification of the particular Notes (or portion thereof) to be redeemed, as well as the aggregate principal amount of Notes to be redeemed and the aggregate principal amount of Notes to be outstanding after such partial redemption;

(h)   the Section of the Notes or this Indenture, as applicable, pursuant to which the Notes are to be redeemed; and

(i) if applicable, any condition to such redemption.

The notice, if mailed in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice by mail or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note.

Any redemption or notice of any redemption may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of an Equity Offering, other offering or financing, Change of Control or other corporate transaction or event. Notice of any redemption in respect of an Equity Offering may be given prior to the completion thereof. In addition, if such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Company’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied and a new redemption date shall be set by the Company in accordance with applicable procedures of the Depository, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed.

Section 3.04. Effect of Notice of Redemption. Once notice of redemption is mailed in accordance with Section 3.03, Notes called for redemption become due and payable on the Redemption Date and at the Redemption Price plus accrued interest, if any. Upon surrender to the Trustee or Paying Agent, such Notes called for redemption shall be paid at the Redemption Price (plus accrued interest thereon to, but not including, the Redemption Date), but installments of interest, the maturity of which is on or prior to the Redemption Date, shall be payable to Holders of record at the close of business on the relevant Record Dates, and no additional interest will be payable to Holders whose Notes will be subject to redemption by the Company. On and after the Redemption Date interest shall cease to accrue on Notes or portions thereof called for redemption unless the Company shall have not complied with its obligations pursuant to Section 3.05.

Section 3.05. Deposit of Redemption Price. On or before 11:00 a.m. New York time on the Redemption Date, the Company shall deposit with the Paying Agent, U.S. Legal Tender sufficient to pay the Redemption Price plus accrued and unpaid interest, if any, of all Notes to be redeemed on that date.

If the Company complies with the preceding paragraph, then, unless the Company defaults in the payment of such Redemption Price plus accrued interest, if any, interest on the Notes to be redeemed shall cease to accrue on and after the applicable Redemption Date, whether or not such Notes are presented for payment.

Section 3.06. Notes Redeemed in Part. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note or Notes in principal amount equal to the unredeemed portion of the original Note or Notes shall be issued in the name of the Holder thereof upon surrender and cancellation of the original Note or Notes.

Article 4
Covenants of the Company

Section 4.01. Payment of Notes. The Issuers shall pay the principal of (and premium, if any) and interest on the Notes in the manner provided in the Notes and this Indenture. An installment of principal of, or interest on, the Notes shall be considered paid on the date it is due if the Trustee or Paying Agent (other than the Company or an Affiliate thereof) holds on that date, by 11:00 a.m. New York City time, U.S. Legal Tender designated for and sufficient to pay the installment. Interest on the Notes shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

The Issuers shall pay interest on overdue principal (including, without limitation, post-petition interest in a proceeding under any Bankruptcy Law), and overdue interest, to the extent lawful, at the same rate per annum borne by the Notes.

Section 4.02. Maintenance of Office or Agency. The Issuers shall maintain the office or agency required under Section 2.03 (which may be an office of the Trustee or an Affiliate of the Trustee or Registrar). The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuers shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the address of the Trustee set forth in Section 12.02.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby initially designates the Corporate Trust Office of U.S. Bank National Association as such office of the Company in accordance with Section 2.03.

Section 4.03. Corporate Existence. Except as otherwise permitted by Article 6, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate, partnership or other existence of each of its Restricted Subsidiaries in accordance with the respective organizational documents of each such Restricted Subsidiary and the material rights (charter and statutory) and material franchises of the Company and each of its Restricted Subsidiaries; provided, however, that the Company shall not be required to preserve any such right, franchise or corporate existence with respect to itself or any Restricted Subsidiary if the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole, or that the loss thereof is not adverse in any material respect to the Holders of the Notes; and provided, further, that this Section does not prohibit any transaction otherwise permitted by Section 4.11 or Section 6.01.

Section 4.04. Payment of Taxes. The Company shall, and shall cause each of its Restricted Subsidiaries to, pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (a) all material taxes, assessments and governmental charges levied or imposed upon the Company or any of its Restricted Subsidiaries or upon the income, profits or property of the Company or any of its Restricted Subsidiaries and (b) all lawful claims for labor, materials and supplies which, in each case, if unpaid, might by law become a material liability or Lien upon the property of the Company or any of its Restricted Subsidiaries; provided, however, that the Company and its Restricted Subsidiaries shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim (x) whose amount the applicability or validity is being contested in good faith by appropriate actions and for which appropriate provision has been made or (y) where the failure to do so is not adverse in any material respect the Holders of the Notes.

Section 4.05. Compliance Certificate; Notice of Default. (a) The Company shall deliver to the Trustee, within 120 days after the close of each fiscal year, commencing with the fiscal year ending December 28, 2018, an Officer’s Certificate stating that a review of the activities of the Issuers and the Guarantors has been made under the supervision of the signing Officer with a view to determining whether the Issuers and the Guarantors have kept, observed, performed and fulfilled their obligations and all conditions and covenants under this Indenture and further stating, as to such Officer signing such certificate, that to the best of such Officer’s knowledge, the Issuers and the Guarantors during such preceding fiscal year have kept, observed, performed and fulfilled each and every such condition and covenant and no Default occurred during such year and at the date of such certificate there is no Default that has occurred and is continuing or, if such signers do know of such Default, the certificate shall specify such Default and what action, if any, the Company is taking or proposes to take with respect thereto. The Officer’s Certificate shall also notify the Trustee should the Company elect to change the manner in which it fixes the fiscal year end.

(b)   The Company shall deliver to the Trustee promptly and in any event within ten Business Days after the Company becomes aware of the occurrence of any Default an Officer’s Certificate specifying the Default, its status and what action, if any, the Company or, prior to the Fall-Away Event, Parent, is taking or proposes to take with respect thereto.

Section 4.06. Waiver of Stay, Extension or Usury Laws. The Company and each Guarantor covenants (to the extent permitted by applicable law) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive such Company or such Guarantor from paying all or any portion of the principal of and/or interest on the Notes or the Guarantee of any such Guarantor as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Indenture, and (to the extent permitted by applicable law) each hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

Section 4.07. Change of Control. (a) Upon the occurrence of a Change of Control Triggering Event, each Holder shall have the right to require the Issuers to repurchase all or any part of that Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of those Notes, plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Payment”).

(b)   Within 30 days following any Change of Control Triggering Event, unless the Issuers have delivered a redemption notice with respect to all the outstanding Notes in accordance with Section 5 of the Notes, the Company shall deliver a notice to each Holder with a copy to the Trustee describing the transaction or transactions that constitute a Change of Control Triggering Event and offering to purchase the Notes on a specified date (the “Change of Control Offer”), which date shall be a Business Day no earlier than 30 days nor later than 60 days from the date the notice is delivered (the “Change of Control Payment Date”).

(c)   Upon the commencement of a Change of Control Offer, the Issuers shall send, by first class mail or electronic transmission, a notice to the Trustee and to each Holder at its registered address. The notice shall contain all instructions and materials necessary to enable the Holders to tender Notes pursuant to the Change of Control Offer. Any Change of Control Offer shall be made to all Holders. The notice, which shall govern the terms of the Change of Control Offer, shall state:

(i)   that the Change of Control Offer is being made pursuant to this Section 4.07;

(ii)   the Change of Control Payment Date;

(iii)   that any Notes not tendered or accepted for payment shall continue to accrue interest;

(iv)   that, unless the Issuers default in making such payment, any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest on an after the Change of Control Payment Date;

(v)   that Holders electing to have any Notes purchased pursuant to any Change of Control Offer shall be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book-entry transfer, to the Issuers, a depository, if appointed by the Company, or the Paying Agent, at the address specified in the notice at least three days before the Change of Control Payment Date;

(vi)   that Holders shall be entitled to withdraw their election if the Issuers, the Depository or the Paying Agent, as the case may be, receive, not later than the Change of Control Payment Date, a notice setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased (or in accordance with the applicable procedures of the Depository); and

(vii)   that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry).

(d)   On the Change of Control Payment Date, the Issuers shall, to the extent lawful:

(i)   accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(ii)   deposit with the Paying Agent no later than 11:00 am New York City time an amount equal to the Change of Control Payment in respect of all Notes or portions of the Notes properly tendered; and

(iii)   deliver or cause to be delivered to the Trustee or Paying Agent, on its behalf, the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of the Notes being tendered and purchased by the Issuers.

(e)   The Paying Agent shall promptly deliver to each Holder of Notes properly tendered the Change of Control Payment for those Notes, and the Trustee shall promptly authenticate and deliver, or cause to be transferred by book-entry, to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided, however, that each new Note shall be in a principal amount of US$2,000 or an integral multiple of US$1,000 in excess thereof.

(f) The Issuers shall not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party offers to purchase the Notes in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer by the Issuers and that third party purchases all Notes validly tendered to it in response to that offer. A Change of Control Offer may be made in advance of a Change of Control Triggering Event, and conditioned upon such Change of Control Triggering Event, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

(g)   If holders of not less than 90% in aggregate principal amount of the outstanding notes validly tender and do not withdraw such notes in a Change of Control Offer and the Issuers, or any third party making a Change of Control Offer in lieu of the Issuers as described above, purchases all of the notes validly tendered and not withdrawn by such holders, the Issuers or such third party will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all notes that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to but excluding the date of redemption.

(h)   The Issuers shall cause the Change of Control Offer to remain open for at least 20 Business Days or for such longer period as may be required by law. The Issuers shall comply, and shall cause any third party making a Change of Control Offer to comply, with the requirements of Rule 14e-1 under the Exchange Act, to the extent applicable, and any other securities laws and regulations in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent the provisions of any securities laws or regulations conflict with the provisions of this Section 4.07, the Issuers will not be deemed to have breached their obligations under this Section 4.07 by virtue of complying with such laws or regulations.

Section 4.08. Limitation on Incurrence of Additional Debt and Issuance of Capital Stock. (a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to Incur any Debt (including Additional Notes and Acquired Debt) and the Company shall not issue any Disqualified Capital Stock and its Restricted Subsidiaries will not issue any Preferred Stock, except Preferred Stock issued to the Company or a Restricted Subsidiary of the Company; provided, however, that the Company and any of its Restricted Subsidiaries may Incur Debt or issue shares of such Capital Stock, in either case, if on the date of that Incurrence or issuance, and after giving effect to all Incurrences of Debt and issuances of such Capital Stock on such date and the application of the proceeds therefrom, the Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries would be at least 2.00 to 1.00; provided, further, that the amount of Debt that may be Incurred or shares of such Capital Stock that may be issued by Restricted Subsidiaries of the Company that are not Guarantors pursuant to this Section 4.08 shall not at any one time outstanding exceed an aggregate amount equal to 100% of Consolidated EBITDA of the Company and its Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal financial statements are available (calculated on a pro forma basis in a manner consistent with the adjustments set forth in the definition of “Fixed Charge Coverage Ratio”).

(b)   The limitation described in Section 4.08 shall not prohibit the Company and its Restricted Subsidiaries from incurring any or all of the following Debt (“Permitted Debt”):

(i)   Existing Debt;

(ii)   (A) Debt of the Company or a Restricted Subsidiary of the Company under the ABL Revolving Credit Agreement or other Credit Facilities, including guarantees thereof; provided that, after giving effect to any such Incurrence (including the application of proceeds therefrom), the aggregate principal amount of all Debt Incurred and then outstanding under this clause (ii)(A) shall not exceed the greater of (x) US$1,000.0 million less the sum of all principal payments of the ABL Revolving Credit Agreement or other Credit Facilities made pursuant to clause (C) of the second paragraph of Section 4.11(a) and less the outstanding principal amount of any Receivables Facilities and (y) the sum of (i) 85% of the book value of accounts receivable of the Company and its Restricted Subsidiaries plus (ii) 80% of the book value of inventory of the Company and its Restricted Subsidiaries (excluding, in the case of clauses (i) and (ii), any such assets that are the subject of a Receivables Facility), in the case of clause (y), determined based on the consolidated balance sheet of the Company for the fiscal quarter most recently ended on or prior to the date on which such Debt is Incurred for which internal financial statements are available (as adjusted to give pro forma effect to acquisitions or dispositions outside the ordinary course of business occurring after the date of such balance sheet but on or before the date of such Incurrence) and (B) Debt of the Company or a Restricted Subsidiary of the Company under Credit Facilities (other than the ABL Revolving Credit Agreement); provided that, after giving effect to any such Incurrence (including the application of proceeds therefrom), the aggregate principal amount of all Debt Incurred and then outstanding under this clause (ii)(B) shall not exceed the greater of (x) US$2,800.0 million less the sum of all principal payments of Credit Facilities (other than the ABL Revolving Credit Agreement) made pursuant to clause (C) of the second paragraph of Section 4.11(a) and (y) an aggregate principal amount of Debt that at the time of Incurrence does not cause the Secured Leverage Ratio of the Company to exceed 3.5 to 1.00;

(iii)   Debt of the Company owing to and held by any of its Restricted Subsidiaries or Debt of a Restricted Subsidiary of the Company owing to and held by the Company or any of its Restricted Subsidiaries; provided, however, that any Debt of an Issuer or a Subsidiary Guarantor owing to and held by any Restricted Subsidiary of the Company that is not a Guarantor shall be unsecured and shall be subordinated in right of payment to the payment and performance of such Issuer’s obligations under the Notes or Subsidiary Guarantor’s obligations under its Guarantee; provided further, however, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary of the Company ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Debt, except to the Company or any of its Restricted Subsidiaries, shall be deemed, in each case, to constitute the Incurrence of that Debt by the issuer thereof not permitted by this Section 4.08(b)(iii);

(iv)   the Notes issued on the Issue Date and the Guarantees of all of the Notes;

(v)   Hedging Obligations; provided, however, that the agreements governing those Hedging Obligations are entered into for bona fide hedging purposes and not for speculative purposes, as determined in good faith by the Board of Directors or senior management of the Company;

(vi)   additional Debt of the Company or any of its Restricted Subsidiaries not otherwise permitted under this Section 4.08, in an aggregate principal amount, which when aggregated with the aggregate principal amount of all other Debt Incurred pursuant to this clause (vi) (including any refinancing thereof), does not at any one time outstanding exceed the greater of (A) US$400.0 million and (B) 3.25% of Total Assets of the Company;

(vii)   Refinancing Debt with respect to Debt permitted by clauses (i), (iv), (xiii) or this clause (vii) of this Section 4.08(b) or by Section 4.08(a);

(viii)   subject to compliance with Section 4.16, guarantees by the Company or Restricted Subsidiaries of the Company of any Debt of the Company or any of its Restricted Subsidiaries permitted to be Incurred under this Section 4.08;

(ix)   Debt in respect of performance bonds, reimbursement obligations with respect to letters of credit, bankers’ acceptances, completion guarantees and surety or appeal bonds provided by the Company or any of its Restricted Subsidiaries in the ordinary course of their business or Debt with respect to reimbursement type obligations regarding workers’ compensation claims;

(x)   pledges, deposits or payments made or given in the ordinary course of business in connection with or to secure statutory, regulatory or similar obligations, including obligations under health, safety or environmental obligations, or arising from guarantees to suppliers, lessors, licensees, contractors, franchisees or customers of obligations, other than Debt, made in the ordinary course of business;

(xi)   Debt arising from agreements providing for indemnification, adjustment of purchase price, earnouts or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to those agreements, in each case Incurred in connection with the acquisition or disposition of any business assets or Restricted Subsidiaries of the Company, other than guarantees of Debt or other obligations Incurred by any Person acquiring all or any portion of those business assets or Restricted Subsidiaries of the Company for the purpose of financing that acquisition; provided that, in the case of a disposition, the principal amount shall not exceed the gross proceeds, including non-cash proceeds, actually received by the Company or any of its Restricted Subsidiaries in connection with that disposition plus any fees or expenses incurred therein;

(xii)   Debt, including but not limited to Capitalized Lease Obligations, mortgage financings or purchase money obligations, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation, commissioning or improvement of property or assets, whether through direct purchase of assets or the Capital Stock of any Person owning those assets, or Incurred to refinance any such purchase price or cost of construction or improvement, and refinancings thereof, in an aggregate amount not to exceed at any one time outstanding the greater of (A) US$200.0 million and (B) 4.5% of Total Assets of the Company;

(xiii)   (A) Debt or Disqualified Capital Stock of the Company or Debt, Disqualified Capital Stock or Preferred Stock of any of the Company’s Restricted Subsidiaries Incurred or issued to finance an acquisition; provided that the amount of Debt, Disqualified Capital Stock and Preferred Stock that may be Incurred or issued pursuant to this clause (xiii) shall not exceed the greater of (1) US$500.0 million and (2) 4.0% of Total Assets of the Company or (B) Acquired Debt or Disqualified Capital Stock of Persons that are acquired by the Company or any of its Restricted Subsidiaries or merged into a Restricted Subsidiary in accordance with the terms of this Indenture; provided, however, that such Acquired Debt or Disqualified Capital Stock is not Incurred in contemplation of that acquisition or merger; and provided further that, in the case of this clause (xiii), after giving effect to the acquisition or merger,

(1)   the Company would be permitted to Incur at least US$1.00 of additional Debt under Section 4.08(a), or

(2)   the Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries would be equal to or greater than immediately prior to such acquisition or merger;

(xiv)   the Incurrence by the Issuers or any Subsidiary Guarantor of Debt to the extent that the net proceeds thereof are promptly (A) deposited to defease, or to satisfy and discharge, all of the outstanding Notes in accordance with Section 9.01 or 9.02, or (B) used to purchase Notes tendered in a Change of Control Offer made as result of a Change of Control Triggering Event in accordance with this Indenture;

(xv)   Debt Incurred by a Non-Guarantor Restricted Subsidiary of the Company in an aggregate principal amount which, when added together with the amount of Debt Incurred pursuant to this Section 4.08(b)(xv) (including any refinancing thereof), does not any one time outstanding exceed the greater of (A) US$210.0 million and (B) 1.75% of Total Assets of the Company;

(xvi)   Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn inadvertently against insufficient funds in the ordinary course of business, provided that such Debt is extinguished within five business days of incurrence of such Debt;

(xvii)   [reserved];

(xviii)   Debt or Disqualified Capital Stock of the Company, and Debt, Disqualified Capital Stock or Preferred Stock of any of the Company’s Restricted Subsidiaries in an aggregate principal amount or liquidation preference up to 100% of the Net Cash Proceeds received by the Company from either (x) the issuance or sale of its Qualified Capital Stock subsequent to the Issue Date or (y) as a contribution in respect of its Qualified Capital Stock from its shareholders subsequent to the Issue Date (in each case, other than Excluded Contributions or sales of Capital Stock to the Company or any of its Subsidiaries) as determined in accordance with Section 4.09(a)(iii)(B) to the extent such Net Cash Proceeds have not been applied pursuant to such clause to make Restricted Payments or to make other Investments, payments or exchanges pursuant to Section 4.09(b) or to make Permitted Investments (other than Permitted Investments specified in clauses (xiv) and (xv) of the definition thereof);

(xix)   Debt supported by a letter of credit issued pursuant to a Credit Facility, in a principal amount not in excess of the stated amount of such letter of credit;

(xx)   Debt consisting of the financing of insurance premiums or take or pay obligations contained in supply arrangements, in each case incurred in the ordinary course of business;

(xxi)   JBS Subordinated Indebtedness in an aggregate principal amount outstanding at any one time under this clause (xxi) as of the date of any such incurrence immediately after giving effect thereto, together with any Refinancing Debt in respect thereof, not to exceed US$200.0 million; and

(xxii) Disqualified Capital Stock issued to the Company or a Wholly Owned Restricted Subsidiary but only so long as so held by them.

(c)   For purposes of determining compliance with this Section 4.08:

(i)   any Debt outstanding or Incurred on the Issue Date under the Senior Secured Credit Agreements will be treated as Incurred on the Issue Date under Section 4.08(b)(ii);

(ii)   in the event that an item of Debt (or any portion thereof) meets the criteria of more than one of the clauses of Section 4.08(b) or is entitled to be Incurred pursuant to Section 4.08(a), the Company, in its sole discretion, shall classify such item of Debt (or any portion thereof) at the time of Incurrence and shall only be required to include the amount and type of such Debt in one of such clauses of Section 4.08(b) or pursuant to Section 4.08(a);

(iii)   the Company shall be entitled to divide and classify an item of Debt in more than one of such clauses of Section 4.08(b) or pursuant to Section 4.08(a);

(iv)   any Debt originally classified as Incurred pursuant to any clause of Section 4.08(b) (other than pursuant to clause (ii) thereof) may later be reclassified by the Company such that it shall be deemed as having been Incurred pursuant to Section 4.08(a) or another clause of Section 4.08(b), as applicable, to the extent that such reclassified Debt could be Incurred pursuant to such Section 4.08(a) or such clause of Section 4.08(b) at the time of such reclassification; and

(v)   notwithstanding any other provision in this Section 4.08, the maximum amount of Debt that may be Incurred pursuant to this Section 4.08 shall not be deemed to be exceeded with respect to any outstanding Debt due solely to the result of fluctuations in the exchange rates of currencies.

(d)   For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Debt where the Debt Incurred is denominated in a different currency, the amount of such Debt shall be the U.S. Dollar Equivalent determined on the date of the Incurrence of such Debt; provided, however, that if any such Debt denominated in a different currency is subject to a Currency Protection Agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Debt, the amount of such Debt expressed in U.S. dollars shall be as provided in such Currency Protection Agreement. The principal amount of any Refinancing Debt Incurred in the same currency as the Debt, Disqualified Capital Stock or Preferred Stock being refinanced shall be the U.S. Dollar Equivalent of the Debt, Disqualified Capital Stock or Preferred Stock refinanced, except to the extent that (i) such U.S. Dollar Equivalent was determined based on a Currency Protection Agreement, in which case the Refinancing Debt shall be determined in accordance with the preceding sentence, and (ii) such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if the U.S. Dollar Equivalent were calculated as of the date of such refinancing, in which case such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount in the applicable currency of such Refinancing Debt does not exceed the principal amount in such currency of such Debt, Disqualified Capital Stock or Preferred Stock being refinanced.

Section 4.09. Limitation on Restricted Payments. (a) The Company shall not, and shall not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment if, at the time of that Restricted Payment and immediately after giving effect to that Restricted Payment:

(i)   an Event of Default shall have occurred and be continuing or would result from that Restricted Payment;

(ii)   the Company is not able to Incur an additional US$1.00 of Debt pursuant to Section 4.08(a); or

(iii)   the aggregate amount of the Restricted Payment and all other Restricted Payments declared or made subsequent to the Issue Date would exceed the sum of (without duplication):

(A)   50% of the cumulative Consolidated Net Income of the Company accrued during the period (treated as one accounting period) from (1) March 31, 2009 to December 31, 2017 so long as the Leverage Ratio is less than 4.75 to 1.00 after giving pro forma effect to such Restricted Payment plus (2) January 1, 2018 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which internal financial statements are available (or if the aggregate amount of Consolidated Net Income for such period shall be a deficit, minus 100% of such deficit); plus

(B)   100% of the aggregate Net Cash Proceeds and the Fair Market Value of marketable securities or other property received by the Company either (x) from the issuance or sale of its Qualified Capital Stock subsequent to May 27, 2011 (except, in the case of this clause (x), for the issuance of Capital Stock sold to a Restricted Subsidiary or the Company or the Net Cash Proceeds of which are applied pursuant to Section 4.09(b)(ii) or (ix)) or (y) as a contribution in respect of its Qualified Capital Stock from its shareholders subsequent to May 27, 2011 (except to the extent such Net Cash Proceeds (1) have been used to incur Debt, Disqualified Capital Stock or Preferred Stock pursuant to Section 4.08(b)(xviii), (2) are contributed by a Restricted Subsidiary of the Company or (3) constitute Excluded Contributions); plus

(C)   100% of the aggregate amount by which Debt of the Company or any of its Restricted Subsidiaries is reduced on the Company’s balance sheet upon the conversion or exchange subsequent to the May 27, 2011 of any Debt of the Company or any of its Restricted Subsidiaries into or for Qualified Capital Stock of the Company or any direct or indirect parent entity of the Company (less the amount of any cash, or the Fair Market Value of any other property, distributed by the Company or any of its Restricted Subsidiaries upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the Net Cash Proceeds received by the Company or any of its Restricted Subsidiaries from the sale of such Debt (excluding Net Cash Proceeds from sales to a Subsidiary of the Company or to an employee stock ownership plan or a trust established by the Company or any of its Subsidiaries for the benefit of their employees); plus

(D)   100% of the amount equal to the sum of (x) the aggregate amount of cash and the Fair Market Value of any asset (other than cash) received by the Company or any of its Restricted Subsidiaries subsequent to the May 27, 2011 with respect to Investments (other than Permitted Investments) made by the Company or any of its Restricted Subsidiaries in any Person and resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale or other disposition of such Investment and proceeds representing the return of capital and (y) in the event that the Company redesignates an Unrestricted Subsidiary to be a Restricted Subsidiary of the Company, the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary of the Company.

(b)   The provisions of Section 4.09(a) shall not prohibit:

(i)   the payment of any dividend or the making of any distribution within 60 days after the date of its declaration if the dividend or distribution would have been permitted on the date it is declared;

(ii)   any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Qualified Capital Stock of the Company or a substantially concurrent cash capital contribution received by the Company from its shareholders with respect to its Qualified Capital Stock; provided that such Net Cash Proceeds shall be excluded from the calculation in Section 4.09(a)(iii);

(iii)   repurchases of Capital Stock or warrants, options or rights to acquire Capital Stock deemed to occur upon exercise of warrants, options or rights to acquire Capital Stock if such Capital Stock, warrants, options or rights represent a portion of the exercise price of such warrants, options or rights or nominal cash payments in lieu of issuances of fractional shares;

(iv)   payments made to purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Debt of the Company pursuant to provisions requiring the Company to offer to purchase, redeem, defease or otherwise acquire or retire for value such Subordinated Debt, in each case, at a purchase price not greater than 101% of the principal amount of such Subordinated Debt, plus any accrued and unpaid interest thereon, pursuant to provisions similar to those in Section 4.07; provided, however, that the Issuers shall have previously made a Change of Control Offer in connection with such change of control transaction and have purchased all Notes tendered in connection with that Change of Control Offer before the making of such Restricted Payment to the extent required under this Indenture;

(v)   the declaration and payment of dividends by the Company to, or the making of loans to, Holding or any other direct or indirect parent entity of the Company in amounts required for such parent entity to pay:

(A)   franchise and excise taxes and other fees, taxes and expenses required to maintain its corporate existence,

(B)   foreign, federal, state and local income and similar taxes, to the extent such income taxes are attributable to the income, revenue, receipts, capital or margin of the Company and the Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Company and its Restricted Subsidiaries would be required to pay in respect of foreign, federal, state and local taxes for such fiscal year were the Company, its Restricted and its Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such direct or indirect parent entity of the Company,

(C)   customary salary, bonus and other benefits payable to officers, employees and directors of Holding or any other direct or indirect parent entity of the Company to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Company and the Restricted Subsidiaries, including the Company’s proportionate share of such amount relating to such parent entity being a public company,

(D)   general corporate operating (including, without limitation, expenses related to auditing or other accounting matters) and overhead costs and expenses of Holding or any other direct or indirect parent entity of the Company to the extent such costs and expenses are attributable to the ownership or operation of the Company and the Restricted Subsidiaries, including the Company’s proportionate share of such amount relating to such parent entity being a public company,

(E)   amounts required for any direct or indirect parent entity of the Company to pay fees and expenses incurred by any direct or indirect parent entity of the Company related to (1) the maintenance by such parent entity of its corporate or other entity existence and (2) any unsuccessful equity or debt offering of such parent entity of the Company,

(F)   taxes with respect to income of any direct or indirect parent entity of the Company derived from funding made available to the Company and its Restricted Subsidiaries by such direct or indirect parent entity and

(G)   cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Company or any such direct or indirect parent entity of the Company;

(vi)   [reserved];

(vii)   Restricted Payments made after the Issue Date in an aggregate amount which, when taken together with all Restricted Payments made pursuant to this clause (vii), does not exceed the greater of (A) US$200.0 million and (B) 15.0% of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters for which internal financial statements are available; plus the amount calculated pursuant to Section 4.09(a)(iii)(D) with respect to any Investments made (or deemed made with respect to an Unrestricted Subsidiary) pursuant to this Section 4.09(b)(vii);

(viii)   any Restricted Payment so long as the Leverage Ratio is less than 4.00 to 1.00 after giving pro forma effect to such Restricted Payment;

(ix)   the payment of dividends, distributions or other amounts to fund the repurchase, redemption or other acquisition or retirement for value of any of the Company’s or its direct or indirect parent’s Equity Interests or any Equity Interests of any of its Restricted Subsidiaries held by any then-existing or former director, officer, employee, independent contractor or consultant of the Company, its direct or indirect parent or any of its Restricted Subsidiaries or their respective assigns, estates or heirs; provided, however, that the price paid for all repurchased, redeemed, acquired or retired Equity Interests in all cases, other than as a result of death or disability, does not exceed US$25.0 million in the aggregate in any fiscal year (with unused amounts in any fiscal year being carried over to succeeding fiscal years, subject to a maximum (without giving effect to the following proviso) of US$50.0 million in any fiscal year); provided, further, that the amounts in any fiscal year may be increased by an amount not to exceed:

(A)   the cash proceeds received by the Company from the sale of Qualified Capital Stock of the Company to any present or former employees, directors, officers or consultants (or their respective permitted transferees) of the Company or any of its Restricted Subsidiaries following the Issue Date, to the extent that such cash proceeds have not otherwise been applied to the payment of Restricted Payments by virtue of Section 4.09(a)(iii) or Section 4.09(b)(ii); provided that such amounts as have been applied to the payment of Restricted Payments in accordance with this Section 4.09(b)(ix) shall be excluded from the calculation of the amount of Restricted Payments permitted pursuant to Section 4.09(a)(iii)(B) and Section 4.09(b)(ii); plus

(B)   the cash proceeds of “key man” life insurance policies received by the Company or any of its Restricted Subsidiaries since the Issue Date; less

(C)   the amount of any Restricted Payments previously made with the cash proceeds described in subclause (A) or (B) of this Section 4.09(b)(ix);

and provided, further, that cancellation of Debt owing to the Company from any present or former employees, directors, officers or consultants (or their respective permitted transferees) of the Company or any of its Restricted Subsidiaries in connection with a repurchase of Capital Stock of the Company shall not be deemed to constitute a Restricted Payment for purposes of this Section 4.09;

(x)   the redemption, repurchase or other acquisition or retirement of (A) Subordinated Debt made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Debt constituting Refinancing Debt and (B) Disqualified Capital Stock made by exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Capital Stock constituting Refinancing Debt;

(xi)   payments of Subordinated Debt owed to the Company or any of its Restricted Subsidiaries, the Incurrence of which was permitted under Section 4.08(b)(iii);

(xii)   in the event of an Asset Sale that requires the Company to offer to repurchase Notes pursuant to Section 4.11, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Debt of the Company at a purchase price not greater than 100% of the principal amount (or, if such Subordinated Debt were issued with original issue discount, 100% of the accreted value) of such Subordinated Debt, plus any accrued and unpaid interest thereon; provided, however, that (A) prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Company has made an Asset Sale Offer with respect to the Notes pursuant to the provisions of Section 4.11 and has repurchased all Notes validly tendered and not withdrawn in connection with such Asset Sale Offer and (B) the aggregate amount of all such payments, purchases, redemptions, defeasances or other acquisitions or retirements of all such Subordinated Debt may not exceed (x) the amount by which Net Available Cash was reduced as a result of the Asset Sale Offer less (y) the Net Available Cash actually used to consummate the Asset Sale Offer for the Notes (and any other Pari Passu Debt included in such Asset Sale Offer);

(xiii)   prior to the Fall-Away Event, the declaration and payment of dividends and other distributions on Equity Interests of the Company not to exceed 50% of the cumulative Consolidated Net Income of the Company accrued during the period (treated as one accounting period) from August 14, 2008 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which internal financial statements are available; provided that the Leverage Ratio is less than 4.75 to 1.00 after giving pro forma effect to such Restricted Payment;

(xiv)   the payment of dividends on Disqualified Capital Stock issued in compliance with Section 4.08 to the extent that such dividends are included in the determination of Consolidated Interest Expense;

(xv)   [reserved];

(xvi)   the distribution, by dividend or otherwise, of shares of Capital Stock of, or Debt owed to the Company or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents);

(xvii)   the declaration and payment of dividends on the Company’s common Capital Stock (or the payment of dividends to Holding or any other direct or indirect parent entity of the Company to fund a payment of dividends on such entity’s common Capital Stock), following consummation of the first public offering of the Company’s common Capital Stock or the common Capital Stock of Holding or any other direct or indirect parent entity of the Company after the Issue Date, of up to 6.0% per annum of the net cash proceeds actually received by or contributed to the Company in or from any such public offering, other than (x) public offerings with respect to common Capital Stock, or options, warrants or rights, registered on Form S-4, F-4 or S-8, (y) an issuance to any Subsidiary or (z) any offering of common Capital Stock issued in connection with a transaction that constitutes a Change of Control;

(xviii)   distributions or payments of Receivables Fees;

(xix)   [reserved];

(xx)   Restricted Payments in an amount equal to the amount of Excluded Contributions made since May 27, 2011;

(xxi)   the repurchase, redemption or other acquisition for value of Equity Interests of the Company deemed to occur in connection with paying cash in lieu of fractional shares of such Equity Interests in connection with a share dividend, distribution, share split, reverse share split, merger, consolidation, amalgamation or other business combination of the Company that is permitted by this Indenture; and

(xxii)   payments on or with respect to JBS Subordinated Indebtedness.

provided, however, in the case of any Restricted Payment made pursuant to Section 4.09(b)(vii), (viii) or (xvi), that no Event of Default shall have occurred or be continuing at the time of the payment or as a result of that Restricted Payment.

(c)   In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date, amounts expended pursuant to Sections 4.09(b)(i), (xiii) and (xvii) shall be included in such calculation, and all others shall be excluded.

(d)   The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of such Restricted Payment of the asset(s) or securities proposed to be paid, transferred or issued by the Company or such Restricted Subsidiary of the Company, as the case may be, pursuant to such Restricted Payment. The Fair Market Value of any non-cash Restricted Payment shall be determined in good faith by the senior management or Board of Directors of the Company; provided that if the Fair Market Value of such non-cash Restricted Payment is greater than US$100.0 million, such value shall be determined conclusively by the Board of Directors of the Company acting in good faith whose resolution with respect thereto shall be delivered to the Trustee.

(e)   If the Company or any of its Restricted Subsidiaries makes a Restricted Payment that, at the time of the making of such Restricted Payment, would be permitted under the requirements of this Section 4.09, such Restricted Payment will be deemed to have been made in compliance with this Section 4.09 notwithstanding any subsequent adjustments made in good faith to the Company’s financial statements affecting the amount available for Restricted Payments.

(f) For purposes of determining compliance with this Section 4.09, (i) in the event that a proposed Restricted Payment (or a portion thereof) meets the criteria of clauses (i) through (xxii) of Section 4.09(b) or is entitled to be made pursuant to Section 4.09(a), the Company or any of its Restricted Subsidiaries may allocate all or any portion of such Restricted Payment among the categories described in clauses (i) through (xxii) of Section 4.09(b) or among such categories and the types described in Section 4.09(a); provided that, at the time of such allocation, all such Restricted Payments, or allocated portions thereof, would be permitted under Section 4.09 and (ii) any Restricted Payment (or a portion thereof) originally made pursuant to clauses (i) through (xxii) of Section 4.09(b) or pursuant to Section 4.09(a) may later be reclassified by the Company such that it will be deemed as having been made pursuant to Section 4.09(a) or clauses (i) through (xxii) of Section 4.09(b), as applicable, to the extent that such reclassified Restricted Payment could be made pursuant to such paragraph or clause at the time of such reclassification.

Section 4.10. Limitation on Liens. (a) The Company shall not, and shall not permit any Subsidiary Guarantor to Incur or suffer to exist any Lien (other than Permitted Liens) securing Debt upon any of its property (including Capital Stock of a Restricted Subsidiary of the Company), whether owned at the Issue Date or thereafter acquired, or any interest therein or any income or profits therefrom, unless it has made or shall make effective provision whereby the Notes or the applicable Guarantee shall be secured by a Lien on such property equally and ratably with (or prior to) all other Debt of the Company or any of Subsidiary Guarantor secured by a Lien for so long as such other Debt is secured by such Lien; provided, however, that if the Debt is Subordinated Debt, the Lien on such property securing the Debt shall be subordinated and junior to the Lien securing the Notes or the Guarantees, as the case may be, with the same relative priority as such Debt has with respect to the Notes or the Guarantees.

(b)   For purposes of determining compliance with this Section 4.10:

(i)   a Lien securing an item of Debt need not be permitted solely by reference to one category of Permitted Liens (or any portion thereof) as defined hereof or pursuant to Section 4.10(a) but may be permitted in part under any combination thereof; and

(ii)   in the event that a Lien securing an item of Debt (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens (or any portion thereof) as described in the definition of “Permitted Liens” or pursuant to Section 4.10(a), the Company shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify (as if Incurred at such later time), such Lien securing such item of Debt (or any portion thereof) in any manner that complies with this Section 4.10(a) and will be entitled to include the amount and type of such Lien or such item of Debt secured by such Lien (or portion thereof) in one of the categories of Permitted Liens (or any portion thereof) as described in the definition of “Permitted Liens” or pursuant to Section 4.10(a) and, in such event, such Lien securing such item of Debt (or any portion thereof) will be treated as being Incurred or existing pursuant to only such clause or clauses (or any portion thereof) or pursuant to Section 4.10(a) without giving pro forma effect to such item (or portion thereof) when calculating the amount of Liens or Debt that may be Incurred pursuant to any other clause or paragraph.

(c)   With respect to any Lien securing Debt that was permitted to secure such Debt at the time of the Incurrence of such Debt, such Lien shall also be permitted to secure any Increased Amount of such Debt. The “Increased Amount” of any Debt shall mean any increase in the amount of such Debt in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Debt with the same terms or in the form of common stock of the Company, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Debt outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Debt described in clause (8) of the definition of “Debt.”

Section 4.11. Limitation on Asset Sales. (a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, make an Asset Sale unless:

(i)   the Company or such Restricted Subsidiary receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the shares, property or assets being disposed of in the Asset Sale; and

(ii)   except in the case of a Permitted Asset Swap, at least 75% of the consideration received by the Company or such Restricted Subsidiary, as the case may be, from the Asset Sale is in the form of cash or Cash Equivalents.

Within one year from the receipt of Net Available Cash from an Asset Sale, the Company may, at its election or as required by the terms of any Credit Facilities, use such Net Available Cash to:

(A)   acquire Additional Assets;

(B)   make capital expenditures used or useful in a Related Business; and/or

(C)   prepay, repay or purchase:

(1)   Secured Debt, including, without limitation, Secured Debt under either of the Senior Secured Credit Agreements or under any other Credit Facility (and to correspondingly reduce commitments with respect thereto);

(2)   other Debt (other than Subordinated Debt) (and to correspondingly reduce commitments with respect thereto); provided that, to the extent the Company reduces such Debt, the Company shall equally and ratably reduce obligations under the Notes as provided under Section 5 of the Notes, through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Notes that would otherwise be prepaid; or

(3)   Debt of a Restricted Subsidiary of the Company that is not a Guarantor, other than Debt owed to the Company or an Affiliate of the Company;

provided that if during such one-year period the Company or such Restricted Subsidiary enters into a definitive binding agreement committing it to apply such Net Available Cash in accordance with the requirements of the preceding clause (A) or (B) after such one year period, such one-year period shall be extended with respect to the amount of Net Available Cash so committed for a period not to exceed 180 days until such Net Available Cash is required to be applied in accordance with such agreement (or, if earlier, until termination of such agreement).

The amount of Net Available Cash not applied or invested as provided in this Section 4.11(a) shall constitute “Excess Proceeds.”

(b)   When the aggregate amount of Excess Proceeds exceeds US$50.0 million, the Issuers shall be required to make an offer to purchase from all Holders and, if applicable, redeem (or make an offer to do so) any Debt of the Issuers or any Subsidiary Guarantor that ranks pari passu in right of payment with the Notes or the Guarantees (“Pari Passu Debt”) the provisions of which require the Issuers to redeem or purchase such Debt with the proceeds from any Asset Sales (or offer to do so), for a purchase price equal to the amount of such Excess Proceeds as follows:

(i)   the Issuers shall (A) make an offer to purchase (an “Asset Sale Offer”) to all Holders in accordance with the procedures set forth in this Section 4.11, and (B) redeem or purchase (or make an offer to do so) any such other Pari Passu Debt, pro rata in proportion to the respective principal amounts (or accreted value in the case of Debt issued at a discount) of the Notes and such other Pari Passu Debt required to be redeemed or purchased, the maximum principal amount (or accreted value) of Notes and Pari Passu Debt that may be redeemed out of the amount (the “Payment Amount”) of such Excess Proceeds;

(ii)   the offer price for the Notes shall be payable in cash in an amount equal to 100% of the principal amount of the Notes tendered pursuant to an Asset Sale Offer, plus accrued and unpaid interest thereon, if any, to the date such Asset Sale Offer is consummated (the “Offered Amount”), in accordance with the procedures set forth in this Section 4.11, and the redemption price for such Pari Passu Debt (the “Pari Passu Debt Amount”) shall be as set forth in the related documentation governing such Debt;

(iii)   if the aggregate Offered Amount of Notes validly tendered and not withdrawn by Holders thereof exceeds the pro rata portion of the Payment Amount allocable to the Notes, Notes to be purchased shall be selected on a pro rata basis; and

(iv)   upon completion of such Asset Sale Offer in accordance with the foregoing provisions, the amount of Excess Proceeds with respect to which such Asset Sale Offer was made shall be deemed to be zero.

To the extent that the sum of the aggregate Offered Amount of Notes tendered pursuant to an Asset Sale Offer and the aggregate Pari Passu Debt Amount paid to the holders of such Pari Passu Debt is less than the Payment Amount relating thereto (such shortfall constituting a “Net Proceeds Deficiency”), the Company may use the Net Proceeds Deficiency, or a portion thereof, for general corporate purposes, subject to the provisions of this Indenture.

(c)   Solely for the purposes of Section 4.11(a)(ii), the following shall be deemed to be cash:

(x) any liabilities (as shown on the Company’s most recent consolidated balance sheet or in the footnotes thereto, or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been shown on the Company’s consolidated balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet, as determined in good faith by the Company) of the Company or any Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Notes or to any Guarantee, that are assumed by the transferee of any such assets (or are otherwise extinguished in connection with the transactions relating to such Asset Sale) and for which the Company and all of its Restricted Subsidiaries have been validly released,

(y) securities received by the Company or any of its Restricted Subsidiaries from the transferee that are converted within 180 days into cash or Cash Equivalents, and (z) any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause (z) that is at that time outstanding, not to exceed the greater of (i) US$200.0 million and (ii) 4.5% of Total Assets of the Company at the time of the receipt of such Designated Noncash Consideration (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received without giving effect to subsequent changes in value).

(d)   Upon the commencement of an Asset Sale Offer, the Company shall send, by first class mail, a notice to the Trustee and to each Holder at its registered address. The notice shall contain all instructions and materials necessary to enable the Holders to tender Notes pursuant to the Asset Sale Offer. Any Asset Sale Offer shall be made to all Holders. The notice, which shall govern the terms of the Asset Sale Offer, shall state:

(i)   that the Asset Sale Offer is being made pursuant to this Section 4.11;

(ii)   the Payment Amount, the Offered Amount and the date on which Notes tendered and accepted for payment shall be purchased, which date shall be at least 30 days and not later than 60 days from the date such notice is mailed (the “Net Proceeds Payment Date”);

(iii)   that any Notes not tendered or accepted for payment shall continue to accrue interest;

(iv)   that, unless the Company defaults in making such payment, any Notes accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest on and after the Net Proceeds Payment Date;

(v)   that Holders electing to have any Notes purchased pursuant to any Asset Sale Offer shall be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book-entry transfer, to the Company, a depository, if appointed by the Company, or the Paying Agent, at the address specified in the notice at least three days before the Net Proceeds Payment Date;

(vi)   that Holders shall be entitled to withdraw their election if the Issuer, the Depository or the Paying Agent, as the case may be, receives, not later than the Net Proceeds Payment Date, a notice setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(vii)   that if the aggregate principal amount of Notes surrendered by Holders exceeds the Payment Amount, the Company shall select, on a pro rata basis, the Notes to be purchased (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of US$2,000, or integral multiples of US$1,000, shall be purchased); and

(viii)   that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry).

(e)   On the Net Proceeds Payment Date, the Company shall, to the extent lawful: (i) accept for payment all Notes or portions thereof properly tendered pursuant to the Asset Sale Offer, subject to pro ration if the aggregate amount of Notes tendered exceed the Payment Amount allocable to the Notes; (ii) deposit with the Paying Agent U.S. Legal Tender equal to the lesser of the Payment Amount allocable to the Notes and the amount sufficient to pay the Offered Amount in respect of all Notes or portions thereof so tendered; and (iii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof being repurchased by the Issuer. The Company shall announce the results of the Asset Sale Offer on the Net Proceeds Payment Date.

(f) The Paying Agent shall promptly mail to each Holder of Notes so tendered the Offered Amount for such Notes, and the Trustee shall promptly authenticate pursuant to an Authentication Order and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unrepurchased portion of the Notes surrendered, if any; provided that each such new Note shall be in principal amount of US$2,000 or an integral multiple of US$1,000 in excess thereof. However, if the Net Proceeds Payment Date is on or after the Record Date for any interest payment and on or before the related Interest Payment Date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such Record Date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

(g)   The Issuers shall comply with the requirements of Rule 14e-1 of the Exchange Act and, to the extent applicable, any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Indenture. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 4.11, the Issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations under this Indenture by virtue of complying with those laws and regulations.

Section 4.12. Limitation on Restrictions on Distributions from Restricted Subsidiaries. (a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to:

(i)   pay dividends, in cash or otherwise, or make any other distributions on its Capital Stock or pay any Debt or other obligation owed to the Company or any other Restricted Subsidiary of the Company;

(ii)   make any loans or advances to the Company or any other Restricted Subsidiary of the Company; or

(iii)   transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company.

(b)   The foregoing limitations shall not apply to:

(i)   any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date (including, without limitation, under the Senior Secured Credit Agreements, related Hedging Obligations and Cash Management Services), and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially less favorable, taken as a whole, than those contained in such agreements as in effect on the Issue Date, as determined in good faith by the senior management or Board of Directors of the Company;

(ii)   any encumbrance or restriction existing under or by reason of Debt Incurred pursuant to Sections 4.08 and 4.10 provided that (x) either (A) the encumbrance or restriction applies only in the event of and during the continuance of a payment default or a default with respect to a financial covenant contained in such Debt or agreement or (B) the Company determines at the time any such Debt is Incurred (or, in the case of any such Debt under a revolving Credit Facility, at the time such revolving Credit Facility is established), and at the time of any modification of the terms of any such encumbrance or restriction, that any such encumbrance or restriction will not materially affect the Company’s ability to make principal or interest payments on the Notes and any other Debt as they become due in the ordinary course that is an obligation of the Company and (y) the encumbrance or restriction is not materially more disadvantageous to the Holders than is customary in comparable financings or agreements (as determined by senior management or the Board of Directors of the Company in good faith at the time any such Debt is Incurred (or, in the case of any such Debt under a revolving Credit Facility, at the time such revolving Credit Facility is established), and at the time of any modification of the terms of any such encumbrance or restriction);

(iii)   any encumbrance or restriction with respect to a Restricted Subsidiary of the Company pursuant to an agreement relating to any Debt Incurred or Preferred Stock issued by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company or any other Restricted Subsidiary of the Company and outstanding on such date, other than Debt Incurred or Preferred Stock issued as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary of the Company or was acquired by the Company or any other Restricted Subsidiary of the Company;

(iv)   any encumbrance or restriction with respect to a Restricted Subsidiary of the Company pursuant to an agreement evidencing Debt Incurred or Preferred Stock issued without violation of this Indenture or effecting a refinancing of Debt Incurred or Preferred Stock issued pursuant to an agreement referred to in Section 4.12(b)(i), (ii) or (iii) or this Section 4.12(b)(iv) or contained in any amendment to an agreement referred to in Section 4.12(b)(i), (ii) or (iii) or this Section 4.12(b)(iv); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement, refinancing agreement or amendment, taken as a whole, are not materially less favorable to the Holders, as determined in good faith by the senior management or Board of Directors of the Company, than those existing immediately prior to the entry into such agreement, refinancing agreement or amendment;

(v)   in the case of Section 4.12(a)(iii), any encumbrance or restriction:

(A)   that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license, conveyance or contract or similar property or asset or the assignment of any such lease, license or other contract;

(B)   by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any of its Restricted Subsidiaries not otherwise prohibited by this Indenture;

(C)   that is included in a licensing agreement to the extent such restrictions limit the transfer of the property subject to such licensing agreement;

(D)   arising or agreed to in the ordinary course of business and that does not, individually or in the aggregate, detract from the value of property or assets of the Company or any of its Restricted Subsidiaries in any manner material to the Company or any such Restricted Subsidiary as determined in good faith by senior management or the Board of Directors of the Company; and

(E)   contained in security agreements, mortgages or similar documents securing Debt of a Restricted Subsidiary of the Company incurred in accordance with this Indenture to the extent those encumbrances or restrictions restrict the transfer of the property subject to such security agreements;

(vi)   any restriction with respect to a Restricted Subsidiary of the Company or any of its properties or assets imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (whether by stock sale, asset sale, merger, consolidation or otherwise) pending the closing of such sale or disposition;

(vii)   encumbrances or restrictions arising or existing by reason of applicable law, regulation or order;

(viii)   any encumbrance or restriction under Capitalized Lease Obligations and purchase money obligations for property leased or acquired in the ordinary course of business that impose encumbrances or restrictions of the nature described in Section 4.12(a)(iii) on the property so leased or acquired;

(ix)   customary provisions in joint venture agreements or arrangements and other similar agreements or arrangements relating solely to joint ventures;

(x)   restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

(xi)   restrictions created in connection with any Receivables Facility that, in the good faith determination of senior management or the Board of Directors of the Company, are necessary or advisable to effect such Receivables Facility.

Section 4.13. Limitation on Affiliate Transactions. (a) The Company shall not, and shall not permit any Restricted Subsidiary of the Company to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company, in each case, in excess of US$25.0 million (an “Affiliate Transaction”) unless:

(i)   the terms of the Affiliate Transaction are not less favorable in any material respect to the Company or such Restricted Subsidiary than those that could reasonably be obtained at the time of the Affiliate Transaction in arm’s-length dealings with a Person that is not an Affiliate; and

(ii)   if such Affiliate Transaction or series of related Affiliate Transactions involves an amount in excess of US$100.0 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company and by a majority of the members of such Board of Directors having no personal financial stake in such transaction, if any (and such majority or majorities of the Board of Directors, as the case may be, determines that such Affiliate Transaction satisfies the criteria in Section 4.13(a)(i) above), as evidenced by a resolution of the Board of Directors of the Company.

(b)   The foregoing restrictions shall not apply to:

(i)   any Restricted Payment made pursuant to Section 4.09 and any Permitted Investment;

(ii)   any transaction among only the Company and/or any Restricted Subsidiary or Restricted Subsidiaries of the Company;

(iii)   any issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans and other fair and reasonable compensation, benefits and indemnities paid or entered into in the ordinary course of business by the Company or its Restricted Subsidiaries to or with officers, directors or employees of the Company and its Restricted Subsidiaries, in their capacity as such, approved by the Board of Directors of the Company;

(iv)   loans or advances to officers, directors, consultants or employees of the Company, any of its Restricted Subsidiaries or any direct or indirect parent entity of the Company, or guarantees in respect thereof, made on its behalf or their behalf (or the cancellation of such loans, advances or guarantees) in the ordinary course of business and employment agreements, stock option plans and other similar arrangements with such officers, directors, consultants or employees which, in each case, are approved by the Company in good faith; provided that such loans or advances do not exceed US$25.0 million outstanding at any one time;

(v)   transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and on market terms;

(vi)   the issuance or sale of any Capital Stock (other than Disqualified Capital Stock) of, and any contribution of capital to, the Company;

(vii)   any transaction with a Person (other than an Unrestricted Subsidiary) that is an Affiliate solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Person;

(viii)   any transaction on arm’s-length terms with any Person that is not an Affiliate prior to such transaction but becomes an Affiliate as a result of such transaction;

(ix)   any agreement as in effect on the Issue Date and described in the Offering Memorandum, and any renewals, amendments or extensions of any such agreement (so long as such renewals, amendments or extensions are not materially less favorable, taken as a whole, to the Company and its Restricted Subsidiaries) and the transactions evidenced thereby;

(x)   sales of accounts receivable, or participations therein, in connection with any Receivables Facility;

(xi)   sales of livestock in the ordinary course of business and on arm’s length terms, as determined in good faith by the senior management of the Company;

(xii)   transactions under the Australian Cattle Inventory Arrangements as in effect on the Issue Date, and any renewals, amendments or extensions of any such agreement (so long as such renewals, amendments or extensions are not materially less favorable, taken as a whole, to the Company and its Restricted Subsidiaries) and the transactions evidenced thereby;

(xiii)   any transaction entered into by the Company with JBS S.A. or any of its Affiliates in the ordinary course of business or permitted pursuant to clause (21) of the definition of “Permitted Debt”; and

(xiv)   any Affiliate Transaction with a Person in its capacity as a holder of Debt or Capital Stock of the Company or any Restricted Subsidiary where such Person is treated no more favorably than the other holders of Debt or Capital Stock of the Company or any Restricted Subsidiary.

(c)   For the avoidance of doubt, the Company shall not be prohibited by this Section 4.13 from maintaining arrangements with or among its Affiliates to share the benefits of economies of scale or other similar benefits in an equitable manner between or among the Company and/or its Affiliates, as reasonably determined by the Company and such Affiliates.

Section 4.14. Financial Calculations for Limited Condition Acquisitions. When calculating the availability under any basket or ratio under this Indenture, in each case in connection with a Limited Condition Acquisition, the date of determination of such basket or ratio and of any Default or Event of Default may, at the option of the Company, be the date the definitive agreement(s) for such Limited Condition Acquisition is entered into. Any such ratio or basket shall be calculated with such adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio” after giving effect to such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Debt and the use of proceeds thereof) as if they had been consummated at the beginning of the applicable period for purposes of determining the ability to consummate any such Limited Condition Acquisition; provided that, for the avoidance of doubt,

(x) if any of such ratios or baskets are exceeded as a result of fluctuations in such ratio or basket subsequent to such date of determination and at or prior to the consummation of the relevant Limited Condition Acquisition, such ratios or baskets will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the Limited Condition Acquisition is permitted under this Indenture; and

(y) such ratios or baskets shall not be tested at the time of consummation of such Limited Condition Acquisition or related transactions;

provided, further, that if the Company elects to have such determinations occur at the time of entry into such definitive agreement, any such transactions (including any incurrence of Debt and the use of proceeds thereof) shall be deemed to have occurred on the date the definitive agreement(s) is entered and outstanding thereafter for purposes of calculating any ratios or baskets under this Indenture after the date of such definitive agreements and before the consummation of such Limited Condition Acquisition. The Trustee shall have no obligation to make any such calculations.

Section 4.15. Designation of Restricted and Unrestricted Subsidiaries. (a) The Company’s senior management or Board of Directors may designate any of its Subsidiaries, including any newly formed Subsidiary or any Person that shall become a Subsidiary of the Company by way of acquisition, to be an Unrestricted Subsidiary subject to the following conditions:

(i)   such Subsidiary has no Debt other than Non-Recourse Debt; and

(ii)   the deemed Investment in such Subsidiary on account of the designation of such Subsidiary as an Unrestricted Subsidiary shall be permitted by either (A) Section 4.09 or (B) under one or more clauses of the definition of “Permitted Investments”; and

(iii)   the Company delivers to the Trustee prior to the designation an Officer’s Certificate stating that such designation complies with this Indenture and that all conditions precedent in this Indenture relating to such designation have been satisfied.

Notwithstanding the foregoing, under no circumstances shall JBS USA Food Company or JBS USA Finance be designated an Unrestricted Subsidiary.

(b)   Upon any such designation of a Restricted Subsidiary of the Company as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the newly designated Unrestricted Subsidiary shall be deemed to be an Investment made as of the time of that designation and shall reduce the amount available for Restricted Payments under Section 4.09 or reduce the amount available for future investments under one or more clauses of the definition of “Permitted Investments,” as the Company determines in its sole discretion.

(c)   The Company’s senior management or Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company subject to the following conditions:

(i)   such Subsidiary executes and delivers to the Trustee a supplemental indenture providing for a Guarantee by such Subsidiary if required pursuant to Section 4.16; and

(ii)   the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary would not cause a Default, it being understood that any Debt, Liens, agreements or transactions of such Unrestricted Subsidiary outstanding at the time of such redesignation shall be deemed to be Incurred or entered into at such time.

Section 4.16. Guarantees of Debt by Restricted Subsidiaries. (a) The Company will cause any of its Domestic Restricted Subsidiaries that are wholly-owned and that guarantee the Company’s obligations under the Term Loan Credit Agreement, in each case, that is not a Subsidiary Guarantor or a special purpose Restricted Subsidiary formed in connection with a Receivables Facility, to guarantee payment of the Issuers’ obligations under this Indenture and the Notes by causing such Domestic Restricted Subsidiary within 30 days to

(i)   execute and deliver a supplemental indenture providing for a Guarantee of payment of the Issuers’ obligations under this Indenture and the Notes by such Domestic Restricted Subsidiary, except that if such Debt is by its express terms subordinated in right of payment to the Notes, any such Guarantee of such Domestic Restricted Subsidiary with respect to such Debt shall be subordinated in right of payment to such Domestic Restricted Subsidiary’s Guarantee with respect to the Notes substantially to the same extent as such Debt is subordinated to the Notes; and

(ii)   deliver to the Trustee an Opinion of Counsel to the effect that

(A)   such supplemental indenture have been duly executed and authorized; and

(B)   such supplemental indenture constitutes a valid, binding and enforceable obligation of such Domestic Restricted Subsidiary (subject to customary exceptions and limitations), except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity;

provided, however, that the foregoing provisions of this Section 4.16 shall not be applicable to any guarantee of any Domestic Restricted Subsidiary if the Company has reasonably determined that such guarantee would result in or create a material risk of tax or other liability.

(b)   Prior to the Fall-Away Event, if any (i) Subsidiary of Parent (other than a Foreign Subsidiary) becomes a direct or indirect parent company of the Company or (ii) Foreign Subsidiary of Parent is or becomes a direct or indirect parent of the Company and such Foreign Subsidiary becomes a guarantor under any Existing Parent Notes, such Person shall:

(A) deliver a supplemental indenture to this Indenture providing for a Guarantee of payment of the Issuers’ obligations under this Indenture and the Notes by such Person which shall be substantially similar to those above for Restricted Subsidiaries and be a Parent Guarantor, in each case, for so long as such condition in clause (i) or (ii) is satisfied; and

(B) deliver to the Trustee an Opinion of Counsel to the effect that

(1)   such supplemental indenture and Guarantee have been duly executed and authorized; and

(2)   such Guarantee of the Notes constitutes a valid, binding and enforceable obligation of such Person (subject to customary exceptions and limitations), except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity.

(c)   Prior to the Fall-Away Event, Parent shall not permit any Foreign Subsidiary of Parent that is a direct or indirect parent of the Company and that is not also a Parent Guarantor to Incur any Debt (other than Debt owing to Parent or any of its Subsidiaries) or acquire any assets (other than Equity Interests in or Debt of its Subsidiaries or other nominal assets incidental to a passive holding company). Notwithstanding the above, JBS Hungary Holdings Kft. will not be required to become a Parent Guarantor.

Section 4.17. [Reserved].

Section 4.18. Limitation on Activities of JBS USA Finance. JBS USA Finance may not hold any material assets, become liable for any material obligations, engage in any trade or business, or conduct any business activity, other than (a) the issuance of its Equity Interests to the Company or any Wholly Owned Restricted Subsidiary of the Company, (b) the Incurrence of Debt as a co-obligor or guarantor, as the case may be, of the Notes, the Credit Facilities and any other Debt that was or is permitted to be Incurred by the Company under Section 4.08; provided that the proceeds of such Debt are not retained by JBS USA Finance, and (c) activities incidental thereto.

Section 4.19. Reports of the Company. (a) Whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall provide the Trustee and the Holders of Notes with the following:

(i)   within 90 days following the end of each fiscal year of the Company, its annual audited consolidated financial statements prepared in accordance with GAAP;

(ii)   within 45 days following the end of each fiscal quarter (other than the last fiscal quarter of its fiscal year) of the Company, its unaudited quarterly financial statements prepared in accordance with GAAP;

(iii)   simultaneously with the delivery of the financial statements referred to in clauses (i) and (ii) above, a “Management’s Discussion and Analysis of Financial Condition and Results of Operations;” and

(iv)   reasonably promptly following the occurrence of any of the following events, a description in reasonable detail of such event: (A) any change in the directors or executive officers of the Company, (B) any incurrence of any off-balance sheet obligation (other than lease obligations incurred in the ordinary course of business) or Debt of the Company or any of its Restricted Subsidiaries, in any case, in an amount in excess of US$50.0 million, (C) the acceleration of any Debt of the Company or any of its Restricted Subsidiaries, (D) the entry into of any agreement by Parent or any of its Subsidiaries relating to a transaction that has resulted or is expected to result in a Change of Control, (E) any resignation or termination of the independent accountants of the Company or any engagement of any new independent accountants of the Company, (F) any determination by the Company or the receipt of advice or notice by the Company from its independent accountants, in either case, confirming non-reliance on previously issued financial statements, a related audit opinion or a completed interim review, (G) the completion by the Company or any of its Restricted Subsidiaries of the acquisition of assets or an Asset Sale in excess of US$100.0 million and (H) any event of bankruptcy or insolvency that constitutes a Default; provided, however, that no such report will be required to be furnished if it is determined in good faith by the Company that such event is not material to Holders or the business, assets, operations, financial positions or prospects of the Company and its Restricted Subsidiaries, taken as a whole;

provided, however, that reports and information provided pursuant to Section 4.19(a)(i), (ii), (iii) and (iv) shall not be required to be accompanied by any exhibits consisting of commercial agreements (not including notes or other debt instruments) with customers or suppliers.

(b)   At any time that the Unrestricted Subsidiaries of the Company, taken as a whole, account for at least 20% of the Consolidated EBITDA (calculated for the Company and its Subsidiaries, not just Restricted Subsidiaries) for the period of the most recent four consecutive fiscal quarters for which internal financial statements are available, of the Company and its Subsidiaries, taken as a whole, then the quarterly and annual financial information required by Section 4.19(a) shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

(c)   In addition, for so long as any Notes are outstanding, unless the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise complies with such reporting requirements, the Company shall either (i) maintain a website (which may be non-public, but shall not restrict the recipients of such information from trading in securities) to which Holders of Notes, prospective investors, securities analysts and market makers that certify that they are qualified institutional buyers or are otherwise eligible to hold the Notes (collectively, “Permitted Parties”) are given access and to which the information required by the preceding paragraphs and the information required in Section 5.04 (the “Required Information”) is posted; or (ii) distribute via electronic mail the Required Information to beneficial owners of the Notes and prospective investors that certify that they are Permitted Parties who request to receive such distributions. If the Company makes available the reports described in Section 4.19(a)(i), (ii), (iii) and (iv) on the Company’s website, it will be deemed to have satisfied the reporting requirement set forth in such applicable clause. The Company shall either ensure the Trustee has access to such reports and any other Required Information on the website, or provide Trustee copies of such reports and any other Required Information. The Trustee shall have no responsibility whatsoever to determine whether any reports or Required Information have been posted to or filed on any website.

(d)   In addition, for so long as any Notes are outstanding, the Company shall also:

(i)   within 15 business days after providing the Trustee and the Holders with the annual and quarterly information required pursuant to Sections 4.19(a)(i) and (ii), hold a conference call for Permitted Parties to discuss such reports and the results of operations for the relevant reporting period; and

(ii)   issue a press release to any U.S. nationally recognized wire service or employ other means commercially reasonably expected to reach Permitted Parties no fewer than three business days prior to the date of the conference call required to be held in accordance with Section 4.19(d)(i), announcing the time and date of such conference call and either including all information necessary to access the call or directing Permitted Parties to contact the appropriate Person at the Company to obtain such information.

(e)   For so long as any Notes remain outstanding, the Issuers shall furnish to Holders and securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(f) Delivery of the above reports and the reports required by Section 5.04 to the Trustee is for informational purposes only and the Trustee’s receipt of such reports shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuers’ or any Guarantor’s compliance with any of their covenants in this Indenture (as to which the Trustee is entitled to rely exclusively on an Officer’s Certificate of the Company) or any other agreement or document. The Trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, and shall have no responsibility or liability for the Issuers’ and Guarantors’ compliance or non-compliance with any covenants in the Indenture or Notes, including with respect to any reports or other documents posted on any website or filed with the SEC.

(g)   The Company’s obligations pursuant to this Section 4.19 may, at the Company’s option, be suspended and instead provided by any direct or indirect parent of the Company (other than the Parent) (any such entity, a “Company Reporting Entity”) as of any date, and for so long as, all of the following conditions are satisfied:

(i)   the Voting Stock of the Company is 100% beneficially owned directly or indirectly by Company Reporting Entity; and

(ii)   Company Reporting Entity makes the reports and financial information referred to in Section 4.19(a)(i) above available on its website or otherwise publicly available within the time periods specified in Section 4.19(a)(i) above, except that such reports and financial information may be with respect to Company Reporting Entity instead of the Company; provided that either (A) the quarterly and annual financial statements of Company Reporting Entity provided in such reports include, in a footnote, condensed consolidating financial information for the applicable periods with a separate column for (1) Company Reporting Entity, (2) the Company, (3) any Subsidiaries of Company Reporting Entity other than the Company or its Subsidiaries, (4) consolidating adjustments and (5) the total consolidated amounts or (B) to the extent that the Company Reporting Entity is a holding company with only limited operating assets of its own, then the quarterly and annual financial statements of the Company Reporting Entity do not need to include a footnote containing the information meeting the requirements of clause (ii)(A)(1)-(5) (any period during which the reporting obligations pursuant to Section 4.19 are suspended pursuant to this Section 4.19(g) being referred to herein as a “Reporting Suspension Period”). The requirements of Section 4.19(a) shall resume as of the end of any Reporting Suspension Period, but no Default or Event of Default shall be deemed to have occurred or be continuing due to non-compliance during any Reporting Suspension Period with the requirements of Section 4.19(a).

Section 4.20. Suspension of Covenants. (a) Following the first day (the “Suspension Date”) that (i) the Notes have an Investment Grade Rating from both of the Rating Agencies and (ii) no Default has occurred and is continuing under this Indenture, the Company and its Restricted Subsidiaries shall not be subject to Sections 4.08, 4.09, 4.11, 4.12, 4.13, 4.16(a) and 6.01(a)(iii)(B) (collectively, the “Suspended Covenants”). In the event that the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating, then the Company and the Restricted Subsidiaries shall thereafter again be subject to the Suspended Covenants with respect to future events. The period of time between the Suspension Date and the Reversion Date is referred to as the “Suspension Period.” Notwithstanding that the Suspended Covenants may be reinstated, no Default shall be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period.

(b)   On the Reversion Date, all Debt Incurred during the Suspension Period shall be classified to have been Incurred pursuant to Section 4.08(a) or (b) (to the extent such Debt would be permitted to be Incurred thereunder as of the Reversion Date and after giving effect to Debt Incurred prior to the Suspension Date and outstanding on the Reversion Date). To the extent such Debt would not be so permitted to be Incurred pursuant to Section 4.08, such Debt shall be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under Section 4.08(b)(ii). Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under Section 4.09 shall be made as though such Section 4.09 had been in effect prior to, but not during, the Suspension Period (and, for avoidance of doubt, all Consolidated Net Income and other amounts attributable to the Suspension Period that would otherwise increase the amount of Restricted Payments available to be made pursuant to any clause (including Section 4.09(a)(iii)(A)) of Section 4.09 shall be excluded in determining the amount of Restricted Payments available to be made following the Reversion Date). For purposes of determining compliance with Section 4.11(a), on the Reversion Date, the Net Available Cash from all Asset Sales not applied in accordance with such Section 4.09 shall be deemed to be reset to zero. No Restricted Subsidiary of the Company shall be required to comply with Section 4.16(a) after such reinstatement with respect to any guarantee entered into by such Restricted Subsidiary during any Suspension Period.

(c)   The Company shall deliver an Officer’s Certificate to the Trustee of the occurrence of a Suspension Date or Reversion Date. The Trustee shall be entitled to rely conclusively on such Officer’s Certificate. The Trustee shall have no obligation to monitor the occurrence, continuance or cessation of a Suspension Date or Reversion Date, nor shall it have any obligation to notify Holders of any such occurrence, continuance or cessation.

Article 5
Covenants of Parent

All of the following restrictive covenants shall be applicable to Parent and its Restricted Subsidiaries (until the occurrence of a Fall-Away Event):

Section 5.01. Limitation on Incurrence of Additional Debt. (a) Parent will not, and will not permit any of its Restricted Subsidiaries to, Incur, directly or indirectly, any Debt unless the pro forma Parent Net Debt to EBITDA Ratio at the date of such Incurrence is less than 4.75 to 1.0.

(b)   Notwithstanding Section 5.01(a), Parent or any of its Restricted Subsidiaries may issue the following Debt:

(i)   (A) the Existing Parent Notes and the guarantees thereof and (B) the Notes (other than Additional Notes) and Guarantees of the Notes (other than guarantees related to Additional Notes);

(ii)   other Debt outstanding on the Issue Date;

(iii)   Debt of the Company or any of its Restricted Subsidiaries incurred under Section 4.08;

(iv)   Debt (“Permitted Refinancing Debt”) constituting an extension or renewal of, replacement of, or substitution for, or issued in exchange for, or the net proceeds of which are used to repay, redeem, repurchase, refinance or refund, including by way of defeasance any Debt permitted by Section 5.01(a), Section 5.02(b)(i), (ii), (viii), (x) or by this Section 5.01(b)(iv); provided, however, that (A) the principal amount of the Debt so incurred does not exceed the principal amount of the Debt so refinanced (plus, without duplication, any additional Debt incurred to pay interest or premium (if any) required by the instruments governing such Debt and fees and expenses incurred in connection therewith), (B) the Debt so incurred (1) does not mature prior to the earlier of (a) the stated maturity of the Debt so refinanced and (b) the 91st day after the stated maturity of the Notes, and (C) the Debt is subordinated on a pari passu basis to the extent that the Debt being refinanced is so subordinated;

(v)   Debt owed to or held by a (A) Wholly Owned Restricted Subsidiary of Parent or a Substantially Wholly Owned Restricted Subsidiary of Parent; or (B) Restricted Subsidiary of Parent to the extent that such Debt is subordinated to the prior payment of all obligations with respect to the Notes and the Guarantee;

(vi)   Debt of a Restricted Subsidiary of Parent owed to or held by Parent;

(vii)   Debt of Parent or any of its Restricted Subsidiaries pursuant to (A) interest rate swap or similar agreements designed to protect Parent or such Restricted Subsidiary against fluctuations in interest rates or interest rate indices in respect of Debt of Parent or such Restricted Subsidiary to the extent the notional principal amount of such obligation does not exceed the aggregate principal amount of the Debt to which such interest rate contracts relate and (B) foreign exchange or commodity hedge, exchange or similar agreements designed to protect Parent or such Restricted Subsidiary against fluctuations in foreign currency exchange rates or commodity prices in respect of foreign exchange or commodity exposures incurred by Parent or such Restricted Subsidiary;

(viii)   Acquired Debt; provided that after giving effect to the incurrence thereof,

(A)   Parent could incur at least US$1.00 of Debt under the Parent Net Debt to EBITDA Ratio test set forth in Section 5.01(a), or

(B)   the Parent Net Debt to EBITDA Ratio would be equal to or less than immediately prior to the relevant acquisition or merger;

(ix)   Debt of Parent or any of its Restricted Subsidiaries, which may include Capitalized Lease Obligations, incurred no later than 365 days after the date of purchase or completion of construction or improvement of property (including Capital Stock) for the purpose of financing all or any part of the purchase price or cost of construction or improvement; provided that the principal amount of any Debt incurred pursuant to this clause may not exceed at any time outstanding US$60.0 million (or the equivalent thereof at the time of determination), and any refinancing of Debt incurred pursuant to this clause (ix);

(x)   Debt of Parent or any of its Restricted Subsidiaries incurred to pay all or a portion of the purchase price of the acquisition or lease of equipment, vehicles and services used in the ordinary course of the business of Parent or its Restricted Subsidiaries; provided that such Debt is incurred within 365 days prior to or after any such acquisition (or addition, improvement or construction), and any refinancing of Debt incurred pursuant to this clause(x);

(xi)   Debt of Parent or any of its Restricted Subsidiaries consisting of guarantees of Debt of Parent or any of its Restricted Subsidiaries Incurred under any other clause of this Section 5.01;

(xii)   Debt of Parent or any of its Restricted Subsidiaries to the extent the net proceeds thereof are promptly (A) used to purchase Notes in connection with a tender offer effected by Parent or an Affiliate of Parent or deposited to defease or discharge the Notes, in each case, in accordance with this Indenture or (B) used to purchase Notes tendered in a Change of Control Offer made as result of a Change of Control Triggering Event in accordance with this Indenture;

(xiii)   All obligations of Parent or any of its Restricted Subsidiaries for the reimbursement of any obligor on any letter of credit, banker’s acceptance, surety bond or similar credit transaction; provided that if at any time after the issuance of such letter of credit, surety bond or other similar credit transaction there is a drawing thereunder, such drawing must, as of the date thereof, then otherwise be permitted pursuant to this Section 5.01;

(xiv)   Debt of Parent or any Restricted Subsidiary arising from agreements providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or Equity Interest in any Restricted Subsidiary; provided that, in the case of a disposition, the maximum aggregate liability in respect of all such Debt shall at no time exceed the gross proceeds actually received by Parent or any Restricted Subsidiary thereof in connection with such disposition plus any fees or expenses incurred therein;

(xv)   Debt of Parent or any Restricted Subsidiary arising from the honoring by a bank or other financial institution of a check draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Debt is extinguished within five business days of Incurrence;

(xvi)   Debt of Parent or any Restricted Subsidiary consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply agreements in the ordinary course of business; and

(xvii)   Debt of Parent and/or its Restricted Subsidiaries incurred on or after the Issue Date not otherwise permitted in an aggregate principal amount at any time outstanding not to exceed the sum of (A) 25% of Parent EBITDA of Parent and its Restricted Subsidiaries for the then most recently concluded period of four consecutive fiscal quarters for which financial statements are publicly available, plus (B) 1.0% of Total Assets of Parent and its Restricted Subsidiaries.

(c)   For purposes of determining compliance with this Section 5.01: (i) in the event that an item of Debt meets the criteria of more than one of the types of Debt described above, including Section 5.01(a), Parent, in its sole discretion, may classify, and from time to time may reclassify, such item of Debt, in any manner that complies with this Section 5.01; and (ii) Debt permitted by this Section 5.01 (including Section 5.01(a)) need not be permitted solely by reference to one provision permitting such Debt but may be permitted in part by one such provision and in part by one or more other provisions of this Section 5.01 permitting such Debt.

(d)   For purposes of determining compliance with Section 5.01(b)(xvii) above, Parent EBITDA will be calculated to give pro forma effect to the following:

(i)   the acquisition or disposition of companies, divisions or lines of businesses by Parent and its Restricted Subsidiaries, including any acquisition or disposition of a company, division or line of business during or after the reference period by a Person that became a Restricted Subsidiary during or after the reference period; and

(ii)   the discontinuation of any discontinued operations, in each case, that have occurred during or after the reference period as if such events had occurred, and, in the case of any disposition, the proceeds thereof applied, on the first day of the reference period.

(e)   For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Debt where the Debt Incurred is denominated in a different currency, the amount of such Debt will be the U.S. Dollar Equivalent determined on the date of the Incurrence of such Debt; provided, however, that if any such Debt denominated in a different currency is subject to a Currency Protection Agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Debt, the amount of such Debt expressed in U.S. dollars will be as provided in such Currency Protection Agreement. The principal amount of any Permitted Refinancing Debt Incurred in the same currency as the Debt, Disqualified Capital Stock or Preferred Stock being refinanced will be the U.S. Dollar Equivalent of the Debt, Disqualified Capital Stock or Preferred Stock refinanced, except to the extent that (i) such U.S. Dollar Equivalent was determined based on a Currency Protection Agreement, in which case the Permitted Refinancing Debt will be determined in accordance with the preceding sentence, and (ii) such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if the U.S. Dollar Equivalent were calculated as of the date of such refinancing, in which case such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount in the applicable currency of such Permitted Refinancing Debt does not exceed the principal amount in such currency of such Debt, Disqualified Capital Stock or Preferred Stock being refinanced.

(f) With respect to any holder of Debt of Parent or any of its Restricted Subsidiaries, such holder of Debt (or its assignee) shall not be deemed to have provided such Debt to Parent or any such Restricted Subsidiary in violation of this Indenture if such holder of such Debt or its agent or representative (i) had no actual knowledge at the time of the incurrence of such Debt that such incurrence violated this Indenture and (ii) shall have received an Officer’s Certificate of Parent to the effect that the incurrence of such Debt does not violate the provisions of this Indenture.

(g)   In connection with an acquisition or disposition of a company, division or line of business (an “Acquired Entity”) for which audited or reviewed financial statements are not available, Parent EBITDA for such Acquired Entity shall be calculated in good faith by Parent based upon management reports or other similar information (“Initial Parent EBITDA”). Notwithstanding any other provision of this Section 5.01, neither Parent nor any of its Restricted Subsidiaries shall, with respect to any Debt Incurred pursuant to this Initial Parent EBITDA calculation (the “New Debt”), be deemed to be in violation of this Section 5.01; provided, however, that Parent shall be required by the date that is 90 days following the consummation of the acquisition of the Acquired Entity to recalculate Parent EBITDA for the period of four consecutive fiscal quarters for which financial statements of Parent are publicly available (or a period most closely coinciding with such period to the extent that the fiscal year of the Acquired Entity does not correspond to the fiscal year of Parent, using financial statements of the Acquired Entity that have been audited or subjected to a limited review (“Recalculated Parent EBITDA”). If (i) the Recalculated Parent EBITDA is less than the Initial Parent EBITDA and (ii) as a result, Parent or any Restricted Subsidiary Incurred new Debt that exceeded (by an amount in excess of US$30.0 million) what it would have been permitted to Incur using Recalculated Parent EBITDA, then Parent or any of its Restricted Subsidiaries within 90 days thereafter will be required to repay such amount of New Debt that would ensure that it would have been in compliance with this Section 5.01 had it used Recalculated Parent EBITDA to determine the amount of Debt it was permitted to Incur thereunder.

Section 5.02. Limitation on Distributions. (a) Parent will not directly or indirectly (the payments and other actions described in this Section 5.02 being collectively referred to as “Distributions”):

(i)   declare or pay any dividend or make any distribution on its Equity Interests (other than dividends or distributions paid in Parent’s Equity Interests);

(ii)   purchase, redeem or otherwise acquire or retire for value any of its Equity Interests; or

(iii)   repay, redeem, repurchase, defease or otherwise acquire or retire for value, or make any payment on or with respect to, any Subordinated Debt, except (A) a payment of interest and (B) a repayment, redemption, repurchase, defeasance or acquisition or retirement in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, due within one year of the date of such repurchase, defeasance, acquisition, retirement or maturity;

unless, at the time of, and after giving effect to, the proposed Distribution:

(i) no Default has occurred and is continuing;

(ii) Parent could Incur at least US$1.00 of Debt under the Parent Net Debt to EBITDA Ratio test set forth in Section 5.01(a);

(iii) the aggregate amount expended for all Distributions made on or after the Issue Date would not, subject to Section 5.02(d) below, exceed the sum of:

(A) 50% of the aggregate amount of the Parent Consolidated Net Income (or, if the Parent Consolidated Net Income is a loss, minus 100% of the amount of the loss) accrued on a cumulative basis during the period, taken as one accounting period, beginning on the first day of the fiscal quarter in which the Issue Date occurred and ending on the last day of Parent’s most recently completed fiscal quarter for which financial statements are publicly available; plus

(B) 100% of the net cash proceeds received by Parent from the issue or sale of its Equity Interests (including by way of issuance of Debt to the extent since converted into or exchanged for Equity Interests of Parent) or other capital contributions subsequent to the Issue Date (other than net cash proceeds received from an issuance or sale of such Equity Interests to a Restricted Subsidiary of Parent or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loan from or guaranteed by Parent or any Restricted Subsidiary unless such loans have been repaid with case on or prior to the date of determination), excluding in any event the net cash proceeds received by Parent from the issue and sale of its Equity Interests or capital contributions to the extent applied to redeem the Notes in compliance with the provisions set forth in the third paragraph of Section 5 of the Notes; plus

(C) 100% of the fair market value (as determined in good faith by Parent) of property other than cash received by Parent from the issue or sale of its Equity Interests (including by way of issuance of Debt to the extent since converted into or exchanged for Equity Interests of Parent) or other capital contributions subsequent to the Issue Date; provided that any Distribution permitted to be made in connection with the contribution of such property other than cash shall not be made in the form of cash or cash equivalents as such terms are determined under GAAP.

(b)   Section 5.02(a) shall not prohibit the declaration and payment of mandatory dividends in an amount equivalent to not more than the Minimum Legally Required Dividend including, in each case, in the form of interest attributable to Parent’s outstanding capital; provided that the payment of such amounts is in compliance with the Brazilian corporate law and Parent’s by-laws and that Parent’s Board of Directors, with the approval of its fiscal council, if in existence at such time, has not reported to the general shareholders’ meeting that the distribution would not be advisable given the financial condition of Parent.

(c)   The foregoing will not prohibit:

(i)   the payment of any dividend or distribution within 60 days after the date of declaration thereof if, at the date of declaration, such payment would comply with this provision;

(ii)   payments on Subordinated Debt owed to Parent or any of its Restricted Subsidiaries, the incurrence of which was permitted under Section 5.01(b)(v) or (vi);

(iii)   the repayment, redemption, repurchase, defeasance or other acquisition or retirement for value of Subordinated Debt with the proceeds of, or in exchange for, Permitted Refinancing Debt;

(iv)   any Distribution made in exchange for, or out of the proceeds of a substantially concurrent offering of, Equity Interests of Parent or of a cash contribution to the common equity of Parent;

(v)   repurchases of Equity Interests of Parent deemed to occur upon exercise of warrants, options or rights to acquire Equity Interests in each case in connection with employee stock option or stock purchase agreements or other agreements to compensate management employees, if such Equity Interests represent a portion of the exercise price of such warrants, options or rights or nominal cash payments in lieu of issuances of fractional shares;

(vi)   so long as no Default or Event of Default has occurred and is continuing, the purchase, redemption or other acquisition, cancellation or retirement for value of Equity Interests, or options, warrants, equity appreciation rights or other rights to purchase or acquire Equity Interests of Parent or any Restricted Subsidiary of Parent held by any existing or former employees or management of Parent or any Restricted Subsidiary of Parent or their assigns, estates or heirs, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management employees; provided that such redemptions or repurchases pursuant to this clause will not exceed US$25.0 million in the aggregate during any calendar year and US$50.0 million in the aggregate for all such redemptions and repurchases;

(vii)   repurchases of Subordinated Debt at a purchase price not greater than (A) 101% of the principal amount or accreted value, as applicable, of such Subordinated Debt and accrued and unpaid interest thereon in the event of a change of control or (B) 100% of the principal amount or accreted value, as applicable, of such Subordinated Debt and accrued and unpaid interest thereon in the event of an asset sale, in connection with any change of control offer or asset sale offer required by the terms of such Subordinated Debt, but only if, to the extent applicable: (1) in the case of a change of control, the Company has first complied with and fully satisfied its obligations under the covenant described above under Section 4.07 to the extent required under this Indenture; or (2) in the case of an asset sale, Company has first complied with and fully satisfied its obligations under Section 4.11;

(viii)   Distributions made with the Equity Interests and/or assets (including proceeds from any sale of all or a portion of such Equity Interests and/or assets) of any Restricted Subsidiary that Parent determines on the date of such Distribution is not essential to the operations of Parent’s business of processing beef, pork, lamb and poultry; provided that the aggregate amount of Distributions made pursuant to this clause (as measured on the date of declaration of such Distribution) will not exceed 3% of Parent’s total consolidated revenues for the then most recently concluded period of four consecutive fiscal quarters for which financial statements are publicly available at the time such Distribution is declared;

(ix) the declaration and payment of dividends by Parent to, or the making of loans to, any direct or indirect parent entity of Parent in amounts required for such direct or indirect parent entity to pay:

(A) franchise and excise taxes and other fees, taxes and expenses required to maintain its corporate existence,

(B) foreign, federal, state and local income and similar taxes, to the extent such income taxes are attributable to the income, revenue, receipts, capital or margin of Parent and its Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that Parent and its Subsidiaries would be required to pay in respect of foreign, federal, state and local income and similar taxes for such fiscal year were Parent and its Subsidiaries to pay such taxes separately from any such direct or indirect parent entity of Parent,

(C) customary salary, bonus and other benefits payable to officers, employees and directors of such direct or indirect parent entity of Parent to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of Parent and its Subsidiaries, including Parent’s and the Subsidiaries’ proportionate share of such amount relating to such direct or indirect parent entity being a public company,

(D) general corporate operating (including, without limitation, expenses related to auditing or other accounting matters) and overhead costs and expenses of any such direct or indirect parent entity of Parent to the extent such costs and expenses are attributable to the ownership or operation of Parent and its Subsidiaries, including Parent’s and its Subsidiaries’ proportionate share of such amount relating to such direct or indirect parent entity of Parent being a public company,

(E) amounts required for any direct or indirect parent entity of Parent to pay fees and expenses incurred by such direct or indirect parent entity of Parent related to (i) the maintenance by such direct or indirect parent entity of its corporate or other entity existence and (ii) any unsuccessful equity or debt offering of such direct or indirect parent entity,

(F) taxes with respect to income of any direct or indirect parent entity of Parent derived from funding made available to Parent and its Subsidiaries by such direct or indirect parent entity,

(G) cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of Parent or any such direct or indirect parent entity of Parent, and

(H) any dividend distributions, in an amount sufficient for such direct or indirect parent entity of Parent to have sufficient cash to pay its Minimum Legally Required Dividends (to the extent such Minimum Legally Required Dividends are attributable to the income, revenue, receipts, capital or margin of Parent and its Subsidiaries) after accounting for the pro rata distribution amount of other shareholders;

(x) repurchases of Equity Interests of Parent pursuant to a share repurchase program or in the open market; provided that (i) the aggregate amount of such repurchases made pursuant to this clause during any calendar year will not exceed 3% of Parent’s EBITDA for the then most recently concluded period of four consecutive fiscal quarters for which financial statements are publicly available at the time such repurchase and (ii) at the time of, and after giving effect to, the proposed Distribution (a) no Default has occurred and is continuing and (b) Parent could incur at least an additional US$1.00 of Debt under the Parent Net Debt to EBITDA Ratio test set forth in Section 5.01(a), and

(xi)   Distributions in aggregate amount not to exceed US$30.0 million, provided that at the time of, and after giving effect to, the proposed Distribution (A) no Default has occurred and is continuing, and (B) Parent could incur at least an additional US$1.00 of Debt under the Parent Net Debt to EBITDA Ratio test set forth in Section 5.01(a).

(d) In determining the aggregate amount of Distributions made subsequent to the Issue Date, only amounts expended pursuant to Section 5.02(c)(i), (vi) and (vii) will be included in such calculation under Section 5.02(a).

(e) For purposes of determining compliance with this Section 5.02

(i) in the event that a proposed Distribution (or a portion thereof) meets the criteria of clauses (i) through (xi) of Section 5.02(c) or is entitled to be made pursuant to Section 5.02(a) or (b), the Parent may allocate all or any portion of such Distribution among the categories described in clauses (i) through (xi) of Section 5.02(c) or among such categories and the types described in Section 5.02(a) or (b); provided that, at the time of such allocation, all such Distributions, or allocated portions thereof, would be permitted under the various provisions of this Section 5.02; and

(ii) any Distributions (or a portion thereof) originally made pursuant to clauses (i) through (xi) of Section 5.02(c), or pursuant to Section 5.02(a) or (b), may later be reclassified by the Company such that it will be deemed as having been made pursuant to Section 5.02(a) or (b) or clauses (i) through (xi) of Section 5.02(c), as applicable, to the extent that such reclassified Distributions could be made pursuant to such section or clause at the time of such reclassification.

Section 5.03. Designation of Restricted and Unrestricted Subsidiaries. (a) Parent’s senior management or Board of Directors may designate any of its Subsidiaries (other than the Company and its Restricted Subsidiaries), including any newly formed Subsidiary or any Person that will become a Subsidiary of Parent by way of acquisition, to be an Unrestricted Subsidiary subject to the following conditions:

(i)   such Subsidiary has no Debt other than Non-Recourse Debt;

(ii)   such Subsidiary has not guaranteed or otherwise directly or indirectly provided credit support for any Debt of Parent or any of its Restricted Subsidiaries;

(iii)   such Subsidiary is not a direct or indirect parent of the Company; and

(iv)   the designation of such Subsidiary as an Unrestricted Subsidiary would not cause a Default.

(b)   Parent’s senior management or Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company subject to the condition that the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary would not cause a Default, it being understood that any Debt, Liens, agreements or transactions of such Unrestricted Subsidiary outstanding at the time of such redesignation shall be deemed to be Incurred or entered into at such time.

Section 5.04. Reports of Parent. (a) Prior to the Fall-Away Event, Parent shall provide the Trustee and the Holders of Notes with the following:

(i)   as soon as available and in any event by no later than 120 days after the end of each fiscal year of Parent, annual audited consolidated financial statements in English of Parent, prepared in accordance with IFRS and accompanied by an opinion of independent public accountants, which opinion shall be based upon an examination made in accordance with IFRS;

(ii)   as soon as available and in any event by no later than 60 days after the end of each of the first three fiscal quarters of each fiscal year of Parent, quarterly unaudited consolidated financial statements in English of Parent prepared in accordance with IFRS; and

(iii)   as soon as available (without duplication), English language versions or summaries of such other reports or notices that may be filed or submitted by (and promptly after filing or submission by) Parent with the Brazilian Novo Mercado or any other stock exchange on which equity securities of Parent may be listed (in each case, to the extent that any such report or notice is generally available to its security holders or the public in Brazil or elsewhere), except to the extent that Parent has properly communicated that such English language versions or summaries are available without charge, including, without limitation, on any public website.

(b)   At any time that the Unrestricted Subsidiaries of Parent, taken as a whole, account for at least 20% of the Consolidated EBITDA (calculated for Parent and its Subsidiaries, not just Restricted Subsidiaries) for the period of the most recent four consecutive fiscal quarters for which internal financial statements are available, of Parent and its Subsidiaries, taken as a whole, then the quarterly and annual financial information required by Section 5.04(a) shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto of the financial condition and results of operations of Parent and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Parent.

Section 5.05. Corporate Existence.

Parent will do or cause to be done all things necessary to preserve and keep in full force and effect its existence and the existence of each Subsidiary in accordance with their respective organizational documents, and the material rights, licenses and franchises of Parent and each Subsidiary; provided that Parent is not required to preserve any such right, license or franchise, or the existence of any Subsidiary, if the maintenance or preservation thereof is no longer desirable in the conduct of the business of Parent and its Subsidiaries taken as a whole, or that the loss thereof is not adverse in any material respect to the Holders of the Notes; and provided further that this Section does not prohibit any transaction otherwise permitted by Section 6.01(d).

Section 5.06. Suspension of Covenants. (a) Following the first day (the “Parent Suspension Date”) that: (i) Parent or its senior unsecured debt have an Investment Grade Rating from both of the Rating Agencies and (ii) no Default has occurred and is continuing under this Indenture, Parent and its Restricted Subsidiaries will not be subject to Section 5.01 and 5.02 (collectively, the “Parent Suspended Covenants”). In the event that Parent and its Restricted Subsidiaries are not subject to the Parent Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Parent Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to Parent or its senior unsecured debt below an Investment Grade Rating, then Parent and its Restricted Subsidiaries will thereafter again be subject to the Parent Suspended Covenants with respect to future events. The period of time between the Parent Suspension Date and the Parent Reversion Date is referred to as the “Parent Suspension Period.” Notwithstanding that the Parent Suspended Covenants may be reinstated, no Default will be deemed to have occurred as a result of a failure to comply with the Parent Suspended Covenants during the Parent Suspension Period.

(b)   On the Parent Reversion Date, all Debt Incurred during the Parent Suspension Period will be classified to have been Incurred pursuant to Section 5.01(a) or 5.02(b) (to the extent such Debt would be permitted to be Incurred thereunder as of the Parent Reversion Date and after giving effect to Debt Incurred prior to the Parent Suspension Date and outstanding on the Parent Reversion Date). To the extent such Debt would not be so permitted to be Incurred pursuant to Section 5.01, such Debt will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under Section 5.01(b)(ii). Calculations made after the Parent Reversion Date of the amount available to be made as Distributions under Section 5.02 will be made as though such Section 5.02 had been in effect prior to, but not during, the Parent Suspension Period (and, for avoidance of doubt, all Parent Consolidated Net Income and other amounts attributable to the Parent Suspension Period that would otherwise increase the amount of Distributions available to be made pursuant to any clause under Section 5.02 (including Section 5.02(a)(iii)(A) shall be excluded in determining the amount of Distributions available to be made following the Parent Reversion Date).

(c)   Parent shall deliver an Officer’s Certificate to the Trustee of the occurrence of a Parent Suspension Date or Parent Reversion Date. The Trustee shall be entitled to rely conclusively on such Officer’s Certificate. The Trustee shall have no obligation to monitor the occurrence, continuance or cessation of a Parent Suspension Date or Parent Reversion Date, nor shall it have any obligation to notify Holders of any such occurrence, continuance or cessation.

Article 6
Successor Corporation

Section 6.01. Mergers, Consolidations, Etc. (a) The Company shall not, in a single transaction or a series of related transactions, consolidate with or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets determined on a consolidated basis to, another Person or adopt a Plan of Liquidation unless:

(i)   either

(A)   the Company is the Surviving Person; or

(B)   the Person, if other than the Company, formed by such consolidation or into which the Company is merged or the Person that acquires the properties and assets of the Company substantially as an entirety or in the case of a Plan of Liquidation, the Person to which assets of the Company have been transferred, shall be a corporation or limited liability company organized and existing under the laws of the United States or any State of the United States or the District of Columbia or any other country member of the Organization for Economic Co-operation and Development (OECD) if such successor Person undertakes to pay such Additional Amounts as set forth under Section 11.04 (collectively, the “Permitted Jurisdiction”); provided, however, that if the Person formed by such consolidation or into which the Company is merged or the Person that acquires the properties and assets of the Company substantially as an entirety is a limited liability company, JBS USA Finance or JBS USA Food Company shall be a co-obligor on the Notes or the Company or such Surviving Person shall cause a Restricted Subsidiary of the Company that is a corporation to become a co-obligor on the Notes;

(ii)   such Surviving Person, if other than the Company, assumes all of the obligations of the Company under the Notes and this Indenture pursuant to a supplemental indenture;

(iii)   immediately after giving effect to that transaction and the use of the proceeds from that transaction, on a pro forma basis, including giving effect to any Debt Incurred or anticipated to be Incurred in connection with that transaction and the use of the proceeds from that transaction,

(A)   no Event of Default shall have occurred and be continuing; and

(B)   except in the case of a consolidation or merger of the Company with or into a Restricted Subsidiary or a sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the Company’s assets to a Restricted Subsidiary, immediately after giving effect to such transaction,

(1)   such Surviving Person shall be able to Incur US$1.00 of additional Debt under Section 4.08(a); or

(2)   the Fixed Charge Coverage Ratio for the Surviving Person and its Restricted Subsidiaries would be equal to or greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to the transaction; and

(iv)   the Company delivers to the Trustee prior to the consummation of the proposed transaction an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer complies with this Indenture and that all conditions precedent in this Indenture relating to such transaction have been satisfied.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of related transactions) of all or substantially all of the properties and assets of one or more Restricted Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties or assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company. Notwithstanding clause (iii) of this Section 6.01(a),

(A)   any Restricted Subsidiary of the Company may consolidate with, merge into or transfer all or part of its properties and assets to the Company, and

(B)   the Company may merge with one of its Affiliates solely for the purpose of reorganizing the Company in another Permitted Jurisdiction to realize tax or other benefits.

In the event of any transaction (other than a lease) referred to in and complying with the conditions listed in Section 6.01(a)(i) in which the Company is not the Surviving Person and the Surviving Person is to assume all the obligations of the Company under the Notes and this Indenture pursuant to a supplemental indenture, that Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of the Company, and the Company shall be discharged from its obligations under this Indenture and the Notes.

(b)   If neither JBS USA Food Company nor any Restricted Subsidiary of the Company that is a corporation is a co-obligor on the notes, then JBS USA Finance shall not, in a single transaction or a series of related transactions, consolidate with or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets determined on a consolidated basis to another Person or adopt a Plan of Liquidation unless:

(i)   either

(A)   JBS USA Finance is the Surviving Person; or

(B)   the Person, if other than JBS USA Finance, formed by such consolidation or into which JBS USA Finance is merged or the Person that acquires by conveyance, transfer or lease the properties and assets of JBS USA Finance substantially as an entirety, shall be a corporation organized and existing under the laws of the United States or any State of the United States or the District of Columbia;

(ii)   such Surviving Person, if other than JBS USA Finance, assumes all of the obligations of JBS USA Finance under the Notes and this Indenture pursuant to a supplemental indenture and shall be in compliance with Section 4.18;

(iii)   immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(iv)   the Company delivers to the Trustee prior to the consummation of the proposed transaction an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer complies with this Indenture and that all conditions precedent in this Indenture relating to such transaction have been satisfied;

provided that, in the event the Company becomes a corporation or the Company or the Person formed by or surviving any consolidation or merger permitted in accordance with the terms of this Indenture is a corporation, JBS USA Finance may be dissolved in accordance with this Indenture and may cease to be an Issuer without any consequence under this Indenture.

(c)   Each Subsidiary Guarantor (other than any Subsidiary Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and this Indenture in connection with any transaction complying with Section 4.11) shall not, JBS USA Food Company shall not and the Company shall not cause or permit any Subsidiary Guarantor or JBS USA Food Company to, consolidate with or merge with or into any Person other than the Company, any other Subsidiary Guarantor or JBS USA Food Company unless:

(i)   such entity surviving any such consolidation or merger (if other than the Subsidiary Guarantor or JBS USA Food Company) assumes by supplemental indenture all of the obligations of (x) the Subsidiary Guarantor on the Guarantee or (y) JBS USA Food Company on the Notes;

(ii)   immediately after giving effect to such transaction, no Event of Default shall have occurred and be continuing; and

(iii)   the Company delivers to the Trustee prior to the consummation of the proposed transaction an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer complies with this Indenture and that all conditions precedent in this Indenture relating to such transaction have been satisfied.

(d)   Prior to the Fall-Away Event, Parent will not, in a single transaction or a series of related transactions, consolidate with or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets determined on a consolidated basis to, another Person or adopt a Plan of Liquidation unless:

(i)   either

(A)   Parent is the Surviving Person; or

(B)   the Person, if other than Parent, formed by such consolidation or into which Parent is merged or the Person that acquires the properties and assets of Parent substantially as an entirety or in the case of a Plan of Liquidation, the Person to which assets of Parent have been transferred, will be a corporation or limited liability company organized and existing under the laws of the Federative Republic of Brazil or any political subdivision thereof or any other country member of the Organization for Economic Co-operation and Development (OECD);

(ii)   such Surviving Person, if other than Parent, assumes all of the obligations of Parent under its Guarantee and this Indenture pursuant to a supplemental indenture;

(iii)   immediately after giving effect to that transaction and the use of the proceeds from that transaction, on a pro forma basis, including giving effect to any Debt Incurred or anticipated to be Incurred in connection with that transaction and the use of the proceeds from that transaction, no Default or Event of Default caused by an action or an inaction of, or an event, condition or circumstance affecting, Parent or its Subsidiaries (other than the Company or its Subsidiaries) shall have occurred and be continuing; and

(iv)   Parent delivers to the Trustee prior to the consummation of the proposed transaction an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer complies with this Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of related transactions) of all or substantially all of the properties and assets of one or more Subsidiaries of Parent, the Capital Stock of which constitutes all or substantially all of the properties or assets of Parent, will be deemed to be the transfer of all or substantially all of the properties and assets of Parent. Notwithstanding the foregoing clause (iii) of this Section 6.01(d), any Subsidiary of Parent may consolidate with, merge into or transfer all or part of its properties and assets to Parent.

In the event of any transaction (other than a lease) described in and complying with the conditions listed in Section 6.01(d)(i) in which Parent is not the Surviving Person and the Surviving Person is to assume all the obligations of Parent under the Notes and this Indenture pursuant to a supplemental indenture, that Surviving Person will succeed to, and be substituted for, and may exercise every right and power of Parent, and Parent will be discharged from its obligations under its Guarantee and this Indenture.

Article 7
Default and Remedies

Section 7.01. Events of Default. Each of the following is an “Event of Default”:

(a)   the failure to pay interest on the Notes when that interest becomes due and payable and the Default continues for 30 days;

(b)   the failure to pay principal of or premium, if any, on the Notes when that principal or premium, if any, becomes due and payable, at maturity, upon redemption or otherwise;

(c)   the failure to comply with Section 6.01;

(d)   failure by any Parent Guarantor, the Issuers or any Restricted Subsidiary of the Company to observe or perform any other covenant or agreement contained in the Notes or this Indenture, which failure continues for a period of 60 days after the Company receives a written notice specifying the Default from the Trustee or Holders of at least 25% in outstanding aggregate principal amount of Notes;

(e)   Debt of an Issuer, any Subsidiary Guarantor or any Significant Subsidiary of the Company or, prior to the Fall-Away Event, any Parent Guarantor or Significant Subsidiary of the Parent is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Debt unpaid or accelerated exceeds US$50.0 million;

(f) failure by the Company, any Significant Subsidiary of the Company or, prior to the Fall-Away Event, Parent or any of its Significant Subsidiaries (other than the Company or any of its Significant Subsidiaries) to pay or discharge final and non-appealable judgments for the payment of money entered by a court or courts of competent jurisdiction aggregating in excess of US$50.0 million, which judgments are not discharged, waived or stayed (to the extent not covered by insurance) for a period of 60 consecutive days following entry of such final and non-appealable judgments or decrees during which a stay of enforcement of each such final and non-appealable judgment or decree, by reason of pending appeal or otherwise, is not in effect;

(g)   an Issuer, any Subsidiary Guarantor or any Significant Subsidiary of the Company or, prior to the Fall-Away Event, any Parent Guarantor or Significant Subsidiary of Parent (other than the Company or any of its Significant Subsidiaries), pursuant to or within the meaning of any Bankruptcy Law:

(i)   commences a voluntary case,

(ii)   consents to the entry of an order for relief against it in an involuntary case,

(iii)   consents to the appointment of a Custodian of it or for all or substantially all of its assets, or

(iv)   makes a general assignment for the benefit of its creditors;

(v)   or takes any comparable action under foreign laws relating to insolvency;

(h)   a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i)   is for relief against an Issuer, any Subsidiary Guarantor or any Significant Subsidiary of the Company or, prior to the Fall-Away Event, any Parent Guarantor or Significant Subsidiary of Parent (other than the Company or any of its Significant Subsidiaries), as debtor in an involuntary case,

(ii)   appoints a Custodian of an Issuer, any Subsidiary Guarantor or any Significant Subsidiary of the Company or, prior to the Fall-Away Event, any Parent Guarantor or Significant Subsidiary of Parent (other than the Company or any of its Significant Subsidiaries), or

(iii)   orders the liquidation of an Issuer, any Subsidiary Guarantor or any Significant Subsidiary of the Company or, prior to the Fall-Away Event, any Parent Guarantor or Significant Subsidiary of Parent (other than the Company or any of its Significant Subsidiaries),

(iv)   or any similar relief is granted under any foreign laws, or takes any comparable action under any foreign law relating to insolvency; and the order, decree or similar relief remains unstayed and in effect for 60 days; or

(i) any Guarantee of a Significant Subsidiary of the Company or, prior to the Fall-Away Event, any Parent Guarantor ceases to be in full force and effect, or is declared to be null and void and unenforceable by a judicial determination, or is found to be invalid by a judicial determination, any Guarantor that is a Significant Subsidiary of the Company or, prior to the Fall-Away Event, any Parent Guarantor denies (in writing) its obligations under its Guarantee (in each case, other than by reason of release of a Guarantor in accordance with the terms of this Indenture).

Section 7.02. Acceleration. (a) If any Event of Default (other than those of the type in clause (g) or (h) of Section 7.01 with respect to the Company or, prior to the Fall-Away Event, Parent) occurs and is continuing, the Trustee may, and the Trustee upon the written request of Holders of at least 25% in outstanding aggregate principal amount of the then outstanding Notes shall, or the Holders of at least 25% in outstanding aggregate principal amount of then outstanding Notes may, declare the principal of all the Notes, together with all accrued and unpaid interest, premium, if any, to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that such notice is a notice of acceleration, and the same shall become immediately due and payable.

(b)   If an Event of Default of the type referred to in clause (g) or (h) of Section 7.01 relating to the Company or, prior to the Fall-Away Event, Parent occurs and is continuing, then such amount with respect to all the Notes shall ipso facto become due and payable immediately without any declaration or other act on the part of the Trustee or any Holder.

(c)   Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may on behalf of the Holders of all of the Notes rescind any acceleration and its consequences with respect to the Notes; provided (i) such rescission would not conflict with any judgment of a court of competent jurisdiction and (ii) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel have been paid.

(d)   In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (e) of Section 7.01 has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant to clause (e) of Section 7.01 shall be remedied or cured, or waived by the holders of the Debt, or the Debt that gave rise to such Event of Default shall have been discharged in full, in each case, within 30 days after the declaration of acceleration with respect thereto and if (i) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing Events of Default, except nonpayment of principal, premium or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

(e)   If a Default for a failure to report or failure to deliver a required certificate in connection with another default (the “Initial Default”) occurs, then at the time such Initial Default is cured, such Default for a failure to report or failure to deliver a required certificate in connection with another default that resulted solely because of that Initial Default shall also be cured without any further action. Any Default or Event of Default for the failure to comply with the time periods prescribed in Section 4.19 or otherwise to deliver any notice or certificate pursuant to any other provision of this Indenture shall be deemed to be cured upon the delivery of any such report required by such covenant or such notice or certificate, as applicable, even though such delivery is not within the prescribed period specified in this Indenture.

Section 7.03. Other Remedies. If a Default occurs and is continuing, the Trustee may pursue any available remedy by proceeding at law or in equity to collect the payment of principal of, or interest on, the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon a Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Default. No remedy is exclusive of any other remedy. All available remedies are cumulative to the extent permitted by law.

Section 7.04. Waiver of Past Defaults. Subject to Sections 2.09, 7.07 and 10.02, the Holders of a majority in principal amount of the outstanding Notes (which may include consents obtained in connection with a tender offer or exchange offer of Notes) by written notice to the Trustee may on behalf of the Holders of all of the Notes waive an existing Default and its consequences (including any resulting non-payment Default or Event of Default), except a continuing Default or Event of Default in the payment of principal, premium, if any, or interest on, any Note held by a non-consenting Holder that did not result from a non-payment Default or Event of Default. The Company shall deliver to the Trustee an Officer’s Certificate stating that the requisite percentage of Holders have consented to such waiver and attaching copies of such consents. When a Default is waived, it is cured and ceases.

Section 7.05. Control by Majority. The Holders of not less than a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on it. Subject to Section 8.01, however, the Trustee may refuse to follow any direction that conflicts with any law or this Indenture, that the Trustee determines may be unduly prejudicial to the rights of another Holder, or that may involve the Trustee in personal liability; provided that the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.

In the event the Trustee takes any action or follows any direction pursuant to this Indenture, the Trustee shall be entitled to indemnification satisfactory to it against any loss or expense caused by taking such action or following such direction.

Section 7.06. Limitation on Suits. No Holder shall have any right to institute any proceeding with respect to this Indenture or for any remedy thereunder, unless the Trustee:

(a)   has failed to act for a period of 60 days after receiving written notice of a continuing Event of Default by such Holder and a request to act by Holders of at least 25% in aggregate principal amount of Notes outstanding;

(b)   has been offered indemnity satisfactory to it in its reasonable judgment; and

(c)   has not received from the Holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request.

However, such limitations do not apply to a suit instituted by a Holder of any Note for enforcement of payment of the principal of or interest on such Note on or after the due date therefor.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over such other Holder.

Section 7.07. Rights of Holders To Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of, and interest on, a Note, on or after the respective due dates therefor, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the Holder.

Section 7.08. Collection Suit by Trustee. If a Default in payment of principal or interest specified in Section 7.01(a) or (b) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuers or any other obligor on the Notes for the whole amount of principal and accrued interest and fees remaining unpaid, together with interest on overdue principal and, to the extent that payment of such interest is lawful, interest on overdue installments of interest, in each case at the rate per annum borne by the Notes and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 7.09. Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relating to the Issuers, their creditors or their property and shall be entitled and empowered to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and any Custodian in any such judicial proceedings is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agent and counsel, and any other amounts due the Trustee under Section 8.07. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding. The Trustee shall be entitled to participate as a member of any official committee of creditors in the matters as it deems necessary or advisable.

Section 7.10. Priorities. If the Trustee collects any money or property pursuant to this Article 7, it shall pay out the money or property in the following order:

First: to the Trustee for amounts due under Section 8.07;

Second: to Holders for interest accrued on the Notes, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for interest;

Third: to Holders for principal amounts due and unpaid on the Notes, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal; and

Fourth: to the Issuers or, if applicable, the Guarantors, as their respective interests may appear.

The Trustee, upon prior notice to the Issuers, may fix a record date and payment date for any payment to Holders pursuant to this Section 7.10.

Section 7.11. Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 7.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 7.07, or a suit by a Holder or Holders of more than 10% in principal amount of the outstanding Notes.

Article 8
Trustee

Section 8.01. Duties of Trustee. (a) If a Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture and use or exercise the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(b)   Except during the continuance of a Default:

(i)   The Trustee need perform only those duties as are specifically set forth herein or in the Trust Indenture Act and no duties, covenants, responsibilities or obligations shall be implied in this Indenture against the Trustee.

(ii)   In the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates (including Officer’s Certificates) or opinions (including Opinions of Counsel) furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

(c)   Notwithstanding anything to the contrary herein, the Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i)   This paragraph does not limit the effect of Section 8.01(b).

(ii)   The Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts.

(iii)   The Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 7.05.

(d)   No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or to take or omit to take any action under this Indenture or take any action at the request or direction of Holders if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity is not assured to it.

(e)   Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to this Section 8.01.

(f) The Trustee shall not be liable for the investment of or for interest on any money received by it except as the Trustee may agree in writing with the Issuers. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g)   In the absence of negligence or willful misconduct on the part of the Trustee, the Trustee shall not be responsible for the application of any money by any Paying Agent other than the Trustee.

Section 8.02. Rights of Trustee. Subject to Section 8.01:

(a)   The Trustee may rely conclusively on any resolution, certificate (including any Officer’s Certificate), statement, instrument, opinion (including any Opinion of Counsel), notice, request, direction, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b)   Before the Trustee acts or refrains from acting, it shall be entitled to receive an Officer’s Certificate and an Opinion of Counsel, which shall conform to the provisions of Section 12.05. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel.

(c)   The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent (other than an agent who is an employee of the Trustee) appointed with due care.

(d)   The Trustee shall not be liable for any action it takes or omits to take in good faith which it reasonably believes to be authorized or within its rights or powers under this Indenture.

(e)   The Trustee may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

(f) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request, order or direction of any of the Holders pursuant to the provisions of this Indenture, unless such Holders shall have offered to the Trustee security or indemnity satisfactory to it against the costs, expenses and liabilities which may be incurred therein or thereby.

(g)   The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate (including any Officer’s Certificate), statement, instrument, opinion (including any Opinion of Counsel), notice, request, direction, consent, order, bond, debenture or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled, upon reasonable notice to the Issuers, to examine the books, records and premises of the Issuers, personally or by agent or attorney at the sole cost of the Issuers.

(h)   The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(i) The permissive rights of the Trustee to do things enumerated in this Indenture shall not be construed as duties.

(j) Except with respect to Sections 4.01 and 4.05, the Trustee shall have no duty to inquire as to the performance of the Issuers with respect to the covenants contained in Article 4; provided that, in the case of Section 4.05, the Trustee may rely upon the Officer’s Certificates described in that section. In addition, the Trustee shall not be deemed to have any notice of or knowledge of any Default or Event of Default except (i) any Default or Event of Default occurring pursuant to Section 4.01, 7.01(a) or 7.01(b) or (ii) any Default or Event of Default of which a Responsible Officer of the Trustee shall have received written notification at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(k)   The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, each Agent appointed hereunder and to each agent, custodian and other Person employed to act hereunder.

(l) Notwithstanding any provision in this Indenture to the contrary, in no event shall the Trustee be liable for any failure or delay in the performance of its obligations under this Indenture because of circumstances beyond its control, including, but not limited to, acts of God, flood, war (whether declared or undeclared), terrorism, fire, riot, strikes or work stoppages for any reason, embargo, government action, including any laws, ordinances, regulations or the like which restrict or prohibit the providing of the services contemplated by this Indenture, inability to obtain material, equipment, or communications or computer facilities, or the failure of equipment or interruption of communications or computer facilities, and other causes beyond its control whether or not of the same class or kind as specifically named above.

(m) The Trustee may at any time request that any of the Issuers and/or Guarantors deliver an Officer’s Certificate setting forth the specimen signatures and the names of individuals and/or titles of Officers authorized at such time to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any Person authorized to sign an Officer’s Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(n)   In no event shall the Trustee be responsible or liable for special, indirect, consequential or punitive loss or damage of any kind whatsoever (including, but not limited to, loss of profit), irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

Section 8.03. Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuers, their Subsidiaries or its respective Affiliates with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights. However, the Trustee must comply with Sections 8.10 and 8.11.

Section 8.04. Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuers’ use of the proceeds from the Notes, and it shall not be responsible for any statement of the Issuers in this Indenture or any document issued in connection with the sale of Notes (including, without limitation, the Offering Memorandum) or any statement in the Notes other than the Trustee’s certificate of authentication. The Trustee makes no representations with respect to the effectiveness or adequacy of this Indenture or the Notes.

Section 8.05. Notice of Default. If a Default occurs and is continuing and the Trustee receives actual notice of such Default, the Trustee shall mail to each Holder notice of the uncured Default within 30 days after such Default occurs. Except in the case of a Default in payment of principal of, or interest on, any Note, including an accelerated payment and the failure to make a payment on the Change of Control Payment Date pursuant to a Change of Control Offer or the Net Proceeds Payment Date pursuant to an Asset Sale Offer, or a Default in complying with the provisions of Article 6, the Trustee may withhold the notice if and so long as the Board of Directors, the executive committee, or a trust committee of directors and/or Responsible Officers, of the Trustee in good faith determines that withholding the notice is in the interest of the Holders.

Section 8.06. Reports by Trustee to Holders. Within 60 days after each April 1, beginning with April 1, 2020, the Trustee shall, to the extent that any of the events described in Trust Indenture Act § 313(a) occurred within the previous twelve months, but not otherwise, mail to each Holder a brief report dated as of such date that complies with Trust Indenture Act § 313(a). The Trustee also shall comply with Trust Indenture Act §§ 313(b), 313(c) and 313(d).

A copy of each report at the time of its mailing to Holders shall be mailed to the Issuers and filed with each securities exchange, if any, on which the Notes are listed.

The Issuers shall notify the Trustee in writing if the Notes become listed on any securities exchange or of any delisting thereof and the Trustee shall comply with Trust Indenture Act § 313(d).

Section 8.07. Compensation and Indemnity. Each of the Issuers and the Guarantors shall, jointly and severally, pay to the Trustee from time to time such compensation as the Issuers and the Trustee shall from time to time agree in writing for its services hereunder. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuers shall reimburse the Trustee upon request for all reasonable disbursements, expenses and advances (including, without limitation, reasonable fees and expenses of counsel) incurred or made by it in addition to the compensation for its services, except any such disbursements, expenses and advances as may be attributable to the Trustee’s negligence or willful misconduct. Such expenses shall include the reasonable fees and expenses of the Trustee’s agents and counsel.

Each of the Issuers and the Guarantors shall, jointly and severally, indemnify each of the Trustee and any predecessor Trustee and each of its officers, directors, employees or agents for, and hold them harmless from and against, any and all loss, damage, claims including taxes (other than taxes based upon, measured by or determined by the income of the Trustee), liability or expense incurred by it except for such actions to the extent caused by any negligence or willful misconduct on its part, arising out of or in connection with the acceptance or administration of this trust or exercise of its rights, powers or duties (including the reasonable fees and expenses of counsel) including, without limitation, the reasonable costs and expenses of defending itself against or investigating any claim or liability in connection with the exercise or performance of any of the Trustee’s rights, powers or duties hereunder. The Trustee shall notify the Issuers promptly of any claim asserted against the Trustee or any of its agents for which it may seek indemnity. Failure by the Trustee to so notify the Issuers shall not relieve the Issuers of their obligations hereunder. The Issuers may, subject to the approval of the Trustee (which approval shall not be unreasonably withheld), defend the claim and the Trustee shall provide reasonable cooperation in the defense. The Trustee and its agents subject to the claim may have separate counsel and the Issuers shall pay the reasonable fees and expenses of such counsel. The Issuers need not pay for any settlement made without their written consent. The Issuers need not reimburse any expense or indemnify against any loss or liability to the extent incurred by the Trustee through its negligence or willful misconduct.

To secure the Issuers’ payment obligations in this Section 8.07, the Trustee shall have a Lien prior to the Notes against all money or property held or collected by the Trustee, in its capacity as Trustee, except money or property held in trust to pay principal and interest on particular Notes.

When the Trustee incurs expenses or renders services after a Default specified in Section 7.01(g) or (h) occurs, such expenses and the compensation for such services shall be paid to the extent allowed under any Bankruptcy Law.

Notwithstanding any other provision in this Indenture, the foregoing provisions of this Section 8.07 shall survive the satisfaction and discharge of this Indenture, payment of the Notes, or the appointment of a successor Trustee.

Section 8.08. Replacement of Trustee. The Trustee may resign at any time by so notifying the Issuers in writing. The Holders of a majority in principal amount of the outstanding Notes may remove the Trustee by so notifying the Issuers and the Trustee in writing and may appoint a successor Trustee. The Issuers may remove the Trustee if:

(a)   the Trustee fails to comply with Section 8.10;

(b)   the Trustee is adjudged a bankrupt or an insolvent;

(c)   a receiver or other public officer takes charge of the Trustee or its property; or

(d)   the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuers shall notify each Holder of such event and shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuers.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuers. Immediately after that, the retiring Trustee shall transfer, after payment of all sums then owing to the Trustee pursuant to Section 8.07, all property held by it as Trustee to the successor Trustee, subject to the Lien provided in Section 8.07, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. A successor Trustee shall mail notice of its succession to each Holder.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuers or the Holders of at least 10% in principal amount of the outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee at the expense of the Issuers.

If the Trustee fails to comply with Section 8.10, any Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Notwithstanding replacement of the Trustee pursuant to this Section 8.08, the Issuers’ obligations under Section 8.07 shall continue for the benefit of the retiring Trustee.

Section 8.09. Successor Trustee by Merger, Etc. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business (including this transaction) to, another corporation, the resulting, surviving or transferee corporation without any further act shall, if such resulting, surviving or transferee corporation is otherwise eligible hereunder, be the successor Trustee; provided that such corporation shall be otherwise qualified and eligible under this Article 8.

Section 8.10. Eligibility; Disqualification. This Indenture shall always have a Trustee who satisfies the requirement of Trust Indenture Act §§ 310(a)(1), 310(a)(2) and 310(a)(5). The Trustee shall have a combined capital and surplus of at least US$150,000,000 as set forth in its most recent published annual report of condition. The Trustee shall comply with Trust Indenture Act § 310(b); provided, however, that there shall be excluded from the operation of Trust Indenture Act § 310(b)(1) any indenture or indentures under which other securities, or certificates of interest or participation in other securities, of the Issuers are outstanding, if the requirements for such exclusion set forth in Trust Indenture Act § 310(b)(1) are met. The provisions of Trust Indenture Act § 310 shall apply to the Issuers and any other obligor of the Notes.

Section 8.11. Preferential Collection of Claims Against the Issuers. The Trustee, in its capacity as Trustee hereunder, shall comply with Trust Indenture Act § 311(a), excluding any creditor relationship listed in Trust Indenture Act § 311(b). A Trustee who has resigned or been removed shall be subject to Trust Indenture Act § 311(a) to the extent indicated.

Article 9
Discharge of Indenture; Defeasance

Section 9.01. Satisfaction and Discharge. The Company may discharge this Indenture such that it shall cease to be of further effect, except as to surviving rights when:

(a)   either

(i)   all the Notes previously authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has previously been deposited in trust or segregated and held in trust by the Company and is thereafter repaid to the Company or discharged from the trust) have been delivered to the Trustee for cancellation; or

(ii)   all Notes not previously delivered to the Trustee for cancellation

(A)   have become due and payable, or

(B)   shall become due and payable at their maturity within one year, or

(C)   are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of a redemption by the Trustee,

and in the case of (i), (ii) or (iii), the Company has irrevocably deposited or caused to be irrevocably deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. Legal Tender, non-callable U.S. Government Securities, or a combination of such cash and non-callable U.S. Government Securities, in such amounts as shall be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Debt on the Notes not previously delivered to the Trustee for cancellation for principal, premium, if any, on the Notes to the date of deposit, in the case of Notes that have become due and payable, or to the Maturity Date or Redemption Date, as the case may be;

(b)   the Company has paid or caused to be paid all other sums payable by the Issuers under this Indenture; and

(c)   the Company delivers to the Trustee an Officer’s Certificate and Opinion of Counsel stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture have been satisfied.

Section 9.02. Legal Defeasance and Covenant Defeasance. (a) The Company may, at its option and at any time, elect to terminate all of its, JBS USA Food Company’s and JBS USA Finance’s and the Guarantors’ obligations with respect to the then outstanding Notes, the Guarantees and this Indenture (“legal defeasance”), except for:

(i)   the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, or interest on those Notes when these payments are due from the defeasance trust referred to below;

(ii)   the Issuers’ obligations with respect to the issuance of temporary Notes, the registration of Notes, the status of mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(iii)   the rights, powers, trusts, duties, indemnities and immunities of the Trustee and the Issuers’ and the Guarantors’ obligations in connection with those rights, powers, trusts, duties, indemnities and immunities; and

(iv)   the Issuers’ obligations under the defeasance provisions contained in this Indenture.

(b)   In addition, the Company may, at its option and at any time, elect to release its, JBS USA Food Company’s, JBS USA Finance’s and the Guarantors’ obligations under any covenant described in Section 4.05, Sections 4.07 through 4.20 and Section 6.01(a)(iii) (“covenant defeasance”) and thereafter any failure by the Company or its Restricted Subsidiaries or Parent and its Restricted Subsidiaries to comply with such Sections shall not constitute a Default or an Event of Default with respect to the Notes.

(c)   If the Company exercises legal defeasance, payment of the Notes may not be accelerated as a result of an Event of Default. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (d), (e), (f), (g) (with respect only to Significant Subsidiaries, (h) (with respect only to Significant Subsidiaries) or (i) in Section 7.01 or because of the failure of the Company to comply with Section 6.01(a)(iii) or of Parent to comply with Section 6.01(d)(iii).

The Company may exercise its legal defeasance option notwithstanding its prior exercise of covenant defeasance.

Section 9.03. Conditions to Legal Defeasance or Covenant Defeasance. In order to exercise either legal defeasance or covenant defeasance:

(a)   the Company must irrevocably deposit with the Trustee, in trust (the “defeasance trust”), for the benefit of the Holders, cash in U.S. Legal Tender, non-callable U.S. Government Securities or a combination of cash and non-callable U.S. Government Securities, sufficient, in the opinion of a firm of independent public accountants of recognized international standing, to pay the principal, premium, if any, and interest on the outstanding Notes on the Maturity Date or on an available Redemption Date, as the case may be, and the Company must specify whether the Notes are being defeased to the Maturity Date or to that Redemption Date;

(b)   in the case of legal defeasance only, the Company must deliver to the Trustee an Opinion of Counsel confirming that:

(i)   the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or

(ii)   since the Issue Date, there has been a change in the applicable federal income tax law, and

(iii)   based on the ruling obtained under clause (i) or the change in tax law referred to under clause (ii), the beneficial owners of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if legal defeasance had not occurred;

(c)   in the case of covenant defeasance, the Company must deliver to the Trustee an Opinion of Counsel confirming that the beneficial owners of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if covenant defeasance had not occurred;

(d)   no Event of Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Debt, and, in each case the granting of Liens in connection therewith) with respect to the Notes shall have occurred and be continuing on the date of such deposit;

(e)   legal defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;

(f) in the case of legal defeasance only, the Company must deliver to the Trustee an Opinion of Counsel, subject to customary exceptions and assumptions, to the effect that on the 91st day following the deposit, the defeasance trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws generally affecting creditors’ rights;

(g)   the Company must deliver to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company; and

(h)   the Company must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the legal defeasance or the covenant defeasance have been complied with.

Notwithstanding the foregoing, the Opinion of Counsel required by clause (b) above with respect to a legal defeasance need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable, (ii) shall become due and payable on the Maturity Date within one year or (iii) as to which a redemption notice has been given calling the Notes for redemption within one year, under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

Section 9.04. Application of Trust Money. The Trustee or Paying Agent shall hold in trust U.S. Legal Tender and U.S. Government Securities deposited with it pursuant to this Article 9, and shall apply the deposited U.S. Legal Tender and the money from U.S. Government Securities in accordance with this Indenture to the payment of the principal of and the interest on the Notes. The Trustee shall be under no obligation to invest said U.S. Legal Tender and U.S. Government Securities, except as it may agree in writing with the Issuers.

The Issuers shall pay and indemnify and hold harmless the Trustee against any tax, fee or other charge imposed on or assessed against the U.S. Legal Tender and U.S. Government Securities deposited pursuant to Section 9.03 or the principal and interest received in respect thereof, other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article 9 to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuers from time to time upon the Issuers’ written request any U.S. Legal Tender and U.S. Government Securities held by it as provided in Section 9.03 which, in the opinion of a firm of independent public accountants of recognized international standing expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof that would then be required to be deposited to effect an equivalent legal defeasance or covenant defeasance.

Section 9.05. Repayment to the Issuers. Subject to applicable escheat laws, the Trustee and the Paying Agent shall pay to the Issuers upon written request any money held by them for the payment of principal or interest that remains unclaimed for two years; provided that the Trustee or such Paying Agent, before being required to make any payment, may at the expense and written request of the Issuers cause to be published once in a newspaper of general circulation in the City of New York or mail to each Holder entitled to such money notice that such money remains unclaimed and that after a date specified therein which shall be at least 30 days from the date of such publication or mailing any unclaimed balance of such money then remaining shall be repaid to the Issuers. After payment to the Issuers, Holders entitled to such money must look to the Issuers for payment as general creditors unless an applicable law designates another Person.

Section 9.06. Reinstatement. If the Trustee or Paying Agent is unable to apply any U.S. Legal Tender and U.S. Government Securities in accordance with this Article 9 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, or if the funds deposited with the Trustee to effect covenant defeasance are insufficient to pay the principal of, and interest on, the Notes when due, the Issuers’ obligations under this Indenture, and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to this Article 9 until such time as the Trustee or Paying Agent is permitted to apply all such U.S. Legal Tender and U.S. Government Securities in accordance with this Article 9; provided that if the Issuers have made any payment of interest on, or principal of, any Notes because of the reinstatement of their obligations, the Issuers shall be subrogated to the rights of the Holders of such Notes to receive such payment from the U.S. Legal Tender and U.S. Government Securities held by the Trustee or Paying Agent.

Article 10
Amendments, Supplements and Waivers

Section 10.01.  Without Consent of Holders. (a) The Company and the Trustee, together, may amend or supplement this Indenture, the Notes or any Guarantee without notice to or consent of any Holder to:

(i)   cure any ambiguity, omission, defect or inconsistency;

(ii)   provide for the assumption by a successor entity of the obligations of an Issuer under this Indenture;

(iii)   provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

(iv)   add additional Guarantees or additional obligors with respect to the Notes;

(v)   secure the Notes;

(vi)   add to the covenants of the Issuers for the benefit of the Holders or surrender any right or power conferred upon the Issuers;

(vii)   make any other change that does not adversely affect the rights of any Holder in any material respect;

(viii)   comply with any requirement of the Commission in connection with the qualification of this Indenture under the Trust Indenture Act of 1939;

(ix)   provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture as of the date hereof;

(x)   conform the text of this Indenture, the Notes or any Guarantee to any provision of the Section entitled “Description of notes” in the Offering Memorandum; or

(xi)   provide for the Fall-Away Amendment;

provided that the Company has delivered to the Trustee an Opinion of Counsel and an Officer’s Certificate, each stating that such amendment or supplement complies with the provisions of this Section 10.01.

Section 10.02.  With Consent of Holders. (a) Subject to Section 7.07, the Company and the Trustee, together, with the consent of the Holder or Holders of a majority in principal amount of the Notes, including Additional Notes, if any, then outstanding voting as a single class (including consents obtained in connection with a purchase of or tender offer or exchange offer for the notes), may amend or supplement this Indenture or the Notes without notice to any other Holders. Subject to Sections 7.04 and 7.07, the Holder or Holders of a majority in principal amount of the Notes may waive compliance with any provision of this Indenture or the Notes without notice to any other Holders.

(b)   Notwithstanding Section 10.02(a), without the consent of each Holder of an outstanding Note affected, no amendment or waiver may:

(i)   reduce the amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(ii)   reduce the rate of or change the time for payment of interest, including defaulted interest, on any Notes;

(iii)   reduce the principal of or change the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or repurchase (other than with respect to the minimum notice period to Holders), or reduce the redemption or repurchase price for those Notes (except, in the case of repurchases, as would otherwise be permitted under clauses (vii) and (ix) of this Section 10.02(b));

(iv)   make any Note payable in money other than that stated in the Note and this Indenture;

(v)   impair the contractual right of any Holder to receive payment of principal, premium, interest on that Holder’s Notes on or after the due dates for those payments, or to bring suit to enforce that payment on or with respect to such Holder’s Notes or any Guarantee;

(vi)   modify the provisions contained in this Indenture permitting Holders of a majority in principal amount of the Notes to waive a Default;

(vii)   after the Issuers’ obligation to purchase the Notes arises under this Indenture, amend, modify or change the obligation of the Issuers to make or consummate a Change of Control Offer or waive any default in the performance of that Change of Control Offer or modify any of the provisions or definitions with respect to any such offer;

(viii)   make any change to or modify the ranking of any such Note or related Guarantee that would adversely affect the Holders of the Notes; or

(ix)   at any time after the Issuers are obligated to make an Asset Sale Offer pursuant to Section 4.11, change the time at which such offer to purchase must be made or the price at which the Notes must be repurchased pursuant thereto.

(c)   It shall not be necessary for the consent of the Holders under this Section to approve the particular form of any proposed amendment, supplement or waiver but it shall be sufficient if such consent approves the substance thereof.

(d)   A consent to any amendment, supplement or waiver under this Indenture by any Holder given in connection with an exchange (in the case of an exchange offer) or a tender (in the case of a tender offer) of such Holder’s Notes shall not be rendered invalid by such tender or exchange.

(e)   After an amendment, supplement or waiver under this Section 10.02 becomes effective, the Issuers shall mail to the Holders affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuers to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, supplement or waiver.

Section 10.03.  Compliance with the Trust Indenture Act. From the date on which this Indenture is qualified under the Trust Indenture Act, every amendment, waiver or supplement of this Indenture, the Notes or any Guarantee shall comply with the Trust Indenture Act as then in effect.

Section 10.04.  Revocation and Effect of Consents. Until an amendment, waiver or supplement becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent as to his Note or portion of his Note by written notice to the Trustee or the Issuers received before the date on which the Trustee receives an Officer’s Certificate of the Company certifying that the Holders of the requisite principal amount of Notes have consented (and not theretofore revoked such consent) to the amendment, supplement or waiver.

The Issuers may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver. If a record date is fixed, then notwithstanding the last sentence of the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 90 days after such record date. The Issuers shall inform the Trustee in writing of the fixed record date if applicable.

After an amendment, supplement or waiver becomes effective, it shall bind every Holder, unless it makes a change referred to in any of clauses (i) through (ix) of Section 10.02(b), in which case, the amendment, supplement or waiver shall bind only each Holder of a Note who has consented to it and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note; provided that any such waiver shall not impair or affect the right of any Holder to receive payment of principal of, and interest on, a Note, on or after the respective due dates therefor, or to bring suit for the enforcement of any such payment on or after such respective dates without the consent of such Holder.

Section 10.05.  Notation on or Exchange of Notes. If an amendment, supplement or waiver changes the terms of a Note, the Issuers may require the Holder of the Note to deliver it to the Trustee. The Issuers shall provide the Trustee with an appropriate notation on the Note about the changed terms and cause the Trustee to return it to the Holder at the Issuers’ expense. Alternatively, if the Issuers or the Trustee so determines, the Issuers in exchange for the Note shall issue, and the Trustee shall authenticate, a new Note that reflects the changed terms. Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 10.06.  Trustee To Sign Amendments, Etc. The Trustee shall execute any amendment, supplement or waiver authorized pursuant to this Article 10; provided that the Trustee may, but shall not be obligated to, execute any such amendment, supplement or waiver which affects the Trustee’s own rights, duties or immunities under this Indenture. The Trustee shall be entitled to receive, and shall be fully protected in relying upon, an Opinion of Counsel and an Officer’s Certificate of the Company each stating that the execution of any amendment, supplement or waiver authorized pursuant to this Article 10 is authorized or permitted by this Indenture and constitutes legal, valid and binding obligations of the Issuers and the Guarantors enforceable in accordance with its terms. Such Officer’s Certificate and Opinion of Counsel shall be at the expense of the Issuers.

Article 11
Guarantee

Section 11.01.  Guarantee. Subject to this Article 11, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuers hereunder or thereunder, that: (a) the principal of and interest on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Issuers to the Holders or the Trustee hereunder or thereunder shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise (all of the foregoing being hereinafter collectively called the “Guaranteed Obligations”).

Each Guarantor waives presentation to, demand of, payment from and protest to the Issuers of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Guarantor waives notice of any default under the Notes or the Guaranteed Obligations. The obligations of each Guarantor hereunder shall not be affected by (1) the failure of any Holder or the Trustee to assert any claim or demand or to enforce any right or remedy against the Issuers or any other Person (including any Guarantor) under this Indenture, the Notes or any other agreement or otherwise; (2) any extension or renewal of any thereof; (3) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (4) the release of any security held by any Holder or the Trustee for the Guaranteed Obligations or any of them; (5) the failure of any Holder or the Trustee to exercise any right or remedy against any other guarantor of the Guaranteed Obligations; or (6) except as set forth in Section 11.06 or 11.07, any change in the ownership of such Guarantor.

Each Guarantor further agrees that its Guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder or the Trustee to any security held for payment of the Guaranteed Obligations.

Except as expressly set forth in Sections 9.02(a), 11.03, 11.06 and 11.07, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any Holder or the Trustee to assert any claim or demand or to enforce any remedy under this Indenture, the Notes or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of such Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law or equity.

Each Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any Holder or the Trustee upon the bankruptcy or reorganization of the Issuers or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Holder or the Trustee has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Issuers to pay the principal of or interest on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, each Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee an amount equal to the sum of (A) the unpaid amount of such Guaranteed Obligations, (B) accrued and unpaid interest on such Guaranteed Obligations (but only to the extent not prohibited by law) and (C) all other monetary Guaranteed Obligations of the Company to the Holders and the Trustee.

Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or any Holder in enforcing any rights under this Section 11.01.

Each Guarantor agrees that it shall not be entitled to any right of reimbursement, indemnity or subrogation in relation to the Holders in respect of any obligations guaranteed hereby or any other rights against the Company or any other Restricted Subsidiary of the Company as a result of any payment by such Guarantor under its Guarantee of the Notes until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 7 hereof for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 7 hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Guarantee.

If any Subsidiary Guarantor makes payments under its Guarantee, the other Subsidiary Guarantors must contribute their share of such payments. The other Subsidiary Guarantors’ shares of such payment will be computed based on the proportion that the net worth of the paying Subsidiary Guarantor represents relative to the aggregate net worth of all the Subsidiary Guarantors combined.

Section 11.02.  [Reserved].

Section 11.03.  Limitation on Guarantor Liability. Each Subsidiary Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of such Subsidiary Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar U.S. federal, state or foreign law to the extent applicable to any Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that, any term or provision of this Indenture to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations guaranteed hereunder by any Subsidiary Guarantor shall not exceed the maximum amount that can be hereby guaranteed without rendering this Indenture, as it relates to such Subsidiary Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Section 11.04.  Additional Amounts. (a) All payments made by the Company or any Guarantor in respect of the Notes or the related Guarantees shall be made free and clear of and without withholding or deduction for or on account of any present or future Taxes imposed or levied by or on behalf of any Taxing Authority of Brazil or Luxembourg or other jurisdiction in which the Company or such Guarantor is organized or engaged in business for tax purposes (any of the aforementioned being a “Taxing Jurisdiction”), unless Taxes are required to be withheld or deducted by law or by the interpretation or administration thereof. If Taxes are required to be withheld or deducted by a Taxing Authority within any Taxing Jurisdiction, from any payment made by the Company or any Guarantor, as the case may be, then the Company or such Guarantor, as the case may be, shall pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each Holder of Notes (including Additional Amounts) after such withholding or deduction shall equal the amount the Holder would have received if such Taxes had not been withheld or deducted; provided, however, that no Additional Amounts shall be payable with respect to:

(i)   any Tax imposed by the United States or by any political subdivision or Taxing Authority thereof or therein;

(ii)   any Taxes that would not have been so imposed, deducted or withheld but for the existence of any connection between the Holder or beneficial owner of a Note (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of power over, the Holder or beneficial owner of such Note, if the Holder or beneficial owner is an estate, nominee, trust, partnership or corporation) and the relevant Taxing Jurisdiction (other than the mere receipt of such payment or the ownership or holding or enforcement of such Note);

(iii)   any estate, inheritance, gift, sales, value-added, excise, transfer or personal property Tax or similar Tax;

(iv)   any Taxes payable otherwise than by deduction or withholding from payments under or with respect to the Notes or the Guarantees;

(v)   any Taxes that would not have been so imposed, deducted or withheld if the Holder or beneficial owner of a Note or beneficial owner of any payment on the Guarantee of such Note had (A) made a declaration of non-residence, or any other claim or filing for exemption, to which it is entitled or (B) complied with any certification, identification, information, documentation or other reporting requirement concerning the nationality, residence, identity or connection with the relevant Taxing Jurisdiction of such Holder or beneficial owner of such Note or any payment on such Note (provided that (x) such declaration of non-residence or other claim or filing for exemption or such compliance is required by the applicable law of the Taxing Jurisdiction as a precondition to exemption from, or reduction in the rate of the imposition, deduction or withholding of, such Taxes and (y) at least 30 days prior to the first payment date with respect to which such declaration of non-residence or other claim or filing for exemption or such compliance is required under the applicable law of the Taxing Jurisdiction, Holders at that time have been notified by such Guarantor or any other Person through whom payment may be made that a declaration of non-residence or other claim or filing for exemption or such compliance is required to be made);

(vi)   any Taxes that would not have been so imposed, deducted or withheld if the beneficiary of the payment had presented the Note for payment within 30 days after the date on which such payment or such Note became due and payable or the date on which payment thereof is duly provided for, whichever is later (except to the extent that the Holder would have been entitled to Additional Amounts had the Note been presented on the last day of such 30-day period);

(vii)   any payment under or with respect to a Note to any Holder that is a fiduciary or partnership or any Person other than the sole beneficial owner of such payment or Note, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such partnership or the beneficial owner of such payment or Note would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the actual Holder of such Note;

(viii)   any Luxembourg registration duties (droit d’enregistrement) payable in the case of a voluntary registration of the Notes (and/or any document in relation therewith) by any holder or beneficial owner of such Notes with the Administration de l’Enregistrement des Domaines et de la TVA in Luxembourg, when such registration is not required to maintain, preserve or enforce the rights of that holder or beneficial owner under the Notes (and/or any document in relation therewith); or

(ix)   any combination of items (i) through (viii) above.

Notwithstanding any other provisions contained herein, each of the Issuers, any Guarantor or any other person making payments on behalf of the Issuers shall be entitled to deduct and withhold as required, and shall not be required to pay, any Additional Amounts with respect to any such withholding or deduction imposed on or in respect of any Note pursuant to Sections 1471 through 1474 of the Code (commonly referred to as “FATCA”), any treaty, law, regulation or other official guidance enacted by any jurisdiction implementing FATCA, any agreement between either of the Issuers, any Guarantor or any other person and the United States or any jurisdiction implementing FATCA, or any law of any jurisdiction implementing an intergovernmental approach to FATCA.

(b)   Whenever in this Indenture there is mentioned, in any context, the payment of principal, premium, if any, interest or of any other amount payable under or with respect to any Note or any Guarantee, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

Section 11.05.  Execution and Delivery of Guarantee. To evidence its Guarantee set forth in Section 11.01, each Guarantor hereby agrees that this Indenture shall be executed on behalf of such Guarantor by an Officer.

Each Guarantor hereby agrees that its Guarantee set forth in Section 11.01 shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

If an Officer whose signature is on this Indenture or on the notation of Guarantee no longer holds that office at the time the Trustee authenticates the Note, the Guarantee shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors.

Section 11.06.  Release of a Subsidiary Guarantor. A Guarantee by a Subsidiary Guarantor of the Notes shall be automatically and unconditionally released and discharged upon:

(i)   (A) such Subsidiary Guarantor ceasing to constitute a Restricted Subsidiary of the Company in compliance with this Indenture, whether upon a sale, exchange, transfer or disposition of Capital Stock in such Subsidiary Guarantor (including by way of merger or consolidation) or the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary, or (B) the sale or disposition in compliance with this Indenture of all or substantially all of the assets of such Subsidiary Guarantor;

(ii)   such Subsidiary Guarantor ceasing to be a guarantor under the Term Loan Credit Agreement, except a discharge or release by or as a result of payment under such guarantee;

(iii)   the exercise of the legal defeasance option or the covenant defeasance option under Section 9.02 or if the obligations of the Issuers under this Indenture are otherwise discharged in accordance with the terms of this Indenture; or

(iv)   a release in accordance with Article 10;

Upon the release of any Guarantor in accordance with this Indenture, the Company shall deliver an Officer’s Certificate to the Trustee notifying the Trustee of the release and stating that such release complies with the terms of this Indenture.

Each Subsidiary Guarantor may consolidate with or merge into or sell its assets to an Issuer or another Subsidiary Guarantor without limitation, or with other Persons upon the terms and conditions set forth in Section 6.01 of this Indenture.

The Trustee shall execute an appropriate instrument prepared by the Company evidencing the release of a Subsidiary Guarantor from its obligations under its Guarantee and this Indenture upon receipt of a request by the Company or such Subsidiary Guarantor accompanied by an Officer’s Certificate and an Opinion of Counsel certifying as to the compliance with this Section 11.06.

Section 11.07.  Release of Guarantees of Parent Guarantors and Fall-Away of Covenants of Parent. (a) The Guarantees by the Parent Guarantors shall be automatically and unconditionally released and discharged upon:

(i)   the occurrence of a Fall-Away Event; or

(ii)   the exercise of the legal defeasance option or the covenant defeasance option under Section 9.02 or if the obligations of the Issuers under this Indenture are otherwise discharged in accordance with the terms of this Indenture.

(b)   Notwithstanding anything to the contrary in this Indenture, in the event that the Fall-Away Baskets may be eliminated from this Indenture (other than pursuant to Section 4.20) without causing a conflict and the conditions below are satisfied, at the Company’s election, the Company may enter into a supplemental indenture (a “Fall-Away Amendment”) with the Trustee (without the consent of any Holders of Notes), which provides for the following (the “Fall-Away Event”):

(i)   unconditional release of the Parent Guarantors from their Guarantees;

(ii)   elimination of the Fall-Away Baskets; and

(iii) elimination of the covenants, set forth under (A) Section 4.16(b) and (c), (B) Article 5; and (C) Section 6.01(d); and

(iv) elimination of Events of Default arising under the following clauses of Section 7.01: (c) (with respect to breaches under Section 6.01(d)); (d) (with respect to breaches under Section 4.16(b) and (c) and Article 5), (e), (f), (g) and (h) (with respect to events and circumstances with respect to Parent and its Subsidiaries other than the Company and its Subsidiaries) and (i) (in its entirety), and delete references to Parent in Sections 7.02(a) and (b).

(c)   The Fall-Away Event shall be subject to the additional conditions precedent:

(i)   any continuing guarantee by the Company or any of its Restricted Subsidiaries of any Debt of Parent shall cease to be permitted pursuant to clause (1) of the definition of “Permitted Debt” and shall cease to be permitted pursuant to clause (2) of the definition of “Permitted Investments,” and the Fall-Away Event shall not be permitted unless such guarantee is then permitted by other exceptions in Section 4.08 (it being understood that such guarantee shall not be permitted to be reallocated to clause (7) of the definitions of “Permitted Debt”) and Section 4.09;

(ii)   immediately before and after giving effect to the Fall-Away Event (including the Fall-Away Amendment and the condition set forth in clause (i) above), (A) no Event of Default shall have occurred and be continuing or would result from the Fall-Away Event; (B) the Company shall be able to Incur an additional US$1.00 of Debt pursuant to Section 4.08(a) or the Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries immediately after giving effect to the Fall-Away Event shall be equal to or greater than that immediately before such event; (C) the amount calculated pursuant to Section 4.09(a)(iii) shall be positive or zero; and (D) no Investments shall be outstanding under clause (16) of the definition of “Permitted Investments”; and

(iii)   the Company shall have delivered to the Trustee an Officer’s Certificate and Opinion of Counsel stating that all conditions precedent under this Indenture relating to the Fall-Away Event have been satisfied.

(d)   Concurrently upon delivery to the Trustee of an Officer’s Certificate of the Company and an Opinion of Counsel stating that all conditions precedent under this Indenture relating to the Fall-Away Event have been satisfied, the Trustee shall execute any documents reasonably required in order to evidence the release of the Parent Guarantors from their obligations under the Guarantees.

Section 11.08.  No Waiver. Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Article 11 shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article 11 at law, in equity, by statute or otherwise.

Section 11.09.  Modification. No modification, amendment or waiver of any provision of this Article 11, nor the consent to any departure by any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other or further notice or demand in the same, similar or other circumstances.

Article 12
Miscellaneous

Section 12.01.  Trust Indenture Act Controls. If any provision of this Indenture limits, qualifies, or conflicts with another provision which is required or deemed to be included in this Indenture by the Trust Indenture Act, such required or deemed provision shall control.

Section 12.02.  Notices. Any notices or other communications required or permitted hereunder shall be in English and in writing (including by facsimile transmission), and shall be sufficiently given if made by hand delivery, by internationally recognized overnight courier service, by facsimile or registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to the Issuers or a Guarantor:

c/o JBS USA LUX S.A.
Attention: Chief Financial Officer
1770 Promontory Circle
Greeley, CO 80634
Facsimile: (970) 506-8323

if to the Trustee:

U.S. Bank National Association
950 17th Street
DN-CO-5GCT
Denver, CO 80202
Attention: Global Corporate Trust
Facsimile: 303-585-6865

Each of the Issuers and the Trustee by written notice to each other such Person may designate additional or different addresses for notices to such Person. Any notice or communication to the Issuers and the Trustee, shall be deemed to have been given or made upon actual receipt thereof.

Any notice or communication mailed to a Holder shall be mailed to him by first class mail or other equivalent means at his address as it appears on the registration books of the Registrar and shall be sufficiently given to him if so mailed within the time prescribed.

Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

Where this Indenture provides for notice of any event to a Holder of a beneficial interest in a Global Note, such notice shall be sufficiently given if given to the Depository for such Note (or its designee) pursuant to the applicable procedures of such Depository, if any, prescribed for the giving of such notice, notwithstanding any reference to mailing of notices or any other provision of this Indenture.

In respect of this Indenture, the Trustee shall not have any duty or obligation to verify or confirm that the Person sending instructions, directions, reports, notices or other communications or information by electronic transmission is, in fact, a person authorized to give such instructions, directions, reports, notices or other communications or information on behalf of the party purporting to send such e-mail; and the Trustee shall not have any liability for any losses, liabilities, costs or expenses incurred or sustained by any party as a result of such reliance upon or compliance with such instructions, directions, reports, notices or other communications or information. Each other party agrees to assume all risks arising out of the use of electronic methods to submit instructions, directions, reports, notices or other communications or information to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, notices, reports or other communications or information, and the risk of interception and misuse by third parties.

Section 12.03.  Communications by Holders with Other Holders. Holders may communicate pursuant to Trust Indenture Act § 312(b) with other Holders with respect to their rights under this Indenture, the Notes or the Guarantees. The Issuers, the Trustee, the Registrar and any other Person shall have the protection of Trust Indenture Act § 312(c).

Section 12.04.  Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuers to the Trustee to take any action under this Indenture, the Issuers shall furnish to the Trustee:

(i)   an Officer’s Certificate stating that, in the opinion of the signers, all conditions precedent to be performed or effected by the Issuers or the Guarantors, if applicable, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(ii)   an Opinion of Counsel stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

Section 12.05.  Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture, other than the Officer’s Certificate required by Section 4.05, shall include a statement to the following effect:

(i)   the Person making such certificate or opinion has read such covenant or condition;

(ii)   describing the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(iii)   in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with or satisfied; and

(iv)   whether or not, in the opinion of each such Person, such condition or covenant has been complied with; provided, however, that with respect to matters of fact, an Opinion of Counsel may rely on an Officer’s Certificate or certificates of public officials.

Section 12.06.  Rules by Paying Agent or Registrar. The Paying Agent or Registrar may make reasonable rules and set reasonable requirements for their functions.

Section 12.07.  Judgment Currency. The Issuers and the Guarantors, jointly and severally, agree to indemnify each of the Holders and the Trustee against any loss incurred by such Person as a result of any judgment or order being given or made for any amount due hereunder and such judgment or order being expressed and paid in a currency (the “Judgment Currency”) other than United States dollars and as a result of any variation as between (a) the rate of exchange at which the United States dollar amount is converted into the Judgment Currency for the purpose of such judgment or order, and (b) the rate of exchange at which such Holders or the Trustee is able to purchase United States dollars with the amount of the Judgment Currency actually received by the Person. The foregoing indemnity shall constitute a separate and independent obligation of the Issuers and the Guarantors and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, the relevant currency.

Section 12.08.  Legal Holidays. If a payment date is not a Business Day, payment may be made on the next succeeding day that is a Business Day with the same force and effect as if payment was made on such date and no interest shall accrue in respect of such payment for the intervening period.

Section 12.09.  Governing Law; Submission to Jurisdiction; Waiver of Immunity. (a) This Indenture, the Notes and the Guarantees shall be governed by and construed in accordance with the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby. For the avoidance of doubt, the application of articles 470-1 to 470-19 (inclusive) of the Luxembourg law of 10 August 1915 on commercial companies, as amended, is excluded.

(b)   By the execution and delivery of this Indenture, the Company (i) acknowledges that it has, by separate written instrument, designated and appointed JBS USA Food Company, with an office on the Issue Date at 1770 Promontory Circle, Greeley, Colorado 80634 (the “Authorized Agent”) (and any successor entity), as its authorized agent upon which process may be served in any suit or proceeding arising out of or relating to this Indenture, the Notes and any Guarantee that may be instituted in any federal or state court in The City of New York, Borough of Manhattan, State of New York or brought under federal or state securities laws, and acknowledges that the Authorized Agent has accepted such designation, (ii) submits to the jurisdiction of any such court in any such suit or proceeding, (iii) irrevocably waives any objection, including, but not limited to, any objection to the laying of venue or based on the grounds of, forum non conveniens, which it may now or hereafter have to the bringing of any such action, proceeding or litigation in such jurisdiction and (iv) agrees that service of process upon the Authorized Agent and written notice of said service to Parent in accordance with Section 12.02 shall be deemed in every respect effective service of process upon it, in any such suit or proceeding. The Company further agrees to take any and all action, including the execution and filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment of the Authorized Agent in full force and effect so long as any of the Notes shall be outstanding; provided that the Company may and to the extent the Authorized Agent ceases to be able to be served on the basis contemplated herein shall, by written notice to the Trustee, designate such additional or alternative agent for service of process under this paragraph (c) that (i) maintains an office located in the Borough of Manhattan, City of New York, State of New York and (ii) is either (x) counsel for such Person or (y) a corporate service company which acts as agent for service of process for other persons in the ordinary course of its business. Such written notice shall identify the name of such agent for service of process and the address of the office of such agent for service of process in the Borough of Manhattan, City of New York, State of New York.

(c)   To the extent that the Company has or hereafter may acquire any immunity from jurisdiction of any court of (i) any jurisdiction in which it owns or leases property or assets, (ii) the United States or the State of New York or (iii) Luxembourg, any political subdivision thereof or any other jurisdiction of any country or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property and assets or this Indenture, the Notes and the Guarantees or actions to enforce judgments in respect of any thereof, the Company hereby irrevocably waives such immunity in respect of their obligations under the above-referenced documents, to the extent permitted by law.

Section 12.10.  Waiver of Jury Trial. ALL PARTIES HERETO HEREBY IRREVOCABLY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 12.11.  No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret another indenture, loan or debt agreement of Parent or any of its Subsidiaries. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 12.12.  No Personal Liability of Directors, Officers, Employees and Stockholders. No past, present or future director, officer, employee, incorporator, member, manager or stockholder, as such, of an Issuer or any Guarantor shall have any liability for any obligations of the Issuers or of the Guarantors under the Notes, this Indenture, the Guarantees or for any claim based on, in respect of, or by reason of, those obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. This waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the Commission that such a waiver is against public policy.

Section 12.13.  Successors. All agreements of the Issuers and the Guarantors in this Indenture, the Notes and the Guarantees shall bind their respective successors. All agreements of the Trustee in this Indenture shall bind its successor.

Section 12.14.  Duplicate Originals. All parties may sign any number of copies of this Indenture. Each signed copy or counterpart shall be an original, but all of them together shall represent the same agreement.

Section 12.15.  Severability. To the extent permitted by applicable law, in case any one or more of the provisions in this Indenture, the Notes or any Guarantee shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

Section 12.16.  English Language. This Indenture has been negotiated and executed in the English language. All certificates, reports, notices and other documents and communications delivered or delivered pursuant to this Indenture (including any modifications or supplements hereto), shall be in the English language, or accompanied by a certified English translation thereof.

Section 12.17.  U.S.A. Patriot Act. The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. Patriot Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. Patriot Act.

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed all as of the date first written above.

JBS USA LUX S.A.

By:	/s/ Jeremiah O’Callaghan
	Name:	Jeremiah O’Callaghan
	Title:	A Director

JBS USA FOOD COMPANY

By:	/s/ Kiersten Sommers
	Name:	Kiersten Sommers
	Title:	Secretary

JBS USA FINANCE, INC.

By:	/s/ Kiersten Sommers
	Name:	Kiersten Sommers
	Title:	Secretary

JBS S.A.

By:	/s/ Eliseo Santiago Perez Fernandez
Name:	Eliseo Santiago Perez Fernandez
Title:	Managing and Controlling Officer

By:	/s/ Jeremiah O’Callaghan
Name:	Jeremiah O’Callaghan
Title:	Director

JBS Global Luxembourg S.à r.l.
société à responsabilité limitée
8-10 avenue de la Gare, L-1610
Luxembourg, Grand Duchy of Luxembourg
RCS B174209

By:	/s/ Jeremiah O’Callaghan
Name:	Jeremiah O’Callaghan
Title:	Manager

JBS Holding Luxembourg S.à. r.l.
société à responsabilité limitée
8-10 avenue de la Gare, L-1610
Luxembourg, Grand Duchy of Luxembourg
RCS B 195226

By:	/s/ Jeremiah O’Callaghan
Name:	Jeremiah O’Callaghan
Title:	Manager

JBS USA Holding Lux S.à. r.l.

By:	/s/ Jeremiah O’Callaghan
Name:	Jeremiah O’Callaghan
Title:	Manager

JBS Global Meat Holdings Pty. Limited

By:	/s/ Marcelo Siegmann
Name:	Marcelo Siegmann
Title:	Director

By:	/s/ Giovani Soares
Name:	Giovani Soares
Title:	Director

S&C RESALE COMPANY
SWIFT BEEF COMPANY
MILLER BROS. CO., INC.
SWIFT & COMPANY INTERNATIONAL
SALES CORPORATION
SWIFT PORK COMPANY
SWIFT BRANDS COMPANY
JBS GREEN BAY, INC.
JBS CARRIERS, INC.
JBS PLAINWELL, INC.
JBS PACKERLAND, INC.
JBS SOUDERTON, INC.
MOPAC OF VIRGINIA, INC.
JBS TOLLESON, INC.
CATTLE PRODUCTION SYSTEMS, INC.
SKIPPACK CREEK CORPORATION
JBS USA FOOD COMPANY HOLDINGS
JBS LIVE PORK, LLC
PLUMROSE HOLDINGS, INC.
PLUMROSE USA, INC.

By:	/s/ Kiersten Sommers
Name:	Kiersten Sommers
Title:	Secretary

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Michael W. McGuire
	Name:	Michael W. McGuire
	Title:	Vice President

EXHIBIT A

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

JBS USA LUX S.A.
JBS USA FOOD COMPANY
JBS USA FINANCE, INC.
5.500% Senior Notes due 2030

CUSIP No. [46590XAB2] / [L56608AE9]

ISIN No. [US46590XAB29] / [USL56608AE95]

No. [ ]	US$[ ][1]

JBS USA LUX S.A., a public limited liability company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg, with registered address at 8-10, avenue de la Gare, 1610 Luxembourg, and registered with the Luxembourg Registre de Commerce et des Sociétés under number B 203.443, JBS USA FOOD COMPANY, a Delaware corporation, and JBS USA FINANCE, INC., a Delaware corporation (the “Issuers”), for value received promise to pay to Cede & Co. or its registered assigns, the principal sum of [   ] [or such other amount as is provided in a schedule attached hereto]2 on January 15, 2030.

Interest Payment Dates: January 15 and July 15, commencing January 15, 2020.

Record Dates: January 1 and July 1.

Reference is made to the further provisions of this Note contained herein, which shall for all purposes have the same effect as if set forth at this place.

[1]	Securities purchased pursuant to Rule 144A totaling US$[●] / Securities purchased pursuant to Regulation S totaling US$[●].
[2]	This language should be included only if the Note is issued in global form.

IN WITNESS WHEREOF, the Issuers have caused this Note to be signed manually or by facsimile by its duly authorized Officer.

Dated:

JBS USA LUX S.A.

By:
Name:
Title:

JBS USA FOOD COMPANY

By:
Name:
Title:

JBS USA FINANCE, INC.

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the 5.500% Senior Notes due 2030 described in the within-mentioned Indenture.

Dated:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

(Reverse of Note)

5.500% Senior Notes due 2030

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

SECTION 1. Interest. JBS USA LUX S.A., a public limited liability company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg, with registered address at 8-10, avenue de la Gare, 1610 Luxembourg, and registered with the Luxembourg Registre de Commerce et des Sociétés under number B 203.443 (the “Company”), JBS USA FOOD COMPANY, a Delaware corporation, and JBS USA FINANCE, INC., a Delaware corporation (together with the Company and JBS USA Food Company, the “Issuers”), promise to pay interest on the principal amount of this Note at 5.500% per annum from August 6, 2019 until maturity. The Issuers shall pay interest semi-annually on January 15 and July 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day with the same force and effect as if payment was made on such date and no interest shall accrue in respect of such payment for the intervening period (each an “Interest Payment Date”), commencing January 15, 2020. Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. The Issuers shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand to the extent lawful at the interest rate applicable to the Notes; they shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

SECTION 2. Method of Payment. The Issuers shall pay interest on the Notes to the Persons who are registered Holders of Notes at the close of business on the January 1 and July 1 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes shall be issued in denominations of US$2,000 or an integral multiple of US$1,000 in excess thereof. The Issuers shall pay principal, premium, if any, and interest on the Notes in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts (“U.S. Legal Tender”). Principal, premium, if any, and interest on the Notes shall be payable at the office or agency of the Issuers maintained for such purpose except that, at the option of the Issuers, the payment of interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes; provided that for Holders of at least US$5.0 million in principal amount of the Notes that have given written wire transfer instructions to the Issuers and the Trustee at least ten Business Days prior to the applicable payment date, the Issuers shall make all payments of principal, premium and interest by wire transfer of immediately available funds to the accounts within the United States specified by the Holders thereof. Until otherwise designated by the Issuers, the Issuers’ office or agency in New York shall be the office of the Trustee maintained for such purpose. Presentation of notes is required at maturity.

SECTION 3. Paying Agent and Registrar. Initially, U.S. Bank National Association, the Trustee under the Indenture, shall act as Paying Agent and Registrar. The Issuers may change any Paying Agent or Registrar without notice to any Holder. Except as provided in the Indenture, the Issuers or any of their Subsidiaries may act in any such capacity.

SECTION 4. Indenture. The Issuers issued the Notes under an Indenture dated as of August 6, 2019 (“Indenture”) by and among the Issuers, the Guarantors and the Trustee, as amended or supplemented from time to time in accordance with the terms thereof. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb) (the “Trust Indenture Act”). The Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of such terms.

SECTION 5. Optional Redemption. The Company may choose to redeem all or any portion of the Notes, at once or over time, after giving the required notice under the Indenture, before January 15, 2025, upon payment of a Redemption Price calculated by the Company equal to the greater of:

(a) 101% of the principal amount of the Notes to be redeemed; and

(b) the present value at the Redemption Date (in each case, discounted from the applicable scheduled payment date) of (1) the Redemption Price of the Notes to be redeemed at January 15, 2025 (as set forth in the table below) plus (2) the remaining scheduled payments of interest from the Redemption Date through January 15, 2025 (but excluding accrued and unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Yield (determined on the second Business Day immediately preceding the Redemption Date) plus 50 basis points, plus, in either case, accrued and unpaid interest to but excluding the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date).

On or after January 15, 2025, the Company may redeem all or any all or any portion of the Notes, at once or over time, after giving the required notice under the Indenture, at the Redemption Prices set forth below (expressed as a percentage of principal amount of the Notes to be redeemed), plus accrued and unpaid interest, if any, to but excluding the applicable Redemption Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date), if redeemed during the twelve-month period beginning on January 15 of each of the years indicated below:

Year	Percentage
2025	102.750%
2026	101.833%
2027	100.917%
2028 and thereafter	100.000%

Prior to July 15, 2022, the Company may on any one or more occasions redeem up to 40% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) with the Net Cash Proceeds of one or more Equity Offerings at a redemption price equal to 105.500%, of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to but excluding the Redemption Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date); provided that

●	at least 50% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) remains outstanding after each such redemption; and

●	such redemption occurs within 120 days after the closing of such Equity Offering.

Any notice to the Holders of Notes of such a redemption must include the appropriate calculation of the Redemption Price, but need not include the Redemption Price itself. The actual Redemption Price must be set forth in an Officer’s Certificate of the Company delivered to the Trustee no later than two Business Days prior to the Redemption Date.

SECTION 6. Tax Redemption. If as a result of any change in or amendment to the laws (or any rules or regulations thereunder) of Luxembourg (or the jurisdiction of any successor issuer or successor or additional guarantor) or any political subdivision or taxing authority thereof or therein affecting taxation, or any amendment to or change in an official interpretation, administration or application of such laws, rules, or regulations (including a holding by a court of competent jurisdiction), which change or amendment becomes effective on or after the issue date of the Notes or, in the event there is a successor issuer or successor or additional guarantor on the Notes, on or after the date a successor assumes the obligations under the Notes or there is a successor or additional guarantor on the Notes, as the case may be, the Company, any Guarantor which is not formed or incorporated under the laws of the United States or any State of the United States or the District of Columbia (each, a “non-U.S. Guarantor”) or any successor issuer or successor or additional guarantor has or will become obligated to pay additional amounts as described under Section 11.04 of the Indenture in excess of the additional amounts the Company, non-U.S. Guarantors or any successor issuer or successor or additional guarantor would be obligated to pay if payments were subject to withholding or deduction for Taxes imposed by Luxembourg at a rate of 0% or, in the case of any successor issuer or successor or additional guarantor the withholding rate in effect at the time such person becomes a successor issuer or successor or additional guarantor (the “Minimum Withholding Level”), the Company, non-U.S. Guarantors or any successor issuer or successor or additional guarantor may, at their or its option, redeem all, but not less than all, of the Notes, at a redemption price equal to 100% of their principal amount, together with any interest accrued to the date fixed for redemption, upon publication of irrevocable notice not less than 30 days nor more than 90 days prior to the date fixed for redemption. No notice of such redemption may be given earlier than 90 days prior to the earliest date on which the Company, non-U.S. Guarantors or any successor issuer or successor or additional guarantor would, but for such redemption, be obligated to pay additional amounts above the Minimum Withholding Level. The Company, non-U.S. Guarantors or any successor issuer or successor or additional guarantor will not have the right to so redeem the Notes in the event the Company, non-U.S. Guarantors or any successor issuer or successor or additional guarantor becomes obligated to pay additional amounts which are less than the additional amounts payable at the Minimum Withholding Level. Notwithstanding the foregoing, none of the Company, non-U.S. Guarantors or any successor issuer or successor or additional guarantor will have the right to so redeem the Notes unless it has taken reasonable measures to avoid the obligation to pay additional amounts. For the avoidance of doubt, reasonable measures will not include the Company, non-U.S. Guarantors or any successor issuer or successor or additional guarantor changing or moving jurisdictions.

In the event that the Company, non-U.S. Guarantors or any successor issuer or successor or additional guarantor elects to so redeem the Notes, they or it will deliver to the trustee: (1) a certificate, signed in the name of the Company, non-U.S. Guarantors or any successor issuer or successor or additional guarantor by any two of its executive officers or by its attorney in fact or authorized signatories in accordance with its bylaws, stating that the Company, non-U.S. Guarantors or any successor issuer or successor or additional guarantor, as the case may be, are or is entitled to redeem the Notes pursuant to their terms and setting forth a statement of facts showing that the condition or conditions precedent to the right of the Company, non-U.S. Guarantors or any successor issuer or successor or additional guarantor to so redeem have occurred or been satisfied; and (2) an Opinion of Counsel, to the effect that the Company, non-U.S. Guarantors or any successor issuer or successor or additional guarantor has or will become obligated to pay additional amounts in excess of the additional amounts payable at the Minimum Withholding Level as a result of the change or amendment and that all governmental requirements necessary for the Company, non-U.S. Guarantors or any successor issuer or successor or additional guarantor to effect the redemption have been complied with. For the avoidance of doubt, reasonable measures will not include the Company, non-U.S. Guarantors or any successor issuer or successor or additional guarantor changing or moving jurisdictions.

SECTION 7. Notice of Redemption. Notice of redemption shall be delivered electronically or by first class mail (or in the case of Notes held in book-entry form, by electronic transmission) at least 30 days but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at its registered address. Notes in denominations larger than US$2,000 may be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof shall be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the Redemption Date, interest ceases to accrue on Notes or portions thereof called for redemption.

SECTION 8. Mandatory Redemption. The Issuers are not required to make any mandatory redemption or sinking fund payments with respect to the Notes. The Issuers or the Company may be required to offer to purchase the Notes pursuant to Sections 4.07 and 4.11 of the Indenture. The Issuers may at any time and from time to time purchase the Notes in the open market or otherwise. Any Notes purchased in the open market or otherwise will be canceled or remain outstanding as instructed by the Company. If the Company elects to cancel any Notes purchased by the Issuers, then the Company may deliver such purchased Notes to the Trustee for cancellation pursuant to Section 2.11 of the Indenture.

SECTION 9. Repurchase at Option of Holder. Upon the occurrence of a Change of Control Triggering Event, and subject to certain conditions set forth in the Indenture, the Issuers shall be required to offer to purchase all of the outstanding Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of repurchase.

The Company is, subject to certain conditions and exceptions, obligated to make an offer to purchase Notes at 100% of their principal amount, plus accrued and unpaid interest, if any, thereon to the date of repurchase, with certain net cash proceeds of certain sales or other dispositions of assets in accordance with the Indenture.

SECTION 10. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of US$2,000 and integral multiples of US$1,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Issuers, the Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuers and the Registrar are not required to transfer or exchange any Note selected for redemption. Also, the Issuers and the Registrar are not required to transfer or exchange any Notes for a period of 15 days before a selection of Notes to be redeemed.

SECTION 11. Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

SECTION 12. Amendment. Subject to certain exceptions, the Indenture and the Notes may be amended or supplemented with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding, and any existing Default or compliance with any provision may be waived with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding. Without notice to or consent of any Holder, the parties thereto may amend or supplement the Indenture and the Notes to, among other things, cure any ambiguity, defect or inconsistency in the Indenture, provide for uncertificated Notes in addition to certificated Notes, or comply with any requirements of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act.

SECTION 13. Defaults and Remedies. If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes generally may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency as set forth in the Indenture, with respect to the Issuers, all outstanding Notes shall become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture and the Notes. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Event of Default (except an Event of Default relating to the payment of principal or interest including an accelerated payment or the failure to make a payment on the Change of Control Payment Date or the Net Proceeds Payment Date pursuant to an Asset Sale Offer or an Event of Default in complying with the provisions of Article Six of the Indenture) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the Notes then outstanding by written notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Event of Default and its consequences under the Indenture except a continuing Event of Default in the payment of interest on, or the principal of, or the premium on, the Notes.

SECTION 14. Restrictive Covenants. The Indenture contains certain covenants that, among other things, limit the ability of the Company and its Restricted Subsidiaries to make restricted payments, to incur indebtedness, to create liens, to sell assets, to permit restrictions on dividends and other payments by Restricted Subsidiaries of the Issuers, to consolidate, merge or sell all or substantially all of its assets or to engage in transactions with affiliates. The limitations are subject to a number of important qualifications and exceptions. The Company must annually report to the Trustee on compliance with such limitations and other provisions in the Indenture.

SECTION 15. No Recourse Against Others. No past, present or future director, officer, employee, incorporator, stockholder, member or manager of the Issuers or of any Guarantor shall have any liability for any obligations of the Issuers under the Notes or the Indenture, or of any Guarantor under its Guarantee or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

SECTION 16. Guarantees. This Note shall be entitled to the benefits of certain Guarantees made for the benefit of the Holders. Reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and obligations thereunder of the Guarantors, the Trustee and the Holders.

SECTION 17. Trustee Dealings with the Issuers. Subject to certain terms, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with Issuers and their respective Subsidiaries or their respective Affiliates as if it were not the Trustee.

SECTION 18. Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

SECTION 19. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entirety), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

SECTION 20. CUSIP and ISIN Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuers have caused CUSIP and ISIN numbers to be printed on the Notes and the Trustee may use CUSIP or ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

SECTION 21. Governing Law. This Note shall be governed by, and construed in accordance with, the laws of the State of New York. For the avoidance of doubt, the application of articles 470-1 to 470-19 (inclusive) of the Luxembourg law of 10 August 1915 on commercial companies, as amended, is excluded.

The Issuers shall furnish to any Holder upon written request and without charge a copy of the Indenture.

JBS USA LUX S.A.
JBS USA FOOD COMPANY
JBS USA FINANCE, INC.
5.500% Senior Notes due 2030

ASSIGNMENT FORM

I or we assign and transfer this Note to

(Print or type name, address and zip code of assignee or transferee)

(Insert Social Security or other identifying number of assignee or transferee)

and irrevocably appoint ______________________________agent to transfer this Note on the books of the Issuers.

The agent may substitute another to act for him.

Dated: _________________	Signed:
(Sign exactly as name appears on the other side of this Note)

Signature Guarantee:
Participant in a recognized Signature Guarantee Medallion Program

In connection with any transfer of this Note occurring prior to the date which is the date following the first anniversary of the original issuance of this Note, the undersigned confirms that it has not utilized any general solicitation or general advertising in connection with the transfer and is making the transfer pursuant to one of the following:

[Check One]

(1)	☐	to Parent or a subsidiary thereof; or

(2)	☐	to a person who the transferor reasonably believes is a “qualified institutional buyer” pursuant to and in compliance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”); or

(3)	☐	to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) that has furnished to the Trustee a signed letter containing certain representations and agreements (the form of which letter can be obtained from the Company); or

(4)	☐	outside the United States to a non-”U.S. person” as defined in Rule 902 of Regulation S under the Securities Act in compliance with Rule 904 of Regulation S under the Securities Act; or

(5)	☐	pursuant to the exemption from registration provided by Rule 144 under the Securities Act; or

(6)	☐	pursuant to an effective registration statement under the Securities Act.

and unless the box below is checked, the undersigned confirms that such Note is not being transferred to an “affiliate” of the Issuers as defined in Rule 144 under the Securities Act (an “Affiliate”):

☐ The transferee is an Affiliate of the Issuers.

Unless one of the foregoing items (1) through (6) is checked, the Trustee shall refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered Holder thereof; provided, however, that if item (3), (4) or (5) is checked, the Issuers may require, prior to registering any such transfer of the Notes, in their sole discretion, such written legal opinions, certifications (including an investment letter in the case of box (3) or (4)) and other information as the Issuers have reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

If none of the foregoing items (1) through (6) are checked, the Trustee or Registrar shall not be obligated to register this Note in the name of any person other than the Holder hereof unless and until the conditions to any such transfer of registration set forth herein and in Section 2.16 of the Indenture shall have been satisfied.

Dated: _________________	Signed:
(Sign exactly as name appears on the other side of this Note)

Signature Guarantee:
Participant in a recognized Signature Guarantee Medallion Program

TO BE COMPLETED BY PURCHASER IF (2) ABOVE IS CHECKED

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuers as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated: _________________	NOTICE:	To be executed by an executive officer

JBS USA LUX S.A.
JBS USA FOOD COMPANY
JBS USA FINANCE, INC.
5.500% Senior Notes due 2030

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuers pursuant to Section 4.07 or Section 4.11 of the Indenture, check the appropriate box:

Section 4.07 [    ]             Section 4.11 [   ]

If you want to elect to have only part of this Note purchased by the Issuers pursuant to Section 4.07 or Section 4.11 of the Indenture, state the amount (in denominations of US$2,000 and integral multiples of US$1,000): US$_______________

Dated: _________________	Signed:
(Sign exactly as name appears on the other side of this Note)

Signature Guarantee:
Participant in a recognized Signature Guarantee Medallion Program

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE3

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Physical Note, or exchanges of a part of another Global Note or Physical Note for an interest in this Global Note, have been made:

Date of Transfer or Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee

[3]	This schedule should be included only if the Note is issued in global form.

EXHIBIT B

FORM OF LEGENDS

Each Global Note and Physical Note that constitutes a Restricted Security shall bear the following legend (the “Private Placement Legend”) on the face thereof until at least one year after the later of the date of issuance of such Note and the last date on which the Issuers or any of their Affiliates was the owner of such Note or any predecessor of such Note and on which the Issuers instruct the Trustee that the Private Placement Legend shall be deemed removed from such Note, unless otherwise agreed by the Issuers and the Holder thereof or if such legend is no longer required by Section 2.16(f) of the Indenture:

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED NOTES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH NOTE, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF 144A GLOBAL NOTES: ONE YEAR] [IN THE CASE OF TEMPORARY REGULATION S GLOBAL NOTES: 40 DAYS] AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE ISSUERS OR ANY AFFILIATE OF THE ISSUERS WAS THE OWNER OF THIS NOTE (OR ANY PREDECESSOR OF SUCH NOTE) [IN THE CASE OF RULE 144A NOTES: AND ON WHICH THE ISSUERS INSTRUCT THE TRUSTEE THAT THIS LEGEND SHALL BE DEEMED REMOVED FROM THE NOTE, IN ACCORDANCE WITH THE PROCEDURES DESCRIBED IN THE INDENTURE RELATING TO THIS NOTE], ONLY (A) TO THE ISSUERS, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE NOTES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(A)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS AN INSTITUTIONAL ACCREDITED INVESTOR ACQUIRING THE NOTE FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF SUCH AN INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF THE NOTES OF US$250,000, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO OR FOR OFFER OR SALE IN CONNECTION WITH ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUERS’ AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE. [IN THE CASE OF REGULATION S NOTES: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.]

Each Global Note authenticated and delivered hereunder shall also bear the following legend (the “Global Note Legend”):

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE OF A DEPOSITORY OR A SUCCESSOR DEPOSITORY. THIS NOTE IS NOT EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS NOTE (OTHER THAN A TRANSFER OF THIS NOTE AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

B-1

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUERS OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF CEDE & CO. OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN SECTION 2.16 OF THE INDENTURE.

Each Temporary Regulation S Global Note shall also bear the following legend (the “Temporary Regulation S Global Note Legend”):

THIS GLOBAL NOTE IS A TEMPORARY GLOBAL NOTE FOR PURPOSES OF REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NEITHER THIS TEMPORARY GLOBAL NOTE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD OR DELIVERED, EXCEPT AS PERMITTED UNDER THE INDENTURE REFERRED TO BELOW.

NO BENEFICIAL OWNERS OF THIS TEMPORARY GLOBAL NOTE SHALL BE ENTITLED TO RECEIVE PAYMENT OF PRINCIPAL OR INTEREST HEREON UNLESS THE REQUIRED CERTIFICATIONS HAVE BEEN DELIVERED PURSUANT TO THE TERMS OF THE INDENTURE.

Each Affiliate Global Note or Physical Note delivered pursuant to Section 2.18 of the Indenture shall also bear the following legend (the “Affiliate Legend”):

INTERESTS IN THIS GLOBAL NOTE MAY BE HELD BY AFFILIATES (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) OF JBS USA LUX S.A., JBS USA FOOD COMPANY AND JBS USA FINANCE, INC. OR BY PERSONS WHO HAVE ACQUIRED SUCH INTERESTS FROM AN AFFILIATE IN A TRANSACTION OR CHAIN OF TRANSACTIONS NOT INVOLVING ANY PUBLIC OFFERING. ACCORDINGLY, EXCEPT AS PERMITTED BY THE INDENTURE, INTERESTS IN THIS GLOBAL NOTE MAY NOT BE TRANSFERRED OR EXCHANGED FOR INTERESTS IN A GLOBAL NOTE THAT IS NOT A RESTRICTED SECURITY (AS DEFINED IN THE INDENTURE) UNTIL THE DATE THAT IS ONE YEAR (OR SUCH SHORTER PERIOD AS MAY BE PERMITTED BY THE INDENTURE AND RULE 144 UNDER THE SECURITIES ACT (OR ANY SUCCESSOR PROVISION THEREOF)) AFTER THE LAST DATE ON WHICH ANY OF JBS USA LUX S.A., JBS USA FOOD COMPANY OR JBS USA FINANCE, INC. OR ANY AFFILIATE THEREOF WAS THE OWNER OF SUCH INTEREST.

Any Additional Notes so designated by the Company shall also bear the following legend (the “Original Issue Discount Legend”):

THIS NOTE WAS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR U.S. FEDERAL INCOME TAX PURPOSES. JBS USA LUX S.A. AGREES TO PROMPTLY MAKE AVAILABLE TO THE HOLDER OF THIS NOTE, UPON WRITTEN REQUEST, THE ISSUE PRICE, THE AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY WITH RESPECT TO THE NOTE. ANY SUCH WRITTEN REQUEST SHOULD BE SENT TO JBS USA LUX S.A. AT THE FOLLOWING ADDRESS: JBS USA LUX S.A., 1770 PROMONTORY CIRCLE, GREELEY, CO 80634, ATTENTION: TREASURER.

B-2

EXHIBIT C

FORM OF CERTIFICATE TO BE
DELIVERED IN CONNECTION WITH
TRANSFERS TO NON-QIB INSTITUTIONAL ACCREDITED INVESTORS

[     ], [    ]

U.S. Bank National Association
950 17th Street
DN-CO-5GCT
Denver, CO 80202
Attention: Global Corporate Trust

Ladies and Gentlemen:

In connection with our proposed purchase of 5.500% Senior Notes due 2030 (the “Notes”) of JBS USA LUX S.A., a public limited liability company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg, with registered address at 8-10, avenue de la Gare, 1610 Luxembourg, and registered with the Luxembourg Registre de Commerce et des Sociétés under number B 203.443 (the “Company”), JBS USA FOOD COMPANY, a Delaware corporation, and JBS USA FINANCE, INC., a Delaware corporation (together with the Company and JBS USA Food Company, the “Issuers”), we confirm that:

1. We understand that any subsequent transfer of the Notes is subject to certain restrictions and conditions set forth in the Indenture relating to the Notes (the “Indenture”), and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes except in compliance with, such restrictions and conditions and the Securities Act of 1933, as amended (the “Securities Act”), and all applicable state securities laws.

2. We understand that the offer and sale of the Notes have not been registered under the Securities Act and that the Notes may not be offered, sold, pledged or otherwise transferred except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell, offer, pledge or otherwise transfer any Notes, we shall do so only (1) to the Issuer, (2) pursuant to a registration statement that has been declared effective under the Securities Act, (3) for so long as the Notes are eligible for resale pursuant to Rule 144A under the Securities Act, to a Person it reasonably believes is a “qualified institutional buyer” as defined in Rule 144A under the Securities Act that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that the transfer is being made in reliance on Rule 144A, (4) pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (5) to an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act that is an institutional accredited investor acquiring the security for its own account or for the account of such an institutional accredited investor, in each case in a minimum principal amount of the securities of US$250,000, for investment purposes and not with a view to or for offer or sale in connection with any distribution in violation of the Securities Act and who prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to the Trustee (as defined in the Indenture) a signed letter containing certain representations and agreements relating to the restrictions on transfer of the Notes (the form of which letter can be obtained from the Company) and we further agree to provide to any person purchasing any of the Notes from us a notice advising such purchaser that resales of the Notes are restricted as stated herein.

C-1

3. We are not acquiring the Notes for or on behalf of, and shall not transfer the Notes to, any employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any plan, individual retirement accounts or other arrangements subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or provisions under any federal, state, local, or non-U.S. or other laws or regulations that are similar to such provisions of ERISA of the Code or any entity whose underlying assets are considered to include “plan assets” of such plans, accounts or arrangements, except as permitted in the Sections entitled “Transfer Restrictions” and “Certain ERISA Considerations” of the Offering Memorandum.

4. We understand that, on any proposed resale of any Notes, we shall be required to furnish to the Trustee and the Issuers such certification, legal opinions and other information as the Issuers may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the Notes purchased by us shall bear a legend to the foregoing effect.

5. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or their investment, as the case may be.

6. We are acquiring the Notes purchased by us for our account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion.

You, as Trustee, the Issuers, counsel for the Issuers and others are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

Very truly yours,

[Name of Transferee]

By:
Name:
Title:

Signature Guarantee:
Participant in a recognized Signature Guarantee Medallion Program

C-2

EXHIBIT D

FORM OF CERTIFICATE TO BE DELIVERED
IN CONNECTION WITH TRANSFERS
PURSUANT TO REGULATION S

[     ], [    ]

U.S. Bank National Association
950 17th Street
DN-CO-5GCT
Denver, CO 80202
Attention: Global Corporate Trust

Re:	JBS USA LUX S.A. JBS USA FOOD COMPANY and JBS USA FINANCE, INC. (together, the “Issuers”) 5.500% Senior Notes due 2030 (the “Notes”)

Ladies and Gentlemen:

In connection with our proposed sale of US$[    ] aggregate principal amount of the Notes, we confirm that such sale has been effected pursuant to and in accordance with Regulation S under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we represent that:

(1) the offer of the Notes was not made to a person in the United States;

(2) either (a) at the time the buy offer was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States, or (b) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither we nor any person acting on our behalf knows that the transaction has been prearranged with a buyer in the United States;

(3) no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S, as applicable;

(4) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act; and

(5) we have advised the transferee of the transfer restrictions applicable to the Notes.

You, as Trustee, the Issuers, counsel for the Issuers and others are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.

Very truly yours,

[Name of Transferor]

By:
Name:
Title:

Signature Guarantee:
Participant in a recognized Signature Guarantee Medallion Program

D-1

EXHIBIT E

FORM OF CERTIFICATE TO BE DELIVERED IN CONNECTION WITH
TRANSFERS OF TEMPORARY REGULATION S GLOBAL NOTE

________________, ______

U.S. Bank National Association
950 17th Street
DN-CO-5GCT
Denver, CO 80202
Attention: Global Corporate Trust

Re:	JBS USA LUX S.A., JBS USA FOOD COMPANY and JBS USA FINANCE, INC. (together, the “Issuers”) 5.500% Senior Notes due 2030 (the “Notes”)

Dear Sirs:

This letter relates to US$[ ] principal amount of Notes represented by a certificate (the “Legended Certificate”) which bears a legend outlining restrictions upon transfer of such Legended Certificate. Pursuant to Sections 2.01 and 2.16(c) of the Indenture (the “Indenture”) dated as of August 6, 2019 relating to the Notes, we hereby certify that we are (or we shall hold such securities on behalf of) a person outside the United States to whom the Notes could be transferred in accordance with Rule 904 of Regulation S promulgated under the U.S. Securities Act of 1933, as amended.

You, as Trustee, the Issuers, counsel for the Issuers and others are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this letter have the meanings set forth in Regulation S.

Very truly yours,

[Name of Proposed Transferee]

By:
Name:
Title:

Signature Guarantee:
Participant in a recognized Signature Guarantee Medallion Program

E-1